--------------------------------------------------------------------------------




                                    CONECTIV






                             ----------------------

                                    FORM U5S



                                  ANNUAL REPORT
                                       TO
                       SECURITIES AND EXCHANGE COMMISSION

                                 ---------------










                                FOR THE YEAR 1999

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


ITEM                                                                                      PAGE REF.
----                                                                                      ---------
1        System Companies and Investments Therein as of December 31, 1999                         1

2        Acquisitions or Sales of Utility Assets                                                  3

3        Issue, Sale, Pledge, Guarantee or Assumption of System Securities                        4

4        Acquisition, Redemption or Retirement of System Securities                               5

5        Investments in Securities of Nonsystem Companies                                         7

6        Officers and Directors                                                                   8

7        Contributions and Public Relations                                                      28

8        Service, Sales and Construction Contracts                                               29

9        Wholesale Generators and Foreign Utility Companies                                      29

10       Financial Statements and Exhibits                                                       30

         Consolidating Financial Statements                                              F-1 to F-4

         Signature of Registrant's Officer                                                       32

         Exhibits:
                  SEC Act of 1934 Reports                                                         A

                  Corporate Organization & By-Laws                                                B

                  Indentures or Contracts                                                         C

                  Tax Allocation Agreement                                                        D

                  Other Documents Prescribed by Rule or Order                                     E

                  Report of Independent Public Accountants                                        F

                  Financial Data Tables                                                           G

                  Organizational Chart of Exempt Wholesale Generators or Foreign
                  Utility Holding Companies                                                       H

                  Financial Statements Regarding Exempt Wholesale Generators
                  or Foreign Utility Holding Companies                                            I

ITEM 1.  SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1999

                                                                  NUMBER OF
                                                                   COMMON              % OF                        OWNER'S
                                                                   SHARES             VOTING    ISSUER BOOK       BOOK VALUE
NAME OF COMPANY                                                    OWNED               POWER    VALUE ($000)        ($000)
-----------------------------------------------------------------------------------------------------------------------------
CONECTIV (a)
     Atlantic City Electric Company (ACE)                         18,320,937            100        677,849         677,849
          ACE REIT, Inc (ACE REIT) (b)                                 1,000            100            102             102
          Atlantic Capital I  (ACE Capital I)                            N/A            100          2,165           2,165
          Atlantic Capital II  (ACE Capital II)                          N/A            100            773             773
     Atlantic Generation, Inc. (AGI) (c)                                 100            100         39,212          39,212
          Binghamton General, Inc.  (BING GEN)                           100            100            252             252
          Binghamton Limited, Inc.  (BING LTD)                           100            100            468             468
          Pedrick General., Inc.  (PED GEN)                              100            100          9,819           9,819
          Vineland General, Inc.  (VINE LTD)                             100            100          3,951           3,951
          Vineland Limited, Inc.  (VINE GEN)                             100            100            400             400
     Atlantic Southern Properties, Inc.  (ASP)                           100            100            906             906
     Conectiv Atlantic Generation, L.L.C                                   *              *              *               *
     Conectiv Brands, Inc.                                                 *              *              *               *
     Conectiv Communications, Inc.  (CCI) (d)                          1,000            100          2,845           2,845
          Conectiv Communications of Virginia, Inc.(CCV) (e)           1,000            100             --              --
     Conectiv Energy Holding Company                                       *              *              *               *
     Conectiv Energy, Inc. (Conectiv Energy)                           1,000            100             80              80
     Conectiv Energy Supply, Inc.  (CES)                               1,000            100         14,574          14,574
          Conectiv Operating Services Company (COSC)                   1,000            100          6,339           6,339
     Conectiv Resource Partners, Inc.  (CRP)                           1,000            100           (130)           (130)
     Conectiv Services, Inc.  (CSI)                                    1,000            100         12,460          12,460
          Conectiv Plumbing LLC  (Plumbing)                            1,000            100          6,628           6,628
          Conectiv Thermal Systems, Inc.  (CTS) (f)                      100            100          8,079           8,079
              Atlantic Jersey Thermal Systems, Inc.  (AJTS)              100            100             11              11
              Atlantic-Pacific Glendale, L.L.C. (AP Glendale)            N/A             50          3,270           3,270
              Atlantic-Pacific Las Vegas, LLC (AP Las Vegas)             N/A             50         38,120          38,120
              ATS Operating Services, Inc.  (ATS Operating)               50            100             --              --
              Thermal Energy Limited Partnership  (TELP)                 N/A            100          6,977           6,977
          Enerval, L.L.C. (Enerval)                                      N/A            100           (654)           (654)
     Conectiv Solutions, LLC (Solutions) (g)                             N/A            100         36,359          36,359
          ATE Investment, Inc.  (ATE) (h)                                100            100         54,491          54,491
              King Street Assurance Ltd. (KSA) (i)                   120,000            100         49,914          49,914
          Millennium Account Services, LLC (MAS)                         N/A             50            279             279
     Delmarva Capital Investments, Inc.  (DCI) (j)                     1,000            100         21,812          21,812
          DCI I, Inc.  (DCI I)                                         1,000            100         (4,430)         (4,430)
          DCI II, Inc.  (DCI II)                                       1,000            100          4,337           4,337
          DCTC-Burney, Inc.  (Burney) (k)                              1,000            100         12,539          12,539
     Delmarva Power & Light Company  (DPL)                             1,000            100        676,081         676,081
          Conectiv Delmarva Generation, Inc. (CDG) (l)                 1,000            100            102             102
          Delmarva Financing I  (DPL Financing)                          N/A            100          2,165           2,165
     Delmarva Services Company  (DSC) (m)                              1,000            100          8,549           8,549

     *    Inactive company


                                       (1)

ITEM 1.  Continued.

NOTES  ($ in Thousands):

(a) Conectiv owns 1,875,000 shares of Class D Preferred Stock, which is convertible, under certain terms and conditions, into approximately 5.6% of the outstanding common stock of EMAX Solutions Partners, Inc., a Delaware corporation that helps pharmaceutical companies manage reagent and compound inventories. As of December 31, 1999, the book value was $840. Conectiv also owns an approximate 1.5% limited partnership interest in Tech Leaders II, a Delaware limited partnership that invests in energy and technology companies. As of December 31, 1999, the book value was $1,329.

(b) ACE REIT is a Delaware Corporation incorporated on March 12, 1998 to hold real estate investments.

(c) AGI owns a 4.9% limited partnership interest in Energy Investors Fund III, L.P. (Project Finance Fund), a Delaware limited partnership that invests in independent power production facilities. As of December 31, 1999, the book value was $3,294.

(d) CCI owns 55,161 unregistered shares, or approximately 1% of the outstanding shares, of D&E Communications, Inc., a Pennsylvania corporation and publicly-held telecommunications company that holds a broadband PCS license. As of December 31, 1999, the book value was $1,048.

(e) CCV is a Virginia corporation incorporated on November 12, 1999 to provide telecommunications services in Virginia.

(f) CTS holds a 50% interest in AP Glendale, a Delaware limited liability company formed to construct, own and operate integrated energy facilities. The book value as of December 31, 1999 was $3,270. CTS holds a 50% interest in AP Las Vegas, a Delaware limited liability company formed to finance, own and operate integrated energy facilities. The book value as of December 31, 1999 was $38,120.

(g) Solutions holds a 50% interest in MAS, a Delaware limited liability company formed on January 1, 1999 to provide meter reading services in southern New Jersey. The book value as of December 31, 1999 was $279.

(h) ATE owns 160 shares of common stock of Black Light Power, Inc., a development stage company that is engaged in hydrogen based energy production. As of December 31, 1999, the book value was $240.

(i) KSA is a Bermuda corporation incorporated on April 4, 1999 to provide reinsurance associated with risks of warranties issued for heating, ventilation and cooling equipment. KSA owns a 94% limited partnership interest in EnerTech Capital Partners L.P., a limited partnership that invests in and supports a variety of energy technology growth companies. The book value as of December 31, 1999 was $25,101. At December 31, 1999, KSA held an approximate 30% limited partnership interest in EnerTech Capital Partners II L.P., a limited partnership that invests in and supports a variety of energy technology growth companies. The book value as of December 31, 1999 was $1,500.

(j) DCI holds a 4.7% limited partnership interest in Luz Solar Partners, Ltd. IV which owns a solar powered generating station. The book value as of December 31, 1999, was $1,337. DCI owns a 27.5% limited partnership interest in UAH-Hydro Kennebec, L.P., a New York limited partnership which owns a hydro-electric project. The book value as of December 31, 1999, was $1,746.


                                       (2)

(k) Forest Products, L.P. is a Delaware limited partnership in which Burney is the sole 1% general partner, and which is a general partner in Burney Forest Products, A Joint Venture. Burney Forest Products, A Joint Venture, is a California general partnership which is owned by Burney and Forest Products, L.P. The partnership owns a wood-burning qualifying facility in Burney, CA. Burney's total direct and indirect ownership interest is 45%. The book value as of December 31, 1999, was $4,505.

(l) CDG, formerly known as DPL REIT, Inc., is a Delaware corporation incorporated on March 12, 1998 to hold real estate investments.

(m) As of December 31, 1999, DSC held 127,750 shares (or 2.5%) of the common stock of Chesapeake Utilities Corporation, a publicly traded utility company with gas utility operations in Delaware, Maryland and Florida. As of December 31, 1999, the book value was $1,571.


ITEM 2.  ACQUISITIONS OR SALES OF UTILITY ASSETS

                      BRIEF DESCRIPTION OF
NAME OF COMPANY       TRANSACTION                    CONSIDERATION     EXEMPTION
---------------       -------------------------      -------------     ---------
Delmarva Power &      Sale of Dupont Substation
Light                 Seaford, Delaware                $3,804,200        44(b)


                                       (3)

ITEM 3. ISSUES, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES DURING 1999

                                                                                  PRINCIPAL AMOUNT OR
                                                                                     STATED VALUE
                                                                                     ------------
                                                            NAME OF COMPANY                     PLEDGED,
                     NAME OF ISSUER                   ISSUING, SELLING, PLEDGING  ISSUED AND  GUARANTEED,
                           AND                             GUARANTEEING, OR          SOLD      OR ASSUMED     DATE OF   PROCEEDS
                     TITLE OF ISSUE                       ASSUMING SECURITIES       ($000)       ($000)    TRANSACTION   ($000)
                     --------------                       -------------------       ------       ------    -----------   ------
DPL
    Variable Rate Tax-Exempt Pollution Control Bonds              DPL               22,330                     7/1/99    22,330
    Variable Rate Tax-Exempt Pollution Control Bonds              DPL               11,000                     7/1/99    11,000


ACE
    5.47% Short Term Notes due 3/10/00                            ACE               30,000                    6/14/99    30,000


ACE
     Credit Facility                                              ACE              228,500                    12/28/99  228,500


Various
    Surety Bonds                                                Various                          98,462       Various      n/a

                     NAME OF ISSUER
                           AND                           COMMISSION
                     TITLE OF ISSUE                     AUTHORIZATION
                     --------------                     -------------
DPL
    Variable Rate Tax-Exempt Pollution Control Bonds        Rule 52
    Variable Rate Tax-Exempt Pollution Control Bonds        Rule 52


ACE
    5.47% Short Term Notes due 3/10/00                      Rule 52


ACE
     Credit Facility                                        Rule 52


Various
    Surety Bonds                                            Rule 45


         The above do not include guarantees of system companies which have been authorized by Commission order under the Public Utility Holding Company Act of 1935 and which are subject to Rule 24 certificate filing requirements.


                                       (4)

ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES DURING 1999

                                                    PRINCIPAL AMOUNT
                                COMPANY ACQUIRING      REDEEMED AND                               EXTINGUISHMENT (E)
        NAME OF ISSUER AND         REDEEMING OR          RETIRED        DATE OF    CONSIDERATION  OR HELD FOR FURTHER    COMMISSION
          TITLE OF ISSUE       RETIRING SECURITIES       ($000)       TRANSACTION      ($000)       DISPOSITION (D)    AUTHORIZATION
          --------------       -------------------       ------       -----------      ------       ---------------    -------------
DP&L
7.50% Medium Term Notes                DPL           30,000     (a)      5/1/99        30,000              E               Rule 42
6.95% First Mortgage Bonds             DPL            1,187     (b)      6/1/99         1,187              E               Rule 42
7.3%  Pollution Control Bonds          DPL           22,330     (c)      9/1/99        23,000              E               Rule 42
7.5%  Pollution Control Bonds          DPL           11,000     (d)     10/1/99        11,220              E               Rule 42
7.25% Tax exempt                       DPL             50               12/1/99          50                E               Rule 42
7.125% Tax exempt                      DPL             50               12/1/99          50                E               Rule 42

              (a) All $30,000,000 7.5% Series MTN's due on May 1, 1999 were retired on May 1, 1999 at a cost of $30,000,000, plus $1,125,000 accrued Interest

              (b) Sinking Fund payment of $1,186,800 was made on June 1, 1999 as per the Prospectus Supplement dated February 3, 1995 for the issuance of $25,800,000 of 6.95% Amortizing Bonds due June 1, 2008

              (c) $22,330,000 of the 7.3% PC DEDA bonds due on 9/1/2015 were retired on September 1, 1999 at a cost of $22,999,999 plus $815,045 accrued interest

              (d) $11,000,000 of the 7.5% PC DEDA bonds due on 10/1/17 were redeemed on October 1, 1999 at a cost of $11,220,000 plus accrued interest of 412,500.

ACE
7.54% Medium Term Notes                ACE            4,000     (a)     5/19/99         4,000              E               Rule 42
7.52% Medium Term Notes                ACE           26,000     (b)     5/19/99        26,000              E               Rule 42
7.0% First Mortgage Bonds              ACE            4,000     (c)      6/8/99         3,995              E               Rule 42
7.52% First Mortgage Bonds             ACE            8,500     (d)     6/11/99         8,490              E               Rule 42
6.625% First Mortgage Bonds            ACE            6,400     (e)     6/14/99         6,373              E               Rule 42
6.375%Pollution Control Bonds          ACE             75               12/1/99          75                E               Rule 42

              (a) All 4,000,000 7.54% Medium Term Notes due on May 15, 1999
                  were retired on May 15, 1999 At a cost of $4,000,000, plus $150,800 accrued Interest

              (b) All $26,000,000 7.25% Medium Term Notes due on May 19, 1999
                  were retired on May 19, 1999 At a cost of $2,500,000, plus $90,625 accrued Interest

              (c) $4,000,000 of the First Mortgage Bonds due 9/1/23 were redeemed on June 9, 1999 at a cost of $3,995,000 plus accrued interest of $76,222.22

              (d) $8,500,000 of the First Mortgage Bonds due 9/1/23 were redeemed on June 11, 1999 at a cost of $8,489,375 plus accrued interest of $165,277.78 (e)$6,400,000 of the First Mortgage Bonds due 8/1/13 were redeemed on June 14, 1999 at a cost of 6,373,120 plus accrued interest of $156,644.44


                                      (5)

                        COMPANY ACQUIRING                                                 EXTINGUISHMENT (E)
NAME OF ISSUER AND         REDEEMING OR        SHARES        DATE OF      CONSIDERATION   OR HELD FOR FURTHER    COMMISSION
  TITLE OF ISSUE       RETIRING SECURITIES    ACQUIRED     TRANSACTION        ($000)         DISPOSITION (D)    AUTHORIZATION
  --------------       -------------------    --------     -----------        ------         ---------------    -------------
Conectiv
Common Stock                 Conectiv         1,670,000      various          31,397                E               Rule 42

Conectiv
Common Stock                 Conectiv           1,060        various            24                  D               Rule 42


Conectiv
Common Stock                 Conectiv        12,768,215       Jun-99          345,610               E               Rule 42

Conectiv
Class A Common Stock         Conectiv          818,297        Jun-99          13,366                E               Rule 42


                                      (6)

ITEM 5. INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES

The aggregate amount of investments at December 31, 1999, in persons operating in the system's retail area are shown below. Please refer to the footnotes to
Item 1 for a description of other investments in nonsystem companies.

                       AGGREGATE AMOUNT OF INVESTMENTS         NUMBER OF
   NAME OF            IN PERSONS (ENTITIES) OPERATING IN        PERSONS            DESCRIPTION OF
SYSTEM COMPANY       RETAIL SERVICE AREA OF OWNER ($000)      (ENTITIES)        PERSONS OR ENTITIES
--------------       -----------------------------------      ----------      -------------------------
ACE (1)                              351                          (3)         Retail Company Securities

DPL (1)                              250                          (8)         Retail Company Securities

              (1) All of DPL's and ACE's investments in securities represent bankruptcy distributions applicable to obligations of customers incurred in the ordinary course of business


                                      (7)

ITEM 6.  OFFICERS AND DIRECTORS

Part I. Names, principal business address and positions held as of December 31, 1999.

         The names and positions held as of December 31, 1999 of the officers and directors of System companies is presented in the tables on the pages that follow. The principal business address of each officer and director is:

                          800 King Street
                          Wilmington, Delaware 19899

         The symbols used to indicate the positions held by officers and directors are shown in the position symbol key as follows:


         POSITION KEY CODE
         -------------------------------------

         AS - Assistant Secretary
         AT - Assistant Treasurer
         C - Controller
         CB - Chairman of the Board
         CEO - Chief Executive Officer
         CFO - Chief Financial Officer
         COO - Chief Operating Officer
         D -  Director
         EVP - Executive Vice President
         GC - General Counsel
         GM -General Manager
         P - President
         S - Secretary
         SVP - Senior Vice President
         T - Treasurer
         VC - Vice Chairman
         VP - Vice President


                                       (8)

Item 6, Part 1 Continued

                         ATE       ACE          AGI      AJTS       ASP         ATS    BING GEN  BING LTD   CONECTIV      CCI
                       --------  ----------  --------  --------  ----------  --------  --------  --------  ----------  --------
Arturo F. Agra                               VP,AT,AS  VP,AT,AS              VP,AT,AS  VP,AT,AS  VP,AT,AS
Robert L. Aveyard                                                                                          VP
John Bagnell                     AS
Larry J. Bainter       VP
Frank Balotti                                                                                              D
David Blake                                                                                                VP
Roberta S. Brown                 VP                                                                        VP
Robert D. Burris                                                                                           D
Donald E. Cain                                                                                             VP
Robert W. Carr                                                                                             VP
Skip M. Castaldi                 VP
Peter F. Clark                   GC                                                                        GC
G.Edwin Collier
Howard E. Cosgrove     CB,CEO,D  CB,CEO,P,D  CB,CEO,D  CB,CEO,D  CB,CEO,P,D  CB,CEO,D  CB,CEO,D  CB,CEO,D  CB,CEO,P,D  CB,CEO,D
Diana C. DeAngelis     AS        AS          AS        AS        AS          AS        AS        AS        AS          AS
Frank E. DiCola                                        VP,COO                VP,COO    VP        VP        VP
Audrey K. Doberstein                                                                                       D
Richard J. Donnelly
Moira K. Donoghue      S,D       S           S,D       S,D       S,D         S,D       S,D       S,D       S           S,D
David J. Doyle
Barry R. Elson         P         EVP,D                                                                     EVP
Michael B. Emery                                                                                           D
Stacey L. Evans
Robert H. Fiedler                VP                                                                        VP
Christopher Frechette

                            CCV
                         --------
Arturo F. Agra
Robert L. Aveyard
John Bagnell
Larry J. Bainter
Frank Balotti
David Blake
Roberta S. Brown
Robert D. Burris
Donald E. Cain
Robert W. Carr
Skip M. Castaldi
Peter F. Clark
G.Edwin Collier
Howard E. Cosgrove       CB,CEO,D
Diana C. DeAngelis       AS
Frank E. DiCola
Audrey K. Doberstein
Richard J. Donnelly
Moira K. Donoghue        S,D
David J. Doyle
Barry R. Elson
Michael B. Emery
Stacey L. Evans
Robert H. Fiedler
Christopher Frechette

                                      (9)

Item 6, Part 1 Continued

                         CDG      CES        COSC     CRP          CSI       CTS       DCI I     DCI II       BURNEY     DCI
                       --------  --------  --------  ----------  --------  --------  ----------  ----------  --------  ----------
Arturo F. Agra                   VP,AT,AS  VP,AT,AS                        VP,AT,AS                          VP,AT,AS
Robert L. Aveyard                                    VP
John Bagnell
Larry J. Bainter                                                                     VP
Frank Balotti
David Blake                                          VP
Roberta S. Brown
Robert D. Burris
Donald E. Cain                                       VP
Robert W. Carr                   VP        VP
Skip M. Castaldi
Peter F. Clark
G.Edwin Collier                                                  AS
Howard E. Cosgrove     CB,CEO,D  CB,CEO,D  CB,CEO,D  CB,CEO,P,D  CB,CEO,D  CB,CEO,D  CB,CEO,P,D  CB,CEO,P,D  CB,CEO,D  CB,CEO,P,D
Diana C. DeAngelis     AS        AS        AS        AS          AS        AS        AS                      AS        AS
Frank E. DiCola                  VP                                        VP                                VP
Audrey K. Doberstein
Richard J. Donnelly                                              AS
Moira K. Donoghue      S,D       S,D       S,D       S           S,D       S,D       S,D         S,D         S,D       S,D
David J. Doyle
Barry R. Elson                                       EVP,D       P
Michael B. Emery
Stacey L. Evans                  AS
Robert H. Fiedler
Christopher Frechette                                            AS

                           DPL
                         ----------
Arturo F. Agra
Robert L. Aveyard
John Bagnell
Larry J. Bainter
Frank Balotti
David Blake
Roberta S. Brown         VP
Robert D. Burris
Donald E. Cain
Robert W. Carr
Skip M. Castaldi
Peter F. Clark           GC
G.Edwin Collier
Howard E. Cosgrove       CB,CEO,P,D
Diana C. DeAngelis       AS
Frank E. DiCola
Audrey K. Doberstein
Richard J. Donnelly
Moira K. Donoghue        S
David J. Doyle
Barry R. Elson           EVP,D
Michael B. Emery
Stacey L. Evans
Robert H. Fiedler        VP
Christopher Frechette



                                      (10)

Item 6, Part 1 Continued

                               DSC         KSA       PED GEN      VIN GEN    VIN LTD        CEI       SOLUTIONS
------------------         ----------   ----------   --------     --------   --------     --------    ---------
Arturo F. Agra                                       VP,AT,AS     VP,AT,AS   VP,AT,AS     VP          VP,AT,AS
Robert L. Aveyard
John Bagnell
Larry J. Bainter
Frank Balotti
David Blake
Roberta S. Brown
Robert D. Burris
Donald E. Cain
Robert W. Carr                                                                                        VP,GM,COO
Skip M. Castaldi
Peter F. Clark
G.Edwin Collier
Howard E. Cosgrove         CB,CEO,P,D   CB,CEO,P,D   CB,CEO,D     CB,CEO,D   CB,CEO,D     CB,CEO,D    CB,CEO,D
Diana C. DeAngelis         AS                        AS           AS         AS           AS          AS
Frank E. DiCola                                      VP           VP         VP
Audrey K. Doberstein
Richard J. Donnelly
Moira K. Donoghue          S,D          AS,D         S,D          S,D        S,D          S           S,D
David J. Doyle                          D
Barry R. Elson                                                                            D
Michael B. Emery
Stacey L. Evans
Robert H. Fiedler
Christopher Frechette


                                      (11)

Item 6, Part 1 Continued

                        ATE      ACE     AGI   AJTS      ASP   ATS  BING GEN  BING LTD  CONECTIV   CCI    CCV    CDG
                        ---      ---     ---   ----      ---   ---  --------  --------  --------   ---    ---    ---
Sarah I. Gore                                                                             D
Barbara S. Graham      SVP      SVP,D    SVP    SVP      SVP   SVP    SVP       SVP       SVP      SVP    SVP    SVP
Andrei M. Grecu
Nina J. Hertz                   AS       AS              AS           AS        AS                 AS     AS     AS
Hudson P. Hoen III                                                                        VP
Cyrus H. Holley                                                                           D
George C. Hunt
Frederick Hutchinson
Jerrold L. Jacobs                                                                         VC,D
James B. Jacoby
Donna Johns            AT,AS                                                                       AT,AS  AT,AS
Donna Kinzel                    AT                                                        AT
Albert F. Kirby
John. W. Land                   VP                       VP                               VP
James P. Lavin         C        C        C      C        C     C      C         C         C        C      C      C
James M. MacDonald
J. David McCann                 VP                                                        VP
Richard B. McGlynn                                                                        D
Thomas A. McHugh
Elizabeth M. Miller    AS                       AS             AS                         AS
Bernard J. Morgan                                                                         D
Wayne Morgan
Dean Musser
I.S. Outerbridge
James E. Parrish                                                                          VP


                                      (12)

Item 6, Part 1 Continued

                       CES  COSC   CRP      CSI     CTS   DCI I   DCI II  BURNEY  DCI   DPL   DSC      KSA
                       ---  ----   ---      ---     ---   -----   ------  ------  ---   ---   ---      ---
Sarah I. Gore
Barbara S. Graham      SVP   SVP   SVP,D   SVP      SVP    SVP    SVP,D     SVP   SVP  SVP,D  SVP   VP
Andrei M. Grecu                            AS
Nina J. Hertz          AS                                                              AS     AS
Hudson P. Hoen III                                                                     VP
Cyrus H. Holley
George C. Hunt
Frederick Hutchinson                       AS
Jerrold L. Jacobs      GM
James B. Jacoby
Donna Johns                                AT,AS
Donna Kinzel                                                                           AT
Albert F. Kirby        VP
John. W. Land                      VP                                             VP   VP     VP
James P. Lavin         C     C     C       C        C      C      C         C     C    C      C     C
James M. MacDonald                                                                                  D (Alt.)
J. David McCann
Richard B. McGlynn
Thomas A. McHugh                           AS
Elizabeth M. Miller          AS    AS      AS       AS     AS               AS    AS                AS
Bernard J. Morgan
Wayne Morgan                                                                                        AS
Dean Musser
I.S. Outerbridge                                                                                    S
James E. Parrish                           SVP,COO


                                      (13)

Item 6, Part 1 Continued

                             PED GEN     VIN GEN    VIN LTD    CEI    SOLUTIONS
                             -------     -------    -------    ---    ---------
Sarah I. Gore
Barbara S. Graham              SVP         SVP         SVP     SVP,D    SVP
Andrei M. Grecu
Nina J. Hertz                  AS          AS          AS      AS
Hudson P. Hoen III
Cyrus H. Holley
George C. Hunt                                                          VP
Frederick Hutchinson
Jerrold L. Jacobs
James B. Jacoby
Donna Johns
Donna Kinzel
Albert F. Kirby
John. W. Land
James P. Lavin                 C           C           C       C        C
James M. MacDonald
J. David McCann
Richard B. McGlynn
Thomas A. McHugh
Elizabeth M. Miller                                                     AS
Bernard J. Morgan
Wayne Morgan
Dean Musser                                                             VP
I.S. Outerbridge
James E. Parrish


                                      (14)

Item 6, Part 1 Continued

                         ATE        ACE       AGI        AJTS        ASP        ATS       BING GEN   BING LTD   CONECTIV    CCI
                       ---------  ---------  ---------  ---------  ---------  ---------   ---------  ---------  --------  ---------
Michael J. Ratchford                                                                                            VP
Philip S. Reese        VP,T       VP,T       VP,T       VP,T       VP,T       VP,T        VP,T       VP,T       VP,T      VP,T
Joseph M. Rigby                   VP                                                                            VP
Richard B. Robertson                                                                                            VP        P,COO
Timothy J. Sanborn
Mark J. Schaefer
Lonnie C. Scott                   VP                                                                            VP
Susan S. Seipel
Thomas E. Shaw                    EVP,D      P          P                     P           P          P          EVP
Brian M. Shivery
Janet L. Shorter
William H. Spence                 VP                                                                            VP
Leslie Thomas-Dawson
Louis A. Tonelli
Richard H. Treml
Eileen K. Unger
John C. van Roden Jr.  SVP,CFO,D  SVP,CFO,D  SVP,CFO,D  SVP,CFO,D  SVP,CFO,D  SVP,CFO,D   SVP,CFO,D  SVP,CFO,D  SVP,CFO   SVP,CFO,D
Gregory M. Warshaw
Mack J. Wathen                    AT,AS
James C. Weller                   VP         VP                               VP          VP         VP         VP
Nathan L. Wilson                  AS

                             CCV
                           ---------
Michael J. Ratchford
Philip S. Reese            VP,T
Joseph M. Rigby
Richard B. Robertson       P,COO
Timothy J. Sanborn
Mark J. Schaefer
Lonnie C. Scott
Susan S. Seipel
Thomas E. Shaw
Brian M. Shivery
Janet L. Shorter
William H. Spence
Leslie Thomas-Dawson
Louis A. Tonelli
Richard H. Treml
Eileen K. Unger
John C. van Roden Jr.      SVP,CFO,D
Gregory M. Warshaw
Mack J. Wathen
James C. Weller
Nathan L. Wilson


                                      (15)

Item 6, Part 1 Continued

                         CDG        CES        COSC        CRP        CSI       CTS       DCI I     DCI II      BURNEY      DCI
                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Michael J. Ratchford
Philip S. Reese        VP,T       VP,T       VP,T       VP,T       VP,T       VP,T       VP,T                  VP,T       VP,T
Joseph M. Rigby
Richard B. Robertson
Timothy J. Sanborn                                                 VP
Mark J. Schaefer
Lonnie C. Scott                                         VP
Susan S. Seipel                                                                                     VP,D
Thomas E. Shaw         P          P          P          EVP,D                 P                                P
Brian M. Shivery                                                   AS
Janet L. Shorter
William H. Spence                 VP
Leslie Thomas-Dawson                                                                                AS,D
Louis A. Tonelli                  AT
Richard H. Treml                                                   AS
Eileen K. Unger
John C. van Roden Jr.  SVP,CFO,D  SVP,CFO,D  SVP,CFO,D  SVP,CFO,D  SVP,CFO,D  SVP,CFO,D  SVP,CFO,D  SVP,CFO,D  SVP,CFO,D  SVP,CFO,D
Gregory M. Warshaw                                                 VP
Mack J. Wathen
James C. Weller                   VP         VP                                                                VP
Nathan L. Wilson                  AS

                            DPL
                          ---------
Michael J. Ratchford
Philip S. Reese           VP,T
Joseph M. Rigby           VP
Richard B. Robertson
Timothy J. Sanborn
Mark J. Schaefer
Lonnie C. Scott           VP
Susan S. Seipel
Thomas E. Shaw            EVP,D
Brian M. Shivery
Janet L. Shorter
William H. Spence         VP
Leslie Thomas-Dawson
Louis A. Tonelli
Richard H. Treml
Eileen K. Unger
John C. van Roden Jr.     SVP,CFO,D
Gregory M. Warshaw
Mack J. Wathen            AT,AS
James C. Weller           VP
Nathan L. Wilson          AS


                                      (16)

Item 6, Part 1 Continued

                            DSC         KSA       PED GEN    VIN GEN     VIN LTD      CEI     SOLUTIONS
                         ---------   ---------   ---------  ---------   ---------   -------   ---------
Michael J. Ratchford
Philip S. Reese          VP,T        VP,T        VP,T       VP,T        VP,T        VP,T      VP,T
Joseph M. Rigby
Richard B. Robertson
Timothy J. Sanborn
Mark J. Schaefer                                                                              VP
Lonnie C. Scott
Susan S. Seipel
Thomas E. Shaw                                   P          P           P           P,D       P
Brian M. Shivery
Janet L. Shorter                                                                              AS
William H. Spence                                                                   VP
Leslie Thomas-Dawson
Louis A. Tonelli
Richard H. Treml
Eileen K. Unger                                                                               VP
John C. van Roden Jr.    SVP,CFO,D   SVP,CFO,D   SVP,CFO,D  SVP,CFO,D   SVP,CFO,D   SVP,CFO   SVP,CFO,D
Gregory M. Warshaw
Mack J. Wathen
James C. Weller                                  VP         VP          VP          VP
Nathan L. Wilson


                                      (17)

PART II. FINANCIAL CONNECTIONS OF DIRECTORS AND EXECUTIVE OFFICERS AS OF DECEMBER 31, 1999

See Item 6, Part III (a) below.

PART III (a).  COMPENSATION OF OFFICERS AND DIRECTORS

                    PERSONNEL & COMPENSATION COMMITTEE REPORT

COMPENSATION PHILOSOPHY

Our philosophy is to:
         - Link compensation to business strategies and results
         - Align the compensation of executives with the long-term interests of stockholders
         - Motivate executives to exceed the challenging objectives the Board has established for Conectiv, and
         - Create urgency for success in an increasingly competitive business environment.

The Committee has designed an executive compensation program that:
         - Provides total compensation emphasizing long-term performance that creates stockholder value
         - Facilitates a rapid transition to a competitive business environment
         - Reflects the challenging market conditions for attracting and retaining high-quality executives and ensures that executives have a continuing personal financial stake in Conectiv's long-term success, and
         - Creates significant levels of executive stock ownership.

EXECUTIVE TOTAL COMPENSATION PROGRAM

         PROGRAM ELEMENTS

         - Base pay that reflects job responsibilities and individual performance against goals
         - Annual performance-based variable pay
         - Long-term variable compensation tied directly to stockholder value
         - Special grants for alignment and retention purposes.

         The program uses performance measures directly related to shareholder total return. In addition to these measures, shareholder total return is viewed in light of conditions in the deregulating utility industry, industries in which Conectiv is developing new businesses, the general economy and the stock market.

         TOTAL COMPENSATION AND MARKET TARGETS. The program provides total compensation that is competitive with companies similar in revenue size to Conectiv, in a blend of utility and industrial markets. Total compensation levels and opportunities are determined by Conectiv's Personnel & Compensation Committee, in consultation with Watson Wyatt, a leading executive compensation consulting firm. Watson Wyatt uses their experience, knowledge of Conectiv and its industries, and published compensation data to define competitive levels of total compensation targeted at the median of the market. To strengthen the tie to stockholder value, base pay is generally set somewhat below the market target, and targets for the annual and long-term variable elements are set above the market targets.(1)

--------
(1) At least 30 of the companies in the Dow Jones Electric Utility Index and 19 of the companies in the S&P 500 index participate in at least one of the survey sources used by Watson Wyatt.


                                      (18)

BASE PAY reflects the job responsibilities, experience and annual performance of individual executives and of Conectiv, and compensation for comparable positions at other companies. The Committee reviews base pay annually and adjusts it for individual and corporate performance.

         1999 COMMITTEE ACTION ON BASE PAY. The Committee set base pay for the five-named executive officers that in aggregate is slightly below the median market targets. In setting Mr. Cosgrove's base pay, the Committee considered the results achieved by Conectiv, including the successful merger that created Conectiv, the startup and expansion of new businesses, and Mr. Cosgrove's leadership in setting a new direction for Conectiv in the deregulating utility market. The Committee determined that this initial success was adequately rewarded in base pay and set his 1999 base pay at $600,000, the same level as in 1998 and at the level of the 1999 median market target.

         2000 COMMITTEE ACTION ON BASE PAY FOR MR. COSGROVE. The Committee continues to believe that Mr. Cosgrove's leadership is best rewarded through compensation linked directly to shareholder value rather than base pay. Therefore, his base pay remains at $600,000 for 2000, the same level as in 1998 and 1999. A portion of the amount by which Mr. Cosgrove's salary could have been increased based on market data was used instead to increase his 2000 grant of long-term incentives to further align his interests with those of Stockholders.

ANNUAL VARIABLE PAY is designed to motivate executives to achieve "stretch" financial, planning, and operating goals and to increase the sense of urgency to deliver significant performance levels. Goals and annual variable pay opportunities are set for each executive at the beginning of the year. Opportunities are set at or above the median of competitive companies and are related to line of business and corporate performance. Participants may earn awards from 0% to 150% of the preset target. For the highest paid officers, this can mean awards from 0% to between 60% and 75% of base pay. Awards are made only if Conectiv achieves earnings targets approved by the Committee.

         PARTIAL AWARD IN STOCK. Twenty percent of annual awards are paid in Restricted Stock Units ("RSU's") under the Management Stock Purchase Plan ("MSPP") at a 20% discount to the fair market value of Conectiv Common Stock. Each RSU is a proxy for one share of Common Stock, has a value equal to one share, and earns dividends at the same rate as one share. RSU's cannot be sold or used for three years from the date acquired, and are distributed in Conectiv Common Stock at the end of that period. Participants can purchase additional RSU's up to a maximum of 50% of their annual award.

         MR. COSGROVE'S AWARD FOR 1998. Mr. Cosgrove was eligible to earn between 0% and 150% of his target opportunity of $300,000 (50% of his 1998 base pay). The Committee originally intended that earning this award would depend entirely on company financial performance on three measures set by the Committee at the beginning of the year, on the assumption that the merger that created Conectiv would close at the beginning of 1998. These measures were consolidated corporate earnings, cash flow and cash flow return on capital employed.

         The merger closed instead on March 1, 1998, when the final regulatory approval was received. This made it extremely difficult to obtain reliable information to determine performance against the second and third measures. In 1999, the Committee instead based Mr. Cosgrove's award entirely on corporate earnings. 1998 corporate earnings met the target level adjusted by the Committee for unexpected merger impacts, resulting in a payout of 100% of the target, or $300,000.

         1998 AWARDS FOR OTHER NAMED EXECUTIVE OFFICERS. 1998 awards for Messrs. Shaw and Elson and Mrs. Graham made in 1999 totaled $386,400. These awards were based, as was Mr. Cosgrove's, on corporate earnings and on the performance of the business areas managed by those officers.

         OPPORTUNITIES FOR 1999. In setting performance measures for these awards, the Committee considered the industry restructuring and regulatory issues that Conectiv would address during 1999 and how their resolution might affect earnings. The Committee decided that earnings before interest and taxes ("EBIT") provided the best measure of Conectiv's performance for that year and adopted an EBIT target for all named executive officers. Consistent with this, the Committee also modified the payout opportunities by setting maximum and minimum


                                      (19)
         payout levels relative to the new EBIT target. The maximum payout occurs at 105% of the EBIT target and the minimum payout or threshold occurs at 90% of the EBIT target. The Committee also reserved the ability to adjust the EBIT target after the full impact of industry deregulation on Conectiv's earnings was known. The Committee has not yet determined 1999 awards for the named executive officers.

LONG-TERM VARIABLE COMPENSATION aligns the interests of executives with those of Stockholders by linking a significant portion of an executive's total compensation opportunities to the performance of Conectiv Common Stock. To that end, grant levels are generally above market target. Grants may include some or all of the following:

                  NON-QUALIFIED STOCK OPTIONS which give the executive the right to acquire Common Stock at the grant price of the option, which in all cases is the fair market value of the Common Stock on the day of grant. Options have value to the executive in direct relation to increases in share price above grant price.

                  DIVIDEND EQUIVALENT UNITS which provide the executive with income equivalent to the dividend on Conectiv Common Stock. These "DEU's" have value to the executive in direct relation to the amount of that dividend. The combination of options and DEU's help to focus executives on the blend of stock price and dividend growth that creates the most value to Stockholders.

                  PERFORMANCE ACCELERATED RESTRICTED STOCK which vests as unrestricted Common Stock seven years after grant and will vest earlier if (for 1999 grants) pre-determined levels of Total Shareholder Return ("TSR") are met. If early vesting doesn't occur for the highest paid executives, vesting will occur after seven years only if TSR is at or above the level produced by the stock price and dividends on the date of the grant. "PARS" have their greatest value to the executive when vesting accelerates.

                  PERFORMANCE ACCELERATED STOCK OPTIONS, another form of non-qualified stock option, vest 9 1/2 years and expire 10 years after grant. These "PASO's" will vest earlier if share price reaches predetermined levels. PASO's have little value to executives unless vesting accelerates as a result of increased share price.

         1999 GRANTS. Based on Watson Wyatt data and recommendations, the Committee set targets as a percentage of base salary for each of the named executive officers to continue to strengthen focus on total shareholder value and competitive total compensation. Targets were converted to actual grants using the Black-Scholes method for options and time and forfeiture discount methods for the other types of grants. All named executive officers received grants of options, DEU's and PARS for 1999.

         1999 SPECIAL GRANTS OF RESTRICTED STOCK AND PASO'S. From time to time, the Committee makes special grants to address specific business needs. During 1999, the Committee made grants of restricted stock to Mr. Elson (8000 shares) and Mr. Shaw (8000 shares) to encourage their continued employment with Conectiv; the grants lapse if they leave prior to four years from the date of the grant. The Committee also granted 150,000 shares of PASO's to Mr. van Roden, following his employment as Senior Vice President and Chief Financial Officer.

         OPTION GRANTS FOR OTHER KEY EMPLOYEES. In addition, the Committee authorized Mr. Cosgrove to make grants of up to 100,000 shares of options to purchase Common Stock to other key employees to increase their focus and motivation and encourage their continued employment with Conectiv.


                                      (20)

EXECUTIVE AND DIRECTOR STOCK OWNERSHIP GUIDELINES

         In 1998, the Committee established the following guidelines, consistent with its belief in the value to Stockholders of a strong link between the interests of Directors and executives and those of Stockholders.

                                          -----------------------  -------------------------
                                                 MULTIPLE                      BY
----------------------------------------  -----------------------  -------------------------
  CHAIRMAN AND CHIEF EXECUTIVE OFFICER       5 times base pay                 2003
----------------------------------------  -----------------------  -------------------------
           SENIOR EXECUTIVES                 3 times base pay                 2003
----------------------------------------  -----------------------  -------------------------
VICE PRESIDENTS, GENERAL MANAGERS, OTHER
         MEMBERS OF MANAGEMENT             1 - 2 times base pay               2003
----------------------------------------  -----------------------  -------------------------
           BOARD OF DIRECTORS             3 times annual retainer  3 years after election to
                                                                             Board
----------------------------------------  -----------------------  -------------------------

RESPONSE TO IRS LIMITS ON DEDUCTIBILITY OF COMPENSATION

         Section 162(m) of the Internal Revenue Code limits the deduction of certain forms of compensation above $1,000,000 paid to a highly compensated executive. The Committee tries to structure executive compensation to minimize the amount of compensation that is not deductible. The Committee believes, however, that this limitation should not compromise Conectiv's ability to create compensation programs that support the business strategy and attract and retain the executive talent required for success. As a result, there may at times be some compensation that is not deductible for federal income tax purposes.

         Following a review of current plans and practices, the Committee believes that no part of the executive compensation program is not deductible under the terms of this section.

PERSONNEL & COMPENSATION COMMITTEE:
Sarah I. Gore, Chair
Michael B. Emery
Richard B. McGlynn
Bernard J. Morgan

PERSONNEL & COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Personnel & Compensation Committee is comprised solely of non-employee Directors. Logical Business Solutions, which is owned by Mr. Emery's son-in-law, Paul Kleiman, had contracts with Conectiv Resource Partners, Inc., a subsidiary of Conectiv, with a gross value of $239,000 during 1999, for information technology consulting services. There are no other Personnel & Compensation Committee interlocks.


                                      (21)

                             EXECUTIVE COMPENSATION

                       TABLE 1- SUMMARY COMPENSATION TABLE

------------------------------------------------------------------------------------------------------------------------------------
                                                            Variable                  Restricted  Securities    LTIP      All Other
                                        Year  Annualized  Compensation  Other Annual    Stock     Underlying  Payouts   Compensation
    NAME AND PRINCIPAL POSITION         (1)     Salary    (Bonus) (2)   Compensation  Awards (3)   Options       (4)        (5)
--------------------------------------  ----  ----------  ------------  ------------  ----------  ----------  --------  ------------
H.E. Cosgrove, Chairman of the Board,   1999   $600,000       ---            0         $187,500     57,000       ---      $18,204
President and Chief Executive Officer   1998   $600,000     $150,000         0             0       360,000    $572,134    $12,329
--------------------------------------  ----  ----------  ------------  ------------  ----------  ----------  --------  ------------
T. S. Shaw, Executive Vice President    1999   $325,000       ---            0         $291,500     26,000       ---       $8,258
                                        1998   $325,000     $78,000          0             0       170,000    $155,267     $9,478

--------------------------------------  ----  ----------  ------------  ------------  ----------  ----------  --------  ------------
B. R. Elson, Executive Vice President   1999   $325,000       ---            0         $259,000     26,000       ---       $6,116
                                        1998   $325,000     $78,000          0             0       170,000     $21,560     $4,074
--------------------------------------  ----  ----------  ------------  ------------  ----------  ----------  --------  ------------
J. C. van Roden, Jr., Senior Vice       1999   $250,000       ---            0             0       170,000       ---       $8,342
President/Chief Financial Officer (6)   1998   $17,686        ---            0             0         ---         ---        ---
--------------------------------------  ----  ----------  ------------  ------------  ----------  ----------  --------  ------------
B.S. Graham, Senior Vice President      1999   $250,000       ---            0          $62,750     14,000       ---       $7,504
                                        1998   $250,000     $50,200          0             0       170,000    $155,267     $5,308
------------------------------------------------------------------------------------------------------------------------------------

1. The 1998 merger involving Atlantic Energy, Inc. and Delmarva Power & Light Company was effective as of March 1, 1998. Accordingly, except for Mr. Van Roden, 1998 salary is shown as an annualized amount. Mr. Van Roden joined Conectiv on November 30,1998 and 1998 salary shown is his actual salary. Other 1998 items of compensation reflect full calendar 1998 compensation received from Conectiv or Delmarva Power & Light Company.

2. The 1999 bonus, which is an annual variable award, has not yet been determined. The 1999 target award is 50% of salary for Mr. Cosgrove, 45% for Messrs. Elson and Shaw, 40% for Mr. van Roden and Mrs. Graham. For 1998, the dollar value of the bonus reported above has been reduced by the portion of the bonus deferred and reported above as a 1999 Restricted Stock Award as follows: H. E. Cosgrove ($300,000 bonus with $150,000 purchasing Restricted Stock Units ("RSU's")); T.S. Shaw ($156,000 bonus with $78,000 purchasing RSU's); B. R. Elson ($130,000 bonus with $52,000 purchasing RSU's); B. S. Graham ($100,400 bonus with $50,200 purchasing RSU's).

3. A mandatory 20% of the bonus (reported in this Table as "Variable Compensation") and any additional portion of the bonus that an executive elects to defer (up to an additional 30%) is deferred for at least three years under the Management Stock Purchase Program ("MSPP") and used to purchase RSU's at a 20% discount. The dollar value of RSU's deferred under MSPP in 1999 (inclusive of the discounted portion), based on the fair market value at the award date, was: H. E. Cosgrove ($187,500, of which $37,500 is the discount); T.S. Shaw ($97,500, of which $19,500 is the discount); B. R. Elson ($65,000, of which $13,000 is the discount); B. S. Graham ($62,750, of which $12,550 is the discount). In addition, Messrs. Shaw and Elson each received in 1999 an 8,000 share award of Restricted Stock valued at $194,000, based on a fair market value of $24.25 per share of Common stock on the award date. One-half of the awards to Messrs. Shaw and Elson vest after three years, the balance after four years. Dividends accrue and are paid as the awards vest. The RSU awards do not vest in under three years but do accrue dividends. At the end of 1999, the number and value of the aggregate restricted stock holdings (including RSUs, PARS and special grants of the individuals identified in the Summary Compensation Table was as follows: for Mr. Cosgrove, 28,298 restricted stock holdings values at $475,757; for Mr. Shaw, 21,149 restricted stock holdings valued at $445,067; for Mr. Elson, 19,397 restricted stock holdings values at $385,605; for Mr. van Roden, 3,000 restricted stock holdings valued at $50,438; and for Mrs. Graham, 9,779 restricted stock holdings valued at $164,410.

4. During 1998 all restrictions lapsed on the performance-based restricted stock granted in 1995 and 1996 under the Delmarva LTIP due to the merger involving Delmarva and Atlantic Energy. Under the "change in control" provisions, the awards fully vested resulting in a payout to Mr. Cosgrove of 21,160 shares (11,570 for 1995 and 9,950 for 1996)
         valued at $454,940; to Mr. Shaw of 5,450 shares (2,870 for 1995 and 2,580 for 1996) valued at $117,175; and to Mrs. Graham of 5,540 shares (2,870 for 1995 and 2,580 for 1996) valued at $117,175. Shares were valued at $21.50 at the time of payout. Dividends on shares of restricted stock and dividend equivalents are accrued at the same rate as that paid to all holders of Common Stock. As of December 31, 1998, Mr. Cosgrove held 45,520 shares of restricted stock


                                      (22)

5. (35,520 for 1997 and 10,000 for 1998) and 30,000 Dividend Equivalent Units ("DEU's"); Mr. Elson held 4,000 shares of restricted stock for 1998 and 10,000 DEU's; Mr. Shaw held 12,010 shares of restricted stock (8,010 for 1997 and 4,000 for 1998) and 10,000 DEU's; Mrs. Graham held 12,010 shares of restricted stock (8,010 for 1997 and 4,000 for 1998) and 10,000 DEU's. Holders of restricted stock are entitled to receive dividends as declared.

6. "All Other Compensation" includes the following for 1999: For Mr. Cosgrove, $3,000 in Company matching contributions to the Savings and Investment Plan, $15,000 in Company matching contributions to the Deferred Compensation Plan and $204 in term life insurance premiums paid by Conectiv. For Mr. Shaw, $3,104 in Company matching contributions to the Savings and Investment Plan, $4,950 in Company matching contribution to the Deferred Compensation Plan and $204 in term life insurance premiums paid by Conectiv. For Mrs. Graham, $4,800 in Company matching contributions to the Savings and Investment Plan, $2,500 in Company matching contributions to the Deferred Compensation Plan and $204 in term life insurance premiums paid by Conectiv. For Mr. Elson, $4,800 in Company matching contributions to the Savings and Investment Plan and $1,316 in term life insurance premiums paid by Conectiv. For Mr. van Roden, $4,800 in Company matching contributions to the Savings and Investment Plan, $2,814 in Company matching contributions to the Deferred Compensation Plan and $728 in term life insurance premiums paid by Conectiv.

7. Mr. van Roden was elected Senior Vice President and Chief Financial Officer as of January 4, 1999.

                 TABLE 2 - OPTION GRANTS IN LAST FISCAL YEAR (1)

                     NUMBER OF       % OF TOTAL
                     SECURITIES        OPTIONS
                     UNDERLYING      GRANTED TO      EXERCISE                   GRANT DATE
                      OPTIONS       EMPLOYEES IN       PRICE     EXPIRATION       PRESENT
    NAME            GRANTED (#)      FISCAL YEAR      ($/SH)        DATE         VALUE (4)
    ----            -----------      -----------      ------        ----         ---------
H. E. Cosgrove       57,000 (2)          11%          $24.25       1/4/09        $114,969

B. R. Elson          26,000 (2)          5%           $24.25       1/4/09         $52,442

T. S. Shaw           26,000 (2)          5%           $24.25       1/4/09         $52,442

J. C. van Roden      20,000 (2)          4%           $24.25       1/4/09         $40,340
                    150,000 (3)          29%          $24.25       1/4/09        $178,050

B. S. Graham         14,000 (2)          3%           $24.25       1/4/09         $28,238

1.       Currently, Conectiv does not grant stock appreciation rights.

2. Denotes Nonqualified Stock Options ("NQSO's"). One-half vest and are exercisable at end of second year from date of grant. Second one-half vest and are exercisable at end of third year from date of grant.

3. Denotes Performance Accelerated Stock Options ("PASO's") granted on a one-time basis. PASO's have a ten-year term and vest and are first exercisable 9 and 1/2 years from date of grant without regard to stock price performance. Exercise date will accelerate for favorable stock price performance (i.e. first 1/3, second 1/3 and third 1/3 of PASO's vest after stock trades at $26, $28 or $30 per share, respectively, for ten consecutive trading days). PASO's must be held for three years from date of grant before they can be exercised.

4. Determined using the Black-Scholes model, incorporating the following material assumptions and adjustments: (a) exercise price of $24.25, equal to the Fair Market Value ("FMV") as of date of grant; (b) an option term of ten years; (c) risk-free rate of return of 5.6%; (d) volatility of 16.0%; and (e) dividend yield of 6.4%. For valuation purposes, PASO's are valued as a premium-priced stock option as of the date of grant with an exercise price of $30 on a FMV of $24.25.


                                      (23)

            TABLE 3 - AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

          NAME        SHARES             VALUE            NUMBER OF SECURITIES         VALUE OF UNEXERCISED IN-
          ----       ACQUIRED       REALIZED ($) (1)     UNDERLYING UNEXERCISED               THE-MONEY
                   ON EXERCISE (#)  ----------------      OPTIONS AT FY-END (2)          OPTIONS AT FY-END (1)
                   ---------------                     EXERCISABLE/UNEXERCISABLE (#)   EXERCISABLE/UNEXERCISABLE($)
                                                       -----------------------------   ----------------------------
H. E. Cosgrove          0                  $0               14,400 / 417,000                  $0 /$0
B. R. Elson             0                  0                   0 / 196,000                    0 / 0
T. S. Shaw              0                  0                   0 / 196,000                    0 / 0
J. C. van Roden         0                  0                   0 / 170,000                    0 / 0
B. S. Graham            0                  0                   0 / 184,000                    0 / 0

1. The closing price for Conectiv Common Stock on the New York Stock Exchange on December 31, 1999 was $16.8125. Option value would be based on the difference between grant price (i.e., closing price shown above) and exercise price, multiplied by the number of options exercised.

2. 14,400 stock options of Mr. Cosgrove are currently exercisable. None of the remaining options may be exercised earlier than two years from date of grant for NQSO and nine and 1/2 years from date of grant for PASO's (subject to accelerated vesting for certain levels of stock price performance).


        TABLE 4 - LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

NAME                    NUMBER OF RESTRICTED         PERFORMANCE PERIOD
----                       SHARES/DIVIDEND            UNTIL MATURATION
                      EQUIVALENT UNITS (#) (1)         OR PAYOUT (2)
                      ------------------------         -------------
H.E. Cosgrove         8,500 shares/28,500 units            1/4/06

B. R. Elson           4,000 shares/13,000 units            1/4/06

T. S. Shaw            4,000 shares/13,000 units            1/4/06

J. C. van Roden       3,000 shares/10,000 units            1/4/06

B. S. Graham          2,500 shares/7,000 units             1/4/06

1. In addition, Mr. Cosgrove held 35,520 performance shares (valued at $597,180) and Mr. Shaw and Mrs. Graham each held 8,010 performance shares (valued at $134,668) from a 1997 award with a four-year performance cycle under the former Delmarva Power Long Term Incentive Plan. These are pre-existing awards as reported in the 1999 Proxy Statement and valued at the share price of Common Stock on December 31, 1999.

2. Awards of Restricted Shares (Performance Accelerated Restricted Stock or "PARS") and Dividend Equivalent Units ("DEU's") were made to the five named executive officers on January 4, 1999. The payout of PARS may potentially be "performance accelerated". Restrictions may lapse and vesting may accelerate any time after 3 years (i.e., after January 4, 2002) upon achievement of pre-determined levels of total return to shareholders. Otherwise, restrictions lapse after 7 years (i.e., January 4, 2006), provided that at least a defined level of average, total return to shareholders is achieved. As of December 31, 1999, Mr. Cosgrove's 8,500 PARS were valued at $142,906, Messrs. Elson and Shaw's 4,000 PARS were valued at $67,250, Mr. van Roden's 3,000 PARS were valued at $50,438 and Mrs. Graham's 2,500 PARS were valued at $42,032. These values for PARS are based on the December 31, 1999 closing stock price of $16.8125 per share of Common Stock. One DEU equals the regular quarterly dividend paid on one share of Conectiv Common Stock. The DEU's shown are payable in cash for eight quarters over a two year period ending with the DEU payable January 31, 2001. At that point, the 1999 DEU award lapses.


                                      (24)

                                  PENSION PLAN

     The Conectiv Retirement Plan includes the Cash Balance Pension Plan and grandfathered provisions relating to the Delmarva Retirement Plan and the Atlantic Retirement Plan that apply to employees who had either 20 years of service or were age 50 on the effective date of the Cash Balance Pension Plan (January 1, 1999). Certain executives whose benefits from the Conectiv Retirement Plan are limited by the application of federal tax laws also receive benefits from the Supplemental Executive Retirement Plan.

CASH BALANCE PENSION PLAN

     The named executive officers participate in the Conectiv Retirement Plan and earn benefits that generally become vested after five years of service. Annually, a recordkeeping account in a participant's name is credited with an amount equal to a percentage of the participant's total pay, including base salary, overtime and bonuses, depending on the participant's age at the end of the plan year, as follows:

                                                           % OF
            AGE AT END OF PLAN YEAR                        PAY
            -----------------------                        ---
             Under 30 ..................................   5
             30 to 34 ..................................   6
             35 to 39 ..................................   7
             40 to 44 ..................................   8
             45 to 49 ..................................   9
             50 and   over .............................   10

     These accounts also receive interest credits based on average U.S. Treasury Bill rates for the year. In addition, certain annuity benefits earned by participants under the former Delmarva and Atlantic Retirement Plans are fully protected as of December 31, 1998, and were converted to an equivalent cash amount and included in each participant's initial cash balance account. When a participant terminates employment, the amount credited to his or her account is converted into an annuity or paid in a lump sum.

SUPPLEMENTAL RETIREMENT BENEFITS

     Supplemental retirement benefits are provided to certain employees, including each executive officer, whose benefits under the Conectiv Retirement Plan are limited by type of compensation or amount under federal tax laws and regulations.

ESTIMATED RETIREMENT BENEFITS PAYABLE TO NAMED EXECUTIVE OFFICERS

         The following table shows the estimated retirement benefits, including supplemental retirement benefits under the plans applicable to the named executive officers, which would be payable if he or she were to retire at normal retirement age (65), expressed in the form of a lump sum payment. Years of service credited to each named executive officer as of his or her normal retirement date are as follows: Mr. Cosgove, 42; Ms. Graham, 30; Mr. Shaw, 40; Mr. Elson, 16 (8 of which are additional years of service for purposes of the supplemental retirement benefits), and Mr. van Roden, 15.

       NAME                              YEAR OF 65TH BIRTHDAY   LUMP SUM VALUE
       ----                              ---------------------   --------------
       H. E. Cosgrove ................            2008           $4,066,000
       B. S. Graham ..................            2013            1,763,000(l)
       T. S. Shaw ....................            2012            2,289,000
       B. R. Elson ...................            2006              957,000
       J. C. van Roden................            2014              597,000(1)

(1) Amounts include (i) interest credits for cash balances projected to be 6.26% per annum on annual salary credits and prior service balances, if any, and (ii) accrued benefits as of December 31, 1999 under retirement plans then applicable to the named executive officer. Benefits are not subject to any offset for Social Security payments or other offset amounts and assume no future increases in base salary or total pay.


                                      (25)

     Under the Conectiv Retirement Plan's grandfather provisions, employees who participated in the Delmarva or Atlantic Retirement Plans and who met certain age and service requirements as of December 31, 1998, will have retirement benefits for all years of service up to retirement calculated according to their original benefit formula. This benefit will be compared to the cash balance account and the employee will receive whichever is greater. Estimated benefits are based on the Delmarva Retirement Plan for Messrs. Cosgrove, Shaw and Elson and the Cash Balance Pension Plan for Mrs. Graham (whose benefits under the Cash Balance Pension Plan exceed the benefits under the Delmarva Retirement Plan) and Mr. van Roden (who was not grandfathered into the Delmarva Retirement Plan). The amount of benefit under such grandfathering is illustrated in the following table:

                            DELMARVA RETIREMENT PLAN
                               PENSION PLAN TABLE
            ANNUAL RETIREMENT BENEFITS IN SPECIFIED REMUNERATION AND
                        YEARS OF SERVICE CLASSIFICATIONS

AVERAGE ANNUAL EARNINGS FOR THE 5
CONSECUTIVE YEARS OF EARNINGS THAT
RESULT IN THE HIGHEST AVERAGE          15 YRS.     20 YRS.      25 YRS.     30 YRS.      35 YRS.
-----------------------------          -------     -------      -------     -------      -------
  $300,000(1)                           70,500      94,000      117,500     141,000(2)   164,500(2)
   400,000(1)                           94,500     126,000      157,500     189,000(2)   220,500(2)
   500,000(1)                          118,500     158,000(2)   197,500(2)  237,000(2)   276,500(2)
   600,000(1)                          142,500(2)  190,000(2)   237,500(2)  285,000(2)   332,500(2)
   700,000(1)                          166,500(2)  222,000(2)   277,500(2)  333,000(2)   388,500(2)
   800,000(1)                          190,500(2)  254,000(2)   317,500(2)  381,000(2)   444,500(2)

         (1) Effective January 1, 1999, annual compensation recognized may not exceed $160,000.
         (2) For 1999, the annual limit on annual benefits is $130,000.

     Benefits are payable in the form of a 50% joint and surviving spouse annuity or lump sum. Earnings include base salary, overtime and bonus.

                   CHANGE IN CONTROL SEVERANCE AGREEMENTS AND
             OTHER PROVISIONS RELATING TO POSSIBLE CHANGE IN CONTROL

     Conectiv has entered into change in control severance agreements with Messrs. Cosgrove, Elson, Shaw, and van Roden and Mrs. Graham and one other senior executive. The agreements are intended to encourage the continued dedication of Conectiv's senior management team. The agreements provide potential benefits for these executives upon actual or constructive termination of employment (other than for cause) following a change in control of Conectiv, as defined in the agreements. Each affected executive would receive a severance payment equal to three times base salary and bonus, medical, dental, vision, group life and disability benefits for three years after termination of employment, and a cash payment equal to the actuarial equivalent of accrued retirement pension credits equal to 36 months of additional service.

     In the event of a change in control, the Variable Compensation Plan provides that outstanding options become exercisable in full immediately, all conditions to the vesting of PARS are deemed satisfied and shares will be fully vested and nonforfeitable, DEU's will become fully vested and be immediately payable, variable compensation deferred under the Management Stock Purchase Program will be immediately distributed, and payment of variable compensation, if any, for the current year will be decided by the Personnel & Compensation Committee. For the Deferred Compensation Plan, this Committee may decide to distribute all deferrals in cash immediately or continue the deferral elections of participants, in which case Conectiv will fully fund a "springing rabbi trust" to satisfy the obligations. An independent institutional trustee will maintain any trust established by reason of this provision.


                                      (26)

ITEM 6, PART III (b). SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT.

         The following table shows the number of shares of Conectiv Common Stock and Class A Common Stock beneficially owned as of December 31, 1999 by:

- Each person or company that we know beneficially owns more than 5% of the outstanding shares of Common Stock or Class A Common Stock;

-        Each member of and nominee to the Board of Directors;

- Each Executive Officer of Conectiv whose compensation is listed in the Summary Compensation Table in Item 6, Part III (a) above;

-        The Directors and Executive Officers as a group.

------------------------------------------  -------------------  -------------------
                                                 SHARES OF        SHARES OF CLASS A
                                            COMMON STOCK (1)(2)  COMMON STOCK (1)(2)
------------------------------------------  -------------------  -------------------
Nominees for Director:
Class 1 - Term Expiring in 2002
  Cyrus H. Holley                                  4,098                 724
Class II - Term Expiring in 2003
  Robert D. Burris                                 3,352                  0
  Sarah I. Gore                                    3,954                  0
  George F. MacCormack                             1,000                  0
------------------------------------------  -------------------  -------------------
------------------------------------------  -------------------  -------------------
Incumbent Directors:
Class 1 - Term Expiring in 2002
  R. Franklin Balotti                              5,922                  0
  Richard B. McGlynn                               3,603                 522
Class III - Term Expiring in 2001
  Howard E. Cosgrove                          121,937 (3)(4)              0
  Audrey K. Doberstein                             5,378                  0
  Bernard J. Morgan                                5,504                 618
------------------------------------------  -------------------  -------------------
------------------------------------------  -------------------  -------------------
Retiring Directors:
Class II - Term Expiring at 2000 Annual
 Meeting
  Michael B. Emery                                 5,549                  0
  Jerrold L. Jacobs                                5,532                 922
------------------------------------------  -------------------  -------------------
------------------------------------------  -------------------  -------------------
Other Executive Officers:
  Barry E. Elson, Executive Vice President      21,446 (4)                0
  Barbara S. Graham, Senior Vice President     30,911 (3)(4)              0
  Thomas S. Shaw, Executive Vice President     43,500 (3)(4)              0
  John C. van Roden, Senior Vice President       6,855 (4)                0
    and Chief Financial Officer
------------------------------------------  -------------------  -------------------

         As of December 31, 1999, all current Directors and executive officers as a group (14 persons) owned beneficially 267,541 shares of Common Stock, representing 0.31% of the shares of Common Stock outstanding and 2,786 shares of Class A Common Stock, representing 0.05% of the shares of Class A Common Stock outstanding. Conectiv is not aware of any person or company that beneficially owns more than 5% of the outstanding shares of Common Stock or Class A Common Stock.


                                      (27)

NOTES

(1) Each of the individuals listed beneficially owned less than 1% of Conectiv's outstanding Common Stock (including Common Stock and Class A Common Stock.)

(2) Includes shares owned beneficially by Mr. Cosgrove and Mr. Jacobs and other executive officers of Conectiv pursuant to the Conectiv Savings and Investment Plan (including Payroll-Based Employee Stock Ownership Plan and Employee Stock Ownership Plan), Deferred Compensation Plan and Conectiv Incentive Compensation Plan.

(3) Includes 35,520, 8,010 and 8,010 shares of performance-based restricted stock for Messrs. Cosgrove and Shaw and Mrs. Graham, respectively, granted under the Long-Term Incentive Plan of Delmarva Power & Light Company, which was adopted by the Conectiv Board of Directors. The number of shares actually earned will depend on the Total Shareholder Return (stock price appreciation and dividends paid) of Delmarva from January 1997 through February 1998 and of Conectiv from March 1998 through the end of the four-year performance cycle in December 2000, relative to the Edison Electric Institute electric utility peer group.

(4) Includes 18,500 shares for Mr. Cosgrove, 8,000 shares each for Messrs. Shaw and Elson, 6,500 shares for Mrs. Graham and 3,000 shares for Mr. van Roden of Performance Accelerated Restricted Stock ("PARS"). The number of shares actually earned will depend on meeting pre-determined financial performance measures related to shareholder value at the end of the seven- year restriction period.


ITEM 6, PART III(c).  CONTRACTS AND TRANSACTIONS.

See Item 6, Part III (a) above


ITEM 6, PART III(d).  INDEBTEDNESS.

See Item 6, Part III (a) above


ITEM 6, PART III(e). PARTICIPATION IN BONUS AND PROFIT SHARING ARRANGEMENT.

See Item 6, Part III (a) above


ITEM 6, PART III(f). DIRECTORS AND OFFICERS RIGHTS TO INDEMNITY.

Provisions for indemnification of directors and executive officers are included in the Certificate of Incorporation or By-Laws in accordance with applicable laws.

Insurance is purchased for all the Registrant's directors and executive officers, plus the directors and officers of the subsidiary companies. This insurance also indemnifies the Registrant and its subsidiary companies against any amounts paid by them as allowed by corporate law or By-laws of the Registrant to covered directors and executive officers.

ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS

PART I. Expenditures for any political party, candidate for public office or holder of such office, or any committee or agent therefor.

         None.


                                      (28)

PART II.  Expenditures for any citizens group or public relations counsel.

--------  ----------------------  --------------  --------  --------
NAME OF                                           ACCOUNTS
COMPANY      NAME OF RECIPIENT        PURPOSE     CHARGED   AMOUNT
--------  ----------------------  --------------  --------  --------
                                  General public
                                  relations       Admin. &
Conectiv  Stanton Communications  consulting      Gen.      $328,500
--------  ----------------------  --------------  --------  --------


ITEM 8.   SERVICE, SALES AND CONSTRUCTION CONTRACTS

PART I.   Intercompany Contracts.

          None

PART II. System contracts to purchase goods or services from any affiliate (other than a System company) or a company in which any director or executive officer is a partner or owns 5% or more of any class of equity securities.

          None.

PART III. System contracts with others on a continuing basis for management, supervisory, or financial advisory review.

         None.


ITEM 9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

     Burney, an indirect subsidiary of Conectiv, holds a 45% direct and indirect interest in Burney Forest Products, A Joint Venture, which is an EWG. Conectiv Energy, also an EWG, is in the process of developing two new combustion turbine generation facilities. As of December 31, 1999, Conectiv's investment in EWGs totaled $18.7 million.


                                      (29)

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS


                                                                                              Page Ref
                                                                                              --------
CONSOLIDATING FINANCIAL STATEMENTS
CONSOLIDATING STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 1999
         Conectiv and Subsidiaries                                                               F-1A
         Delmarva Power and Light Company and Subsidiaries                                       F-1B
         Atlantic City Electric Company and Subsidiaries                                         F-1C
         Delmarva Capital Investments, Inc. and Subsidiaries                                     F-1D
         Conectiv Energy Supply, Inc. and Subsidiary                                             F-1E
         Conectiv Services, Inc. and Subsidiaries                                                F-1F
         Conectiv Thermal Systems, Inc. and Subsidiaries                                         F-1G
         Conectiv Solutions LLC and Subsidiaries                                                 F-1H
         Atlantic Generation, Inc. and Subsidiaries                                              F-1I

CONSOLIDATING BALANCE SHEET AS OF DECEMBER 31, 1999
         Conectiv and Subsidiaries                                                               F-2A
         Delmarva Power and Light Company and Subsidiaries                                       F-2B
         Atlantic City Electric Company and Subsidiaries                                         F-2C
         Delmarva Capital Investments, Inc. and Subsidiaries                                     F-2D
         Conectiv Energy Supply, Inc. and Subsidiary                                             F-2E
         Conectiv Services, Inc. and Subsidiaries                                                F-2F
         Conectiv Thermal Systems, Inc. and Subsidiaries                                         F-2G
         Conectiv Solutions LLC and Subsidiaries                                                 F-2H
         Atlantic Generation, Inc. and Subsidiaries                                              F-2I

CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 1999
         Conectiv and Subsidiaries                                                               F-3A
         Delmarva Power and Light Company and Subsidiaries                                       F-3B
         Atlantic City Electric Company and Subsidiaries                                         F-3C
         Delmarva Capital Investments, Inc. and Subsidiaries                                     F-3D
         Conectiv Energy Supply, Inc. and Subsidiary                                             F-3E
         Conectiv Services, Inc. and Subsidiaries                                                F-3F
         Conectiv Thermal Systems, Inc. and Subsidiaries                                         F-3G
         Conectiv Solutions LLC and Subsidiaries                                                 F-3H
         Atlantic Generation, Inc. and Subsidiaries                                              F-3I

CONSOLIDATING STATEMENT OF RETAINED EARNINGS FOR THE YEAR ENDED DECEMBER 31, 1999
         Conectiv and Subsidiaries                                                               F-4A
         Delmarva Power and Light Company and Subsidiaries                                       F-4B
         Atlantic City Electric Company and Subsidiaries                                         F-4C
         Delmarva Capital Investments, Inc. and Subsidiaries                                     F-4D
         Conectiv Energy Supply, Inc. and Subsidiary                                             F-4E
         Conectiv Services, Inc. and Subsidiaries                                                F-4F
         Conectiv Thermal Systems, Inc. and Subsidiaries                                         F-4G
         Conectiv Solutions LLC and Subsidiaries                                                 F-4H
         Atlantic Generation, Inc. and Subsidiaries                                              F-4I

ITEM 10.  Continued

Consolidated Notes 1 through 26, pages II-33 through II-74, to the Consolidated Financial Statements of Conectiv's 1999 Form 10-K filed on March 29, 2000 is incorporated herein by reference.

Consolidated Notes 1 through 23, pages II-23 through II-45, to the Consolidated Financial Statements of Atlantic City Electric Company's 1999 Form 10-K filed on March 29, 2000 is incorporated herein by reference.

Consolidated Notes 1 through 23, pages II-23 through II-47 to the Consolidated Financial Statements of Delmarva Power & Light Company's 1999 Form 10-K filed on March 29, 2000 is incorporated herein by reference.

                           Conectiv and Subsidiaries
                       Consolidating Statement of Income
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)

                                                                   Eliminations
                                                    Total           Reclasses &      Conectiv           DPL               ACE
                                                   Conectiv       Consolidations      Parent        Consolidated      Consolidated
                                                  -----------     --------------    -----------     ------------      -------------
OPERATING REVENUES
    Electric                                      $ 2,459,970      $      --        $      --        $ 1,391,429      $ 1,068,541
    Gas                                               816,245          (27,699)            --            810,573             --
    Other services                                    468,682         (286,600)            --             33,521            8,044
                                                  -----------      -----------      -----------      -----------      -----------
                                                  $ 3,744,897         (314,298)            --          2,235,523        1,076,585
                                                  -----------      -----------      -----------      -----------      -----------

OPERATING EXPENSES
    Electric fuel and purchased power                 952,348             --               --            645,594          306,753
    Gas purchased                                     754,990          (27,268)            --            754,990             --
    Other services' cost of sales                     374,918          (26,653)            --             24,805             --
    Purchased electric capacity                       216,444             --               --             42,815          173,628
    Special charges                                   105,648             --               --             10,504           12,301
    Operation and maintenance                         634,966         (265,588)           1,732          271,693          253,970
    Depreciation and amortization                     271,348            7,073             --            128,927          113,714
    Taxes other than income taxes                      88,646             --                271           41,934           44,288
                                                  -----------      -----------      -----------      -----------      -----------
                                                    3,399,308         (312,436)           2,003        1,921,262          904,655
                                                  -----------      -----------      -----------      -----------      -----------
OPERATING INCOME                                      345,589           (1,862)          (2,003)         314,262          171,931
                                                  -----------      -----------      -----------      -----------      -----------

OTHER INCOME
    Allowance for equity
      funds used during construction                    2,461             --               --              1,677              783
    Other income                                       68,421          (67,851)             513            4,441            7,929
    Minority interest inc. or exp.                       --             (1,755)            --               --               --
    Equity in  consol subs                                  0         (117,506)         129,209             --               --
                                                  -----------      -----------      -----------      -----------      -----------
                                                       70,881         (187,113)         129,722            6,118            8,712
                                                  -----------      -----------      -----------      -----------      -----------

INTEREST EXPENSE
    Interest charges                                  182,821             --             22,557           78,754           60,562
    Allowance for borrowed funds used during
      construction and capitalized interest            (5,639)            --               --             (1,562)            (809)
                                                  -----------      -----------      -----------      -----------      -----------
                                                      177,183             --             22,557           77,193           59,753
                                                  -----------      -----------      -----------      -----------      -----------

PREFERRED STOCK DIVIDEND
    REQUIREMENTS OF SUBSIDIARIES                       19,894            6,572             --              5,687            7,634
                                                  -----------      -----------      -----------      -----------      -----------

INCOME BEFORE INCOME TAXES AND
    EXTRAORDINARY ITEM                                219,394         (195,547)         105,162          237,500          113,256

INCOME TAXES, EXCLUDING INCOME TAXES
    APPLICABLE TO EXTRAORDINARY ITEM                  105,816          (25,588)          (8,416)          95,321           49,326
                                                  -----------      -----------      -----------      -----------      -----------

INCOME BEFORE EXTRAORDINARY ITEM                      113,578         (169,959)         113,578          142,179           63,930

EXTRAORDINARY ITEM                                   (311,718)         311,718         (311,718)        (253,622)         (58,095)
                                                  -----------      -----------      -----------      -----------      -----------

NET INCOME (LOSS)                                    (198,140)         141,759         (198,140)        (111,443)           5,835
                                                  -----------      -----------      -----------      -----------      -----------

DIVIDENDS ON PREFERRED STOCK                             --             (6,572)                            4,440            2,132
                                                  -----------      -----------      -----------      -----------      -----------

EARNINGS APPLICABLE TO COMMON STOCK                  (198,140)         148,331         (198,140)        (115,883)           3,703
                                                  ===========      ===========      ===========      ===========      ===========

EARNINGS (LOSS) APPLICABLE TO:
    Common stock
      Income before extraordinary item            $   106,639
      Extraordinary item, net of income taxes        (295,161)
                                                  -----------
                                                  $  (188,522)
    Class A common stock
      Income before extraordinary item            $     6,939
      Extraordinary item, net of income taxes         (16,557)
                                                  ===========
                                                  $    (9,618)
                                                  ===========


 *  CONFIDENTIAL TREATMENT REQUESTED


                                F-1A Page 1 of 3

                           Conectiv and Subsidiaries
                       Consolidating Statement of Income
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)


                                                         DCI*               CES*
                                                      Consolidated      Consolidated          ASP*              DSC*
                                                      ------------      ------------     ------------      -------------
OPERATING REVENUES
    Electric                                                                                               $          -
    Gas                                                                                                               -
    Other services                                                                                                    -
                                                      ------------      ------------     ------------      -------------
                                                      ------------      ------------     ------------      -------------
OPERATING EXPENSES
    Electric fuel and purchased power                                                                                 -
    Gas purchased                                                                                                     -
    Other services' cost of sales                                                                                     -
    Purchased electric capacity                                                                                       -
    Special charges                                                                                                   -
    Operation and maintenance                                                                                     (1,902)
    Depreciation and amortization                                                                                    394
    Taxes other than income taxes                                                                                     95
                                                      ------------      ------------     ------------      -------------
                                                                                                                  (1,412)
                                                      ------------      ------------     ------------      -------------
OPERATING INCOME                                                                                                   1,412
                                                      ------------      ------------     ------------      -------------

OTHER INCOME
    Allowance for equity
      funds used during construction                                                                                   -
    Other income                                                                                                     130
    Minority interest inc. or exp.                                                                                     -
    Equity in  consol subs                                                                                             -
                                                      ------------      ------------     ------------      -------------
                                                                                                                     130
                                                      ------------      ------------     ------------      -------------

INTEREST EXPENSE
    Interest charges                                                                                                 260
    Allowance for borrowed funds used during
      construction and capitalized interest                                                                            -
                                                      ------------      ------------     ------------      -------------
                                                                                                                     260
                                                      ------------      ------------     ------------      -------------

PREFERRED STOCK DIVIDEND
    REQUIREMENTS OF SUBSIDIARIES                                                                                       -
                                                      ------------      ------------     ------------      -------------

INCOME BEFORE INCOME TAXES AND
    EXTRAORDINARY ITEM                                                                                             1,283

INCOME TAXES, EXCLUDING INCOME TAXES
    APPLICABLE TO EXTRAORDINARY ITEM                                                                                 484
                                                      ------------      ------------     ------------      -------------

INCOME BEFORE EXTRAORDINARY ITEM                                                                                     798

EXTRAORDINARY ITEM                                                                                                     -
                                                      ------------      ------------     ------------      -------------

NET INCOME (LOSS)                                                                                                    798
                                                      ------------      ------------     ------------      -------------

DIVIDENDS ON PREFERRED STOCK
                                                      ------------      ------------     ------------      -------------

EARNINGS APPLICABLE TO COMMON STOCK                                                                                  798
                                                      ============      ============     ============      =============

EARNINGS (LOSS) APPLICABLE TO:
    Common stock
      Income before extraordinary item
      Extraordinary item, net of income taxes

    Class A common stock
      Income before extraordinary item
      Extraordinary item, net of income taxes


                                                           CSI*
                                                        Consolidated       CCI*
                                                        ------------    ----------
OPERATING REVENUES
    Electric
    Gas
    Other services
                                                        ------------    ----------
                                                        ------------    ----------
OPERATING EXPENSES
    Electric fuel and purchased power
    Gas purchased
    Other services' cost of sales
    Purchased electric capacity
    Special charges
    Operation and maintenance
    Depreciation and amortization
    Taxes other than income taxes
                                                        ------------    ----------

                                                        ------------    ----------
OPERATING INCOME
                                                        ------------    ----------

OTHER INCOME
    Allowance for equity
      funds used during construction
    Other income
    Minority interest inc. or exp.
    Equity in  consol subs
                                                        ------------    ----------

                                                        ------------    ----------

INTEREST EXPENSE
    Interest charges
    Allowance for borrowed funds used during
      construction and capitalized interest
                                                        ------------    ----------

                                                        ------------    ----------

PREFERRED STOCK DIVIDEND
    REQUIREMENTS OF SUBSIDIARIES
                                                        ------------    ----------

INCOME BEFORE INCOME TAXES AND
    EXTRAORDINARY ITEM

INCOME TAXES, EXCLUDING INCOME TAXES
    APPLICABLE TO EXTRAORDINARY ITEM
                                                        ------------    ----------

INCOME BEFORE EXTRAORDINARY ITEM

EXTRAORDINARY ITEM
                                                        ------------    ----------

NET INCOME (LOSS)
                                                        ------------    ----------

DIVIDENDS ON PREFERRED STOCK
                                                        ------------    ----------

EARNINGS APPLICABLE TO COMMON STOCK
                                                        ============    ==========

EARNINGS (LOSS) APPLICABLE TO:
    Common stock
      Income before extraordinary item
      Extraordinary item, net of income taxes

    Class A common stock
      Income before extraordinary item
      Extraordinary item, net of income taxes


 *  CONFIDENTIAL TREATMENT REQUESTED


                                F-1A Page 2 of 3

                           Conectiv and Subsidiaries
                       Consolidating Statement of Income
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)

                                                                    Solutions*                        AGI*          Conectiv*
                                                                   Consolidated         CRP*        Consolidated      Energy
                                                                   ------------      ---------      ------------     --------
OPERATING REVENUES
    Electric                                                                         $       -
    Gas                                                                                      -
    Other services                                                                     253,145
                                                                   ------------      ---------      ------------     --------
                                                                                       253,145
                                                                   ------------      ---------      ------------     --------


OPERATING EXPENSES
    Electric fuel and purchased power                                                        -
    Gas purchased                                                                            -
    Other services' cost of sales                                                            -
    Purchased electric capacity                                                              -
    Special charges                                                                          -
    Operation and maintenance                                                          241,960
    Depreciation and amortization                                                        7,194
    Taxes other than income taxes                                                          202
                                                                   ------------      ---------      ------------     --------
                                                                                       249,356
                                                                   ------------      ---------      ------------     --------
OPERATING INCOME                                                                         3,789
                                                                   ------------      ---------      ------------     --------

OTHER INCOME
    Allowance for equity
      funds used during construction                                                         -
    Other income                                                                           213
    Minority interest inc. or exp.                                                           -
    Equity in  consol subs                                                                   -
                                                                   ------------      ---------      ------------     --------
                                                                                           213
                                                                   ------------      ---------      ------------     --------

INTEREST EXPENSE
    Interest charges                                                                     4,710
    Allowance for borrowed funds used during
      construction and capitalized interest                                               (709)
                                                                   ------------      ---------      ------------     --------
                                                                                         4,001
                                                                   ------------      ---------      ------------     --------

PREFERRED STOCK DIVIDEND
    REQUIREMENTS OF SUBSIDIARIES                                                             -
                                                                   ------------      ---------      ------------     --------

INCOME BEFORE INCOME TAXES AND
    EXTRAORDINARY ITEM                                                                       0

INCOME TAXES, EXCLUDING INCOME TAXES
    APPLICABLE TO EXTRAORDINARY ITEM                                                       105
                                                                   ------------      ---------      ------------     --------

INCOME BEFORE EXTRAORDINARY ITEM                                                          (105)

EXTRAORDINARY ITEM                                                                           -
                                                                   ------------      ---------      ------------     --------

NET INCOME (LOSS)                                                                         (105)
                                                                   ------------      ---------      ------------     --------

DIVIDENDS ON PREFERRED STOCK
                                                                   ------------      ---------      ------------     --------

EARNINGS APPLICABLE TO COMMON STOCK                                                       (105)
                                                                   ============      =========      ============     ========

EARNINGS (LOSS) APPLICABLE TO:
    Common stock
      Income before extraordinary item
      Extraordinary item, net of income taxes

    Class A common stock
      Income before extraordinary item
      Extraordinary item, net of income taxes


 *  CONFIDENTIAL TREATMENT REQUESTED


                                F-1A Page 3 of 3

                    Delmarva Power and Light and Subsidiaries
                       Consolidating Statement of Income
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)



                                                                 Eliminations,
                                                    Total DPL      Reclasses &         DPL            DPL
                                                  Consolidated   Consol. Entries     Parent        Financing
                                                  ------------   ---------------   ----------      ---------
OPERATING REVENUES
     Electric                                       1,391,429            --         1,391,429            --
     Gas                                              810,573            --           810,573            --
     Other services                                    33,521            --            33,521            --
                                                   ----------      ----------      ----------      ----------
                                                    2,235,523            --         2,235,523            --
                                                   ----------      ----------      ----------      ----------


OPERATING EXPENSES
     Electric fuel and purchased power                645,594            --           645,594            --
     Gas purchased                                    754,990            --           754,990            --
     Other services' cost of sales                     24,805            --            24,805            --
     Purchased electric capacity                       42,815            --            42,815            --
     Special charges                                   10,504            --            10,504            --
     Operation and maintenance                        271,693            --           271,693            --
     Depreciation and amortization                    128,927            --           128,927            --
     Taxes other than income taxes                     41,934            --            41,934            --
                                                   ----------      ----------      ----------      ----------
                                                    1,921,262            --         1,921,262            --
                                                   ----------      ----------      ----------      ----------
OPERATING INCOME                                      314,261            --           314,261            --
                                                   ----------      ----------      ----------      ----------

OTHER INCOME
     Allowance for equity
         funds used during construction                 1,677            --             1,677            --
     Other income                                       4,441          (5,863)          4,617           5,688
     Minority interest inc. or exp                       --              --              --              --
     Equity in  consol subs                              --              --              --              --
                                                   ----------      ----------      ----------      ----------
                                                        6,118          (5,863)          6,294           5,688
                                                   ----------      ----------      ----------      ----------

INTEREST EXPENSE
     Interest charges                                  78,754          (5,863)         84,618            --
     Allowance for borrowed funds used during
         construction and capitalized interest         (1,562)           --            (1,562)           --
                                                   ----------      ----------      ----------      ----------
                                                       77,192          (5,863)         83,055            --
                                                   ----------      ----------      ----------      ----------

PREFERRED STOCK DIVIDEND
     REQUIREMENTS OF SUBSIDIARIES                       5,687            --              --             5,687
                                                   ----------      ----------      ----------      ----------

INCOME BEFORE INCOME TAXES AND
     EXTRAORDINARY ITEM                               237,500            --           237,500               0

INCOME TAXES, EXCLUDING INCOME TAXES
     APPLICABLE TO EXTRAORDINARY ITEM                  95,321            --            95,321            --
                                                   ----------      ----------      ----------      ----------

INCOME BEFORE EXTRAORDINARY ITEM                      142,179            --           142,179               0

EXTRAORDINARY ITEM                                   (253,622)           --          (253,622)           --
                                                   ----------      ----------      ----------      ----------

NET INCOME (LOSS)                                    (111,443)           --          (111,443)              0
                                                   ----------      ----------      ----------      ----------

DIVIDENDS ON PREFERRED STOCK                            4,440            --             4,440            --
                                                   ----------      ----------      ----------      ----------

EARNINGS APPLICABLE TO COMMON STOCK                  (115,883)           --          (115,883)              0
                                                   ==========      ==========      ==========      ==========


EARNINGS (LOSS) APPLICABLE TO:
     Common stock
         Income before extraordinary item
         Extraordinary item, net of income taxes

     Class A common stock
         Income before extraordinary item
         Extraordinary item, net of income taxes


                                      F-1B

                Atlantic City Electric Company and Subsidiaries
                       Consolidating Statement of Income
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)


                                                                  Eliminations,
                                                    Total ACE      Reclasses &         ACE            ACE           ACE
                                                   Consolidated   Consol. Entries     Parent        Capital I    Capital II
                                                   ------------   --------------    ---------      ----------    ----------
OPERATING REVENUES
     Electric                                       1,068,541            --         1,068,541            --             --
     Gas                                                 --              --              --              --             --
     Other services                                     8,044            --             8,044            --             --
                                                   ----------      ----------      ----------      ----------     ----------
                                                    1,076,585            --         1,076,585            --             --
                                                   ----------      ----------      ----------      ----------     ----------


OPERATING EXPENSES
     Electric fuel and purchased power                306,753            --           306,753            --             --
     Gas purchased                                       --              --              --              --             --
     Other services' cost of sales                       --              --              --              --             --
     Purchased electric capacity                      173,628            --           173,628            --             --
     Special charges                                   12,301            --            12,301            --             --
     Operation and maintenance                        253,970            --           253,970            --             --
     Depreciation and amortization                    113,714            --           113,714            --             --
     Taxes other than income taxes                     44,288            --            44,288            --             --
                                                   ----------      ----------      ----------      ----------     ----------
                                                      904,654            --           904,654            --             --
                                                   ----------      ----------      ----------      ----------     ----------
OPERATING INCOME                                      171,931            --           171,931            --             --
                                                   ----------      ----------      ----------      ----------     ----------

OTHER INCOME
     Allowance for equity
         funds used during construction                   783            --               783            --             --
     Other income                                       7,929          (7,854)          8,149           5,775          1,859
     Minority interest inc. or exp                       --              --              --              --             --
     Equity in  consol subs                              --              --              --              --             --
                                                   ----------      ----------      ----------      ----------     ----------
                                                        8,712          (7,854)          8,933           5,775          1,859
                                                   ----------      ----------      ----------      ----------     ----------

INTEREST EXPENSE
     Interest charges                                  60,562          (7,854)         68,417            --             --
     Allowance for borrowed funds used during
         construction and capitalized interest           (809)           --              (809)           --             --
                                                   ----------      ----------      ----------      ----------     ----------
                                                       59,753          (7,854)         67,608            --             --
                                                   ----------      ----------      ----------      ----------     ----------

PREFERRED STOCK DIVIDEND
     REQUIREMENTS OF SUBSIDIARIES                       7,634            --              --             5,775          1,859
                                                   ----------      ----------      ----------      ----------     ----------

INCOME BEFORE INCOME TAXES AND
     EXTRAORDINARY ITEM                               113,255            --           113,255            --                0

INCOME TAXES, EXCLUDING INCOME TAXES
     APPLICABLE TO EXTRAORDINARY ITEM                  49,326            --            49,326            --             --
                                                   ----------      ----------      ----------      ----------     ----------

INCOME BEFORE EXTRAORDINARY ITEM                       63,930            --            63,930            --                0

EXTRAORDINARY ITEM                                    (58,095)           --           (58,095)           --             --
                                                   ----------      ----------      ----------      ----------     ----------

NET INCOME (LOSS)                                       5,835            --             5,835            --                0
                                                   ----------      ----------      ----------      ----------     ----------

DIVIDENDS ON PREFERRED STOCK                            2,132            --             2,132            --             --
                                                   ----------      ----------      ----------      ----------     ----------

EARNINGS APPLICABLE TO COMMON STOCK                     3,703            --             3,703            --                0
                                                   ==========      ==========      ==========      ==========     ==========

EARNINGS (LOSS) APPLICABLE TO:
     Common stock
         Income before extraordinary item
         Extraordinary item, net of income taxes

     Class A common stock
         Income before extraordinary item
         Extraordinary item, net of income taxes


                                      F-1C

              Delmarva Capital Investments, Inc. and Subsidiaries*
                       Consolidating Statement of Income
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)


                                                                                         Eliminations
                                                       Total DCI          Reclasses &        DCI
                                                      Consolidated      Consol. Entries     Parent            DCI I
                                                      ------------      ---------------   -----------      ------------
OPERATING REVENUES
     Electric
     Gas
     Other services
                                                      ------------      ------------     ------------      -------------


OPERATING EXPENSES
     Electric fuel and purchased power
     Gas purchased
     Other services' cost of sales
     Purchased electric capacity
     Special charges
     Operation and maintenance
     Depreciation and amortization
     Taxes other than income taxes
                                                      ------------      ------------     ------------      -------------

                                                      ------------      ------------     ------------      -------------
OPERATING INCOME
                                                      ------------      ------------     ------------      -------------

OTHER INCOME
     Allowance for equity
         funds used during construction
     Other income
     Minority interest inc. or exp.
     Equity in consol subs
                                                      ------------      ------------     ------------      -------------

                                                      ------------      ------------     ------------      -------------

INTEREST EXPENSE
     Interest charges
     Allowance for borrowed funds used during
         construction and capitalized interest
                                                      ------------      ------------     ------------      -------------

PREFERRED STOCK DIVIDEND
     REQUIREMENTS OF SUBSIDIARIES

INCOME BEFORE INCOME TAXES AND
     EXTRAORDINARY ITEM

INCOME TAXES, EXCLUDING INCOME TAXES
     APPLICABLE TO EXTRAORDINARY ITEM
                                                      ------------      ------------     ------------      -------------

INCOME BEFORE EXTRAORDINARY ITEM

EXTRAORDINARY ITEM
                                                      ------------      ------------     ------------      -------------

NET INCOME (LOSS)
                                                      ------------      ------------     ------------      -------------

DIVIDENDS ON PREFERRED STOCK
                                                      ------------      ------------     ------------      -------------

EARNINGS APPLICABLE TO COMMON STOCK
                                                      ============      ============     ============      =============


EARNINGS (LOSS) APPLICABLE TO:
     Common stock
         Income before extraordinary item
         Extraordinary item, net of income taxes

     Class A common stock
         Income before extraordinary item
         Extraordinary item, net of income taxes


                                                          DCI II         Burney
                                                       ------------    ----------
OPERATING REVENUES
     Electric
     Gas
     Other services
                                                        ------------    ----------


OPERATING EXPENSES
     Electric fuel and purchased power
     Gas purchased
     Other services' cost of sales
     Purchased electric capacity
     Special charges
     Operation and maintenance
     Depreciation and amortization
     Taxes other than income taxes
                                                        ------------    ----------

                                                        ------------    ----------
OPERATING INCOME
                                                        ------------    ----------

OTHER INCOME
     Allowance for equity
         funds used during construction
     Other income
     Minority interest inc. or exp.
     Equity in  consol subs
                                                        ------------    ----------

                                                        ------------    ----------

INTEREST EXPENSE
     Interest charges
     Allowance for borrowed funds used during
         construction and capitalized interest
                                                        ------------    ----------

PREFERRED STOCK DIVIDEND
     REQUIREMENTS OF SUBSIDIARIES

INCOME BEFORE INCOME TAXES AND
     EXTRAORDINARY ITEM

INCOME TAXES, EXCLUDING INCOME TAXES
     APPLICABLE TO EXTRAORDINARY ITEM
                                                        ------------    ----------

INCOME BEFORE EXTRAORDINARY ITEM

EXTRAORDINARY ITEM
                                                        ------------    ----------

NET INCOME (LOSS)
                                                        ------------    ----------

DIVIDENDS ON PREFERRED STOCK
                                                        ------------    ----------

EARNINGS APPLICABLE TO COMMON STOCK
                                                        ============    ==========


EARNINGS (LOSS) APPLICABLE TO:
     Common stock
         Income before extraordinary item
         Extraordinary item, net of income taxes

     Class A common stock
         Income before extraordinary item
         Extraordinary item, net of income taxes


 *  CONFIDENTIAL TREATMENT REQUESTED


                                      F-1D

                 Conectiv Energy Supply, Inc. and Subsidiaries*
                        Consolidating Statement of Income
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)

                                                                               Eliminations,         Conectiv
                                                             Total CES          Reclasses &           Energy
                                                           Consolidated       Consol. Entries         Parent           COSC
                                                           -------------      ---------------       ----------      ----------
OPERATING REVENUES
     Electric
     Gas
     Other services
                                                           -------------      ---------------       ----------      ----------

                                                           -------------      ---------------       ----------      ----------

OPERATING EXPENSES
     Electric fuel and purchased power
     Gas purchased
     Other services' cost of sales
     Purchased electric capacity
     Special charges
     Operation and maintenance
     Depreciation and amortization
     Taxes other than income taxes
                                                           -------------      ---------------       ----------      ----------

                                                           -------------      ---------------       ----------      ----------
OPERATING INCOME
                                                           -------------      ---------------       ----------      ----------

OTHER INCOME
     Allowance for equity
         funds used during construction
     Other income
     Minority interest inc. or exp.
     Equity in  consol subs
                                                           -------------      ---------------       ----------      ----------

                                                           -------------      ---------------       ----------      ----------

INTEREST EXPENSE
     Interest charges
     Allowance for borrowed funds used during
         construction and capitalized interest
                                                           -------------      ---------------       ----------      ----------

                                                           -------------      ---------------       ----------      ----------

PREFERRED STOCK DIVIDEND
     REQUIREMENTS OF SUBSIDIARIES
                                                           -------------      ---------------       ----------      ----------

INCOME BEFORE INCOME TAXES AND
     EXTRAORDINARY ITEM

INCOME TAXES, EXCLUDING INCOME TAXES
     APPLICABLE TO EXTRAORDINARY ITEM
                                                           -------------      ---------------       ----------      ----------

INCOME BEFORE EXTRAORDINARY ITEM

EXTRAORDINARY ITEM
                                                           -------------      ---------------       ----------      ----------

NET INCOME (LOSS)
                                                           -------------      ---------------       ----------      ----------

DIVIDENDS ON PREFERRED STOCK
                                                           -------------      ---------------       ----------      ----------

EARNINGS APPLICABLE TO COMMON STOCK
                                                           =============      ===============       ==========      ==========


EARNINGS (LOSS) APPLICABLE TO:
     Common stock
         Income before extraordinary item
         Extraordinary item, net of income taxes

     Class A common stock
         Income before extraordinary item
         Extraordinary item, net of income taxes

 *  CONFIDENTIAL TREATMENT REQUESTED


                                      F-1E

                    Conectiv Services, Inc. and Subsidiaries
                        Consolidating Statement of Income
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)


                                                                                            Eliminations,
                                                                          Total CSI          Reclasses &
                                                                        Consolidated       Consol. Entries          CSI
                                                                        ------------       ---------------       ---------
OPERATING REVENUES
    Electric
    Gas
    Other services
                                                                        ------------       ---------------       ---------

                                                                        ------------       ---------------       ---------


OPERATING EXPENSES
    Electric fuel and purchased power
    Gas purchased
    Other services' cost of sales
    Purchased electric capacity
    Special charges
    Operation and maintenance
    Depreciation and amortization
    Taxes other than income taxes
                                                                        ------------       ---------------       ---------

                                                                        ------------       ---------------       ---------
OPERATING INCOME
                                                                        ------------       ---------------       ---------

OTHER INCOME
    Allowance for equity
        funds used during construction
    Other income
    Minority interest inc. or exp.
    Equity in  consol subs
                                                                        ------------       ---------------       ---------

                                                                        ------------       ---------------       ---------

INTEREST EXPENSE
    Interest charges
    Allowance for borrowed funds used during
        construction and capitalized interest
                                                                        ------------       ---------------       ---------

                                                                        ------------       ---------------       ---------

PREFERRED STOCK DIVIDEND
    REQUIREMENTS OF SUBSIDIARIES
                                                                        ------------       ---------------       ---------

INCOME BEFORE INCOME TAXES AND
    EXTRAORDINARY ITEM

INCOME TAXES, EXCLUDING INCOME TAXES
    APPLICABLE TO EXTRAORDINARY ITEM
                                                                        ------------       ---------------       ---------

INCOME BEFORE EXTRAORDINARY ITEM

EXTRAORDINARY ITEM
                                                                        ------------       ---------------       ---------

NET INCOME (LOSS)
                                                                        ------------       ---------------       ---------

DIVIDENDS ON PREFERRED STOCK
                                                                        ------------       ---------------       ---------

EARNINGS APPLICABLE TO COMMON STOCK
                                                                        ============       ===============       =========


EARNINGS (LOSS) APPLICABLE TO:
    Common stock
        Income before extraordinary item
        Extraordinary item, net of income taxes

    Class A common stock
        Income before extraordinary item
        Extraordinary item, net of income taxes



                                                                                             CTS
                                                                        Plumbing        Consolidated        ENERVAL
                                                                        --------        ------------        -------
OPERATING REVENUES
    Electric
    Gas
    Other services
                                                                        --------        ------------        -------

                                                                        --------        ------------        -------


OPERATING EXPENSES
    Electric fuel and purchased power
    Gas purchased
    Other services' cost of sales
    Purchased electric capacity
    Special charges
    Operation and maintenance
    Depreciation and amortization
    Taxes other than income taxes
                                                                        --------        ------------        -------

                                                                        --------        ------------        -------
OPERATING INCOME
                                                                        --------        ------------        -------

OTHER INCOME
    Allowance for equity
        funds used during construction
    Other income
    Minority interest inc. or exp.
    Equity in  consol subs
                                                                        --------        ------------        -------

                                                                        --------        ------------        -------

INTEREST EXPENSE
    Interest charges
    Allowance for borrowed funds used during
        construction and capitalized interest
                                                                        --------        ------------        -------

                                                                        --------        ------------        -------

PREFERRED STOCK DIVIDEND
    REQUIREMENTS OF SUBSIDIARIES
                                                                        --------        ------------        -------

INCOME BEFORE INCOME TAXES AND
    EXTRAORDINARY ITEM

INCOME TAXES, EXCLUDING INCOME TAXES
    APPLICABLE TO EXTRAORDINARY ITEM
                                                                        --------        ------------        -------

INCOME BEFORE EXTRAORDINARY ITEM

EXTRAORDINARY ITEM
                                                                        --------        ------------        -------

NET INCOME (LOSS)
                                                                        --------        ------------        -------

DIVIDENDS ON PREFERRED STOCK
                                                                        --------        ------------        -------

EARNINGS APPLICABLE TO COMMON STOCK
                                                                        ========        ============        =======


EARNINGS (LOSS) APPLICABLE TO:
    Common stock
        Income before extraordinary item
        Extraordinary item, net of income taxes

    Class A common stock
        Income before extraordinary item
        Extraordinary item, net of income taxes


 *  CONFIDENTIAL TREATMENT REQUESTED


                                      F-1F

                Conectiv Thermal Systems, Inc. and Subsidiaries
                        Consolidating Statement of Income
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)

                                                                                           Eliminations,
                                                                        Total CTS           Reclasses &            CTS
                                                                      Consolidated        Consol. Entries        Parent
                                                                      ------------        ---------------      -----------
OPERATING REVENUES
     Electric
     Gas
     Other services
                                                                      ------------        ---------------      -----------

                                                                      ------------        ---------------      -----------


OPERATING EXPENSES
     Electric fuel and purchased power
     Gas purchased
     Other services' cost of sales
     Purchased electric capacity
     Special charges
     Operation and maintenance
     Depreciation and amortization
     Taxes other than income taxes
                                                                      ------------        ---------------      -----------

                                                                      ------------        ---------------      -----------
OPERATING INCOME
                                                                      ------------        ---------------      -----------

OTHER INCOME
     Allowance for equity
         funds used during construction
     Other income
     Minority interest inc. or exp.
     Equity in  consol subs
                                                                      ------------        ---------------      -----------

                                                                      ------------        ---------------      -----------

INTEREST EXPENSE
     Interest charges
     Allowance for borrowed funds used during
         construction and capitalized interest
                                                                      ------------        ---------------      -----------

                                                                      ------------        ---------------      -----------

PREFERRED STOCK DIVIDEND
     REQUIREMENTS OF SUBSIDIARIES
                                                                      ------------        ---------------      -----------

INCOME BEFORE INCOME TAXES AND
     EXTRAORDINARY ITEM

INCOME TAXES, EXCLUDING INCOME TAXES
     APPLICABLE TO EXTRAORDINARY ITEM
                                                                      ------------        ---------------      -----------

INCOME BEFORE EXTRAORDINARY ITEM

EXTRAORDINARY ITEM
                                                                      ------------        ---------------      -----------

NET INCOME (LOSS)
                                                                      ------------        ---------------      -----------

DIVIDENDS ON PREFERRED STOCK
                                                                      ------------        ---------------      -----------

EARNINGS APPLICABLE TO COMMON STOCK
                                                                      ============        ===============      ===========

EARNINGS (LOSS) APPLICABLE TO:
     Common stock
         Income before extraordinary item
         Extraordinary item, net of income taxes

     Class A common stock
         Income before extraordinary item
         Extraordinary item, net of income taxes


                                                                          ATS
                                                                      Operations           AJTS              TELP
                                                                      ----------        ----------         ---------
OPERATING REVENUES
     Electric
     Gas
     Other services
                                                                      ----------        ----------         ---------

                                                                      ----------        ----------         ---------


OPERATING EXPENSES
     Electric fuel and purchased power
     Gas purchased
     Other services' cost of sales
     Purchased electric capacity
     Special charges
     Operation and maintenance
     Depreciation and amortization
     Taxes other than income taxes
                                                                      ----------        ----------         ---------

                                                                      ----------        ----------         ---------
OPERATING INCOME
                                                                      ----------        ----------         ---------

OTHER INCOME
     Allowance for equity
         funds used during construction
     Other income
     Minority interest inc. or exp.
     Equity in  consol subs
                                                                      ----------        ----------         ---------

                                                                      ----------        ----------         ---------

INTEREST EXPENSE
     Interest charges
     Allowance for borrowed funds used during
         construction and capitalized interest
                                                                      ----------        ----------         ---------

                                                                      ----------        ----------         ---------

PREFERRED STOCK DIVIDEND
     REQUIREMENTS OF SUBSIDIARIES
                                                                      ----------        ----------         ---------

INCOME BEFORE INCOME TAXES AND
     EXTRAORDINARY ITEM

INCOME TAXES, EXCLUDING INCOME TAXES
     APPLICABLE TO EXTRAORDINARY ITEM
                                                                      ----------        ----------         ---------

INCOME BEFORE EXTRAORDINARY ITEM

EXTRAORDINARY ITEM
                                                                      ----------        ----------         ---------

NET INCOME (LOSS)
                                                                      ----------        ----------         ---------

DIVIDENDS ON PREFERRED STOCK
                                                                      ----------        ----------         ---------

EARNINGS APPLICABLE TO COMMON STOCK
                                                                      ==========        ==========         =========

EARNINGS (LOSS) APPLICABLE TO:
     Common stock
         Income before extraordinary item
         Extraordinary item, net of income taxes

     Class A common stock
         Income before extraordinary item
         Extraordinary item, net of income taxes


 *  CONFIDENTIAL TREATMENT REQUESTED


                                      F-1G

                    Conectiv Solutions, Inc. and Subsidiaries
                        Consolidating Statement of Income
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)

                                                                                  Eliminations,
                                                           Total Solutions         Reclasses &        Solutions         ATE
                                                            Consolidated         Consol. Entries       Parent      Consolidated
                                                            ------------         ---------------     ---------     -------------
OPERATING REVENUES
     Electric
     Gas
     Other services
                                                            ------------         ---------------     ---------     -------------

                                                            ------------         ---------------     ---------     -------------

OPERATING EXPENSES
     Electric fuel and purchased power
     Gas purchased
     Other services' cost of sales
     Purchased electric capacity
     Special charges
     Operation and maintenance
     Depreciation and amortization
     Taxes other than income taxes
                                                            ------------         ---------------     ---------     -------------

                                                            ------------         ---------------     ---------     -------------
OPERATING INCOME
                                                            ------------         ---------------     ---------     -------------

OTHER INCOME
     Allowance for equity
         funds used during construction
     Other income
     Minority interest inc. or exp.
     Equity in  consol subs
                                                            ------------         ---------------     ---------     -------------

                                                            ------------         ---------------     ---------     -------------

INTEREST EXPENSE
     Interest charges
     Allowance for borrowed funds used during
         construction and capitalized interest
                                                            ------------         ---------------     ---------     -------------

                                                            ------------         ---------------     ---------     -------------

PREFERRED STOCK DIVIDEND
     REQUIREMENTS OF SUBSIDIARIES
                                                            ------------         ---------------     ---------     -------------

INCOME BEFORE INCOME TAXES AND
     EXTRAORDINARY ITEM

INCOME TAXES, EXCLUDING INCOME TAXES
     APPLICABLE TO EXTRAORDINARY ITEM
                                                            ------------         ---------------     ---------     -------------

INCOME BEFORE EXTRAORDINARY ITEM

EXTRAORDINARY ITEM
                                                            ------------         ---------------     ---------     -------------

NET INCOME (LOSS)
                                                            ------------         ---------------     ---------     -------------

DIVIDENDS ON PREFERRED STOCK
                                                            ------------         ---------------     ---------     -------------

EARNINGS APPLICABLE TO COMMON STOCK
                                                            ============         ===============     =========     =============

EARNINGS (LOSS) APPLICABLE TO:
     Common stock
         Income before extraordinary item
         Extraordinary item, net of income taxes

     Class A common stock
         Income before extraordinary item
         Extraordinary item, net of income taxes


                                                                            King St.        Elimination
                                                              ATE          Assurance        ATE/King St.
                                                           ----------      ---------        ------------
OPERATING REVENUES
     Electric
     Gas
     Other services
                                                           ----------      ---------        ------------

                                                           ----------      ---------        ------------

OPERATING EXPENSES
     Electric fuel and purchased power
     Gas purchased
     Other services' cost of sales
     Purchased electric capacity
     Special charges
     Operation and maintenance
     Depreciation and amortization
     Taxes other than income taxes
                                                           ----------      ---------        ------------

                                                           ----------      ---------        ------------
OPERATING INCOME
                                                           ----------      ---------        ------------

OTHER INCOME
     Allowance for equity
         funds used during construction
     Other income
     Minority interest inc. or exp.
     Equity in  consol subs
                                                           ----------      ---------        ------------

                                                           ----------      ---------        ------------

INTEREST EXPENSE
     Interest charges
     Allowance for borrowed funds used during
         construction and capitalized interest
                                                           ----------      ---------        ------------

                                                           ----------      ---------        ------------

PREFERRED STOCK DIVIDEND
     REQUIREMENTS OF SUBSIDIARIES
                                                           ----------      ---------        ------------

INCOME BEFORE INCOME TAXES AND
     EXTRAORDINARY ITEM

INCOME TAXES, EXCLUDING INCOME TAXES
     APPLICABLE TO EXTRAORDINARY ITEM
                                                           ----------      ---------        ------------

INCOME BEFORE EXTRAORDINARY ITEM

EXTRAORDINARY ITEM
                                                           ----------      ---------        ------------

NET INCOME (LOSS)
                                                           ----------      ---------        ------------

DIVIDENDS ON PREFERRED STOCK
                                                           ----------      ---------        ------------

EARNINGS APPLICABLE TO COMMON STOCK
                                                           ==========      =========        ============

EARNINGS (LOSS) APPLICABLE TO:
     Common stock
         Income before extraordinary item
         Extraordinary item, net of income taxes

     Class A common stock
         Income before extraordinary item
         Extraordinary item, net of income taxes


 *  CONFIDENTIAL TREATMENT REQUESTED


                                      F-1H

                   Atlantic Generation, Inc. and Subsidiaries
                        Consolidating Statement of Income
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)

                                                                                  Eliminations,
                                                              Total AGI           Reclasses &         AGI
                                                              Consolidated        Consol. Entries     Parent      Vin LTD
                                                              ------------        ---------------    --------     -------
OPERATING REVENUES
     Electric
     Gas
     Other services
                                                              ------------        ---------------    --------     -------

                                                              ------------        ---------------    --------     -------


OPERATING EXPENSES
     Electric fuel and purchased power
     Gas purchased
     Other services' cost of sales
     Purchased electric capacity
     Special charges
     Operation and maintenance
     Depreciation and amortization
     Taxes other than income taxes
                                                              ------------        ---------------    --------     -------

                                                              ------------        ---------------    --------     -------
OPERATING INCOME
                                                              ------------        ---------------    --------     -------

OTHER INCOME
     Allowance for equity
         funds used during construction
     Other income
     Minority interest inc. or exp.
     Equity in  consol subs
                                                              ------------        ---------------    --------     -------

                                                              ------------        ---------------    --------     -------

INTEREST EXPENSE
     Interest charges
     Allowance for borrowed funds used during
         construction and capitalized interest
                                                              ------------        ---------------    --------     -------

                                                              ------------        ---------------    --------     -------

PREFERRED STOCK DIVIDEND
     REQUIREMENTS OF SUBSIDIARIES
                                                              ------------        ---------------    --------     -------

INCOME BEFORE INCOME TAXES AND
     EXTRAORDINARY ITEM

INCOME TAXES, EXCLUDING INCOME TAXES
     APPLICABLE TO EXTRAORDINARY ITEM
                                                              ------------        ---------------    --------     -------

INCOME BEFORE EXTRAORDINARY ITEM

EXTRAORDINARY ITEM
                                                              ------------        ---------------    --------     -------

NET INCOME (LOSS)
                                                              ------------        ---------------    --------     -------

DIVIDENDS ON PREFERRED STOCK
                                                              ------------        ---------------    --------     -------

EARNINGS APPLICABLE TO COMMON STOCK
                                                              ============        ===============    ========     =======

EARNINGS (LOSS) APPLICABLE TO:
     Common stock
         Income before extraordinary item
         Extraordinary item, net of income taxes

     Class A common stock
         Income before extraordinary item
         Extraordinary item, net of income taxes


                                                              Vin Gen      Bing LTD      Bing Gen      Ped Gen
                                                              -------      --------      --------      --------
OPERATING REVENUES
     Electric
     Gas
     Other services
                                                              -------      --------      --------      --------

                                                              -------      --------      --------      --------

OPERATING EXPENSES
     Electric fuel and purchased power
     Gas purchased
     Other services' cost of sales
     Purchased electric capacity
     Special charges
     Operation and maintenance
     Depreciation and amortization
     Taxes other than income taxes
                                                              -------      --------      --------      --------

                                                              -------      --------      --------      --------
OPERATING INCOME
                                                              -------      --------      --------      --------

OTHER INCOME
     Allowance for equity
         funds used during construction
     Other income
     Minority interest inc. or exp.
     Equity in  consol subs
                                                              -------      --------      --------      --------

                                                              -------      --------      --------      --------

INTEREST EXPENSE
     Interest charges
     Allowance for borrowed funds used during
         construction and capitalized interest
                                                              -------      --------      --------      --------

                                                              -------      --------      --------      --------

PREFERRED STOCK DIVIDEND
     REQUIREMENTS OF SUBSIDIARIES
                                                              -------      --------      --------      --------

INCOME BEFORE INCOME TAXES AND
     EXTRAORDINARY ITEM

INCOME TAXES, EXCLUDING INCOME TAXES
     APPLICABLE TO EXTRAORDINARY ITEM
                                                              -------      --------      --------      --------

INCOME BEFORE EXTRAORDINARY ITEM

EXTRAORDINARY ITEM
                                                              -------      --------      --------      --------

NET INCOME (LOSS)
                                                              -------      --------      --------      --------

DIVIDENDS ON PREFERRED STOCK
                                                              -------      --------      --------      --------

EARNINGS APPLICABLE TO COMMON STOCK
                                                              =======      ========      ========      ========

EARNINGS (LOSS) APPLICABLE TO:
     Common stock
         Income before extraordinary item
         Extraordinary item, net of income taxes

     Class A common stock
         Income before extraordinary item
         Extraordinary item, net of income taxes


 *  CONFIDENTIAL TREATMENT REQUESTED


                                      F-1I

                            Conectiv and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)

                                                                      ELIMINATIONS
                                                         TOTAL         RECLASSES &        CONECTIV         DPL              ACE
                                                        CONECTIV     CONSOLIDATIONS        PARENT      CONSOLIDATED    CONSOLIDATED
                                                       ----------    --------------      ----------    ------------    ------------
ASSETS

CURRENT ASSETS
    Cash and cash equivalents                              56,239            --             3,960            648           7,924
    Dividends receivable from subsidiaries                   --           (23,536)         23,536
    Accounts receivable                                   556,027          (9,165)            600        315,169         137,379
    Allowance for Doubtful Accounts                       (11,564)           --              --           (6,479)         (3,500)
    Intercompany Loan Receivable (Money Pool)                --          (280,245)        136,456         13,473          73,532
    Inventories, at average cost
      Fuel (coal, oil and gas)                             65,360            --              --           45,686          19,598
      Materials and supplies                               58,177            --              --           31,855           8,890
    Prepaid New Jersey sales and excise taxes              (2,048)           --              --             --            (2,048)
    Deferred energy supply costs                            8,612            --              --            8,612            --
    Other prepayments                                      20,295            --              --           14,152           2,223
    Taxes Receivable                                       15,584         (72,899)           --             --            88,483
    Deferred income taxes, net                             25,176          (1,842)          1,838         18,935           6,245
                                                       ----------      ----------      ----------     ----------      ----------
                                                          791,857        (387,687)        166,390        442,050         338,726
                                                       ----------      ----------      ----------     ----------      ----------

INVESTMENTS
    Investment in leveraged leases                         72,161            --              --             --              --
    Funds held by trustee                                 173,247            --              --           67,896         105,268
    Investment in Consolidated Companies                      205      (1,655,702)      1,647,529            103             103
    Notes receivalbe from subsidiary companies               --          (151,178)        151,178           --
    Other investments                                     100,559          (2,383)          5,675          1,512               0
                                                       ----------      ----------      ----------     ----------      ----------
                                                          346,172      (1,809,263)      1,804,382         69,510         105,371
                                                       ----------      ----------      ----------     ----------      ----------

PROPERTY, PLANT AND EQUIPMENT
    Electric generation                                 1,571,556            --              --        1,314,657         256,899
    Electric transmission and distribution              2,633,375            --              --        1,398,574       1,224,644
    Gas transmission and distribution                     265,708            --              --          265,708            --
    Other electric and gas facilities                     405,303            --              --          202,953         128,388
    Telecommunications, thermal systems, and other
       property, plant, and equipment                     238,229              (1)           --            5,469           5,772
                                                       ----------      ----------      ----------     ----------      ----------
                                                        5,114,170              (1)           --        3,187,361       1,615,703
    Less: Accumulated depreciation                      2,097,529            --              --        1,434,597         626,080
                                                       ----------      ----------      ----------     ----------      ----------
    Net plant in service                                3,016,641              (1)           --        1,752,763         989,623
    Construction work-in-progress                         199,390               1            --           64,747          46,025
    Leased nuclear fuel, at amortized cost                 55,983          25,592          30,391
    Goodwill, net                                         369,468         275,792            --           69,850            --
                                                       ----------      ----------      ----------     ----------      ----------
                                                        3,641,482         275,792            --        1,912,953       1,066,039
                                                       ----------      ----------      ----------     ----------      ----------

DEFERRED CHARGES AND OTHER ASSETS
    Recoverable stranded costs                          1,030,049            --              --           41,775         988,273
    Deferred recoverable income taxes                      93,853            --              --           71,986          21,867
    Unrecovered purchased power costs                      28,923            --              --             --            28,923
    Unrecovered New Jersey state excise tax                22,567            --              --             --            22,567
    Deferred debt refinancing costs                        21,113            --              --            7,538          13,574
    Deferred other postretirement benefit costs            32,479            --              --             --            32,479
    Prepaid employee benefits costs                        35,005         (89,606)           --          129,962            --
    Unamortized debt expense                               28,045            --             1,477         11,106          14,197
    License fees                                           23,331            --              --             --              --
    Other                                                  41,450             460             297         17,904          19,818
                                                       ----------      ----------      ----------     ----------      ----------
                                                        1,356,814         (89,146)          1,774        280,272       1,141,699
                                                       ----------      ----------      ----------     ----------      ----------
TOTAL ASSETS                                            6,136,325      (2,010,304)      1,972,546      2,704,785       2,651,834
                                                       ==========      ==========      ==========     ==========      ==========


                                F-2A Page 1 0f 6

                            Conectiv and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)



                                                                     DCI *                CES*
                                                                 CONSOLIDATED         CONSOLIDATED               ASP*
                                                                 ------------         ------------            ------------
ASSETS

CURRENT ASSETS
    Cash and cash equivalents
    Dividends receivable from subsidiaries
    Accounts receivable
    Allowance for Doubtful Accounts
    Intercompany Loan Receivable (Money Pool)
    Inventories, at average cost
      Fuel (coal, oil and gas)
      Materials and supplies
    Prepaid New Jersey sales and excise taxes
    Deferred energy supply costs
    Other prepayments
    Taxes Receivable
    Deferred income taxes, net
                                                               ----------------      ----------------      ----------------

                                                               ----------------      ----------------      ----------------

INVESTMENTS
    Investment in leveraged leases
    Funds held by trustee
    Investment in Consolidated Companies
    Notes receivalbe from subsidiary companies
    Other investments
                                                               ----------------      ----------------      ----------------

                                                               ----------------      ----------------      ----------------

PROPERTY, PLANT AND EQUIPMENT
    Electric generation
    Electric transmission and distribution
    Gas transmission and distribution
    Other electric and gas facilities
    Telecommunications, thermal systems, and other
       property, plant, and equipment
                                                               ----------------      ----------------      ----------------

    Less: Accumulated depreciation
                                                               ----------------      ----------------      ----------------
    Net plant in service
    Construction work-in-progress
    Leased nuclear fuel, at amortized cost
    Goodwill, net
                                                               ----------------      ----------------      ----------------

                                                               ----------------      ----------------      ----------------

DEFERRED CHARGES AND OTHER ASSETS
    Recoverable stranded costs
    Deferred recoverable income taxes
    Unrecovered purchased power costs
    Unrecovered New Jersey state excise tax
    Deferred debt refinancing costs
    Deferred other postretirement benefit costs
    Prepaid employee benefits costs
    Unamortized debt expense
    License fees
    Other
                                                               ----------------      ----------------      ----------------

                                                               ----------------      ----------------      ----------------
TOTAL ASSETS
                                                               ================      ================      ================



                                                                                         CSI *
                                                                  DSC*               Consolidated
                                                              ------------           ------------
ASSETS

CURRENT ASSETS
    Cash and cash equivalents                                           -
    Dividends receivable from subsidiaries
    Accounts receivable                                               155
    Allowance for Doubtful Accounts                                     -
    Intercompany Loan Receivable (Money Pool)                       2,460
    Inventories, at average cost
      Fuel (coal, oil and gas)                                          -
      Materials and supplies                                            -
    Prepaid New Jersey sales and excise taxes
    Deferred energy supply costs                                        -
    Other prepayments                                                   -
    Taxes Receivable                                                    -
    Deferred income taxes, net
                                                            ----------------       ----------------
                                                                    2,615
                                                            ----------------       ----------------

INVESTMENTS
    Investment in leveraged leases                                      -
    Funds held by trustee                                               -
    Investment in Consolidated Companies                                -
    Notes receivalbe from subsidiary companies
    Other investments                                               1,571
                                                            ----------------       ----------------
                                                                    1,571
                                                            ----------------       ----------------

PROPERTY, PLANT AND EQUIPMENT
    Electric generation                                                 -
    Electric transmission and distribution                              -
    Gas transmission and distribution                                   -
    Other electric and gas facilities                                   -
    Telecommunications, thermal systems, and other
       property, plant, and equipment                              15,479
                                                            ----------------       ----------------
                                                                   15,479
    Less: Accumulated depreciation                                  5,128
                                                            ----------------       ----------------
    Net plant in service                                           10,350
    Construction work-in-progress                                       -
    Leased nuclear fuel, at amortized cost                              -
    Goodwill, net                                                       -
                                                            ----------------       ----------------
                                                                   10,350
                                                            ----------------       ----------------

DEFERRED CHARGES AND OTHER ASSETS
    Recoverable stranded costs                                          -
    Deferred recoverable income taxes                                   -
    Unrecovered purchased power costs                                   -
    Unrecovered New Jersey state excise tax                             -
    Deferred debt refinancing costs                                     -
    Deferred other postretirement benefit costs                         -
    Prepaid employee benefits costs                                     -
    Unamortized debt expense                                           32
    License fees                                                        -
    Other                                                              43
                                                            ----------------       ----------------
                                                                       76
                                                            ----------------       ----------------
TOTAL ASSETS                                                       14,611
                                                            ================       ================



                                F-2A Page 2 of 6

                            Conectiv and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)




                                                                                        Solutions*
                                                                     CCI*              Consolidated              CRP*
                                                               ----------------      ----------------      ----------------
ASSETS

Current Assets
    Cash and cash equivalents                                                                                          407
    Dividends receivable from subsidiaries
    Accounts receivable                                                                                             39,694
    Allowance for Doubtful Accounts                                                                                      -
    Intercompany Loan Receivable (Money Pool)                                                                            -
    Inventories, at average cost
      Fuel (coal, oil and gas)                                                                                           -
      Materials and supplies                                                                                             -
    Prepaid New Jersey sales and excise taxes
    Deferred energy supply costs                                                                                         -
    Other prepayments                                                                                                1,193
    Taxes Receivable                                                                                                     -
    Deferred income taxes, net
                                                               ----------------      ----------------      ----------------
                                                                                                                    41,294
                                                               ----------------      ----------------      ----------------

Investments
    Investment in leveraged leases                                                                                       -
    Funds held by trustee                                                                                                -
    Investment in Consolidated Companies                                                                                 -
    Notes receivalbe from subsidiary companies
    Other investments                                                                                                    -
                                                               ----------------      ----------------      ----------------
                                                                                                                         -
                                                               ----------------      ----------------      ----------------

Property, Plant and Equipment
    Electric generation                                                                                                  -
    Electric transmission and distribution                                                                          10,157
    Gas transmission and distribution                                                                                    -
    Other electric and gas facilities                                                                               73,962
    Telecommunications, thermal systems, and other
       property, plant, and equipment                                                                                    -
                                                               ----------------      ----------------      ----------------
                                                                                                                    84,119
    Less: Accumulated depreciation                                                                                   6,537
                                                               ----------------      ----------------      ----------------
    Net plant in service                                                                                            77,582
    Construction work-in-progress                                                                                    8,286
    Leased nuclear fuel, at amortized cost                                                                               -
    Goodwill, net                                                                                                        -
                                                               ----------------      ----------------      ----------------
                                                                                                                    85,867
                                                               ----------------      ----------------      ----------------

Deferred Charges and Other Assets
    Recoverable stranded costs                                                                                           -
    Deferred recoverable income taxes                                                                                    -
    Unrecovered purchased power costs                                                                                    -
    Unrecovered New Jersey state excise tax                                                                              -
    Deferred debt refinancing costs                                                                                      -
    Deferred other postretirement benefit costs                                                                          -
    Prepaid employee benefits costs                                                                                 (4,295)
    Unamortized debt expense                                                                                             -
    License fees                                                                                                         -
    Other                                                                                                              (59)
                                                               ----------------      ----------------      ----------------
                                                                                                                    (4,354)
                                                               ----------------      ----------------      ----------------
Total Assets                                                                                                       122,807
                                                               ================      ================      ================




                                                                      AGI *               Conectiv *
                                                                   Consolidated            Energy
                                                                ----------------      ----------------
ASSETS

Current Assets
    Cash and cash equivalents
    Dividends receivable from subsidiaries
    Accounts receivable
    Allowance for Doubtful Accounts
    Intercompany Loan Receivable (Money Pool)
    Inventories, at average cost
      Fuel (coal, oil and gas)
      Materials and supplies
    Prepaid New Jersey sales and excise taxes
    Deferred energy supply costs
    Other prepayments
    Taxes Receivable
    Deferred income taxes, net
                                                                ----------------      ----------------

                                                                ----------------      ----------------

Investments
    Investment in leveraged leases
    Funds held by trustee
    Investment in Consolidated Companies
    Notes receivalbe from subsidiary companies
    Other investments
                                                                ----------------      ----------------

                                                                ----------------      ----------------

Property, Plant and Equipment
    Electric generation
    Electric transmission and distribution
    Gas transmission and distribution
    Other electric and gas facilities
    Telecommunications, thermal systems, and other
       property, plant, and equipment
                                                                ----------------      ----------------

    Less: Accumulated depreciation
                                                                ----------------      ----------------
    Net plant in service
    Construction work-in-progress
    Leased nuclear fuel, at amortized cost
    Goodwill, net
                                                                ----------------      ----------------

                                                                ----------------      ----------------

Deferred Charges and Other Assets
    Recoverable stranded costs
    Deferred recoverable income taxes
    Unrecovered purchased power costs
    Unrecovered New Jersey state excise tax
    Deferred debt refinancing costs
    Deferred other postretirement benefit costs
    Prepaid employee benefits costs
    Unamortized debt expense
    License fees
    Other
                                                                ----------------      ----------------

                                                                ----------------      ----------------
Total Assets
                                                                ================      ================


                               F - 2A Page 3 of 6

                            Conectiv and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)




                                                                                                  Eliminations
                                                                             Total                Reclasses &             Conectiv
                                                                           Conectiv              Consolidations            Parent
                                                                     ----------------       ----------------       -----------------
CURRENT LIABILITIES
    Short-term debt                                                         579,688                      -                 549,685
    Long-term debt due within one year                                       48,937                  1,317                       -
    Variable rate demand bonds                                              158,430                      -                       -
    Intercompany Loan Payable (Money Pool)                                        -               (410,073)                      -
    Accounts payable                                                        307,764                (21,223)                      -
    Taxes accrued                                                                 -                (72,899)                  8,231
    Interest accrued                                                         41,137                 (1,838)                      -
    Dividends payable                                                        27,545                (24,517)                 25,983
    Deferred energy supply costs                                             46,375                 42,647                       -
    Current capital lease obligation                                         28,715                      -                       -
    Above-market purchased energy contracts                                                              -                       -
         and other electric restructuring liabilities                        41,101                      -                       -
    Other                                                                    89,215                     25                     474
                                                                   ----------------       ----------------       -----------------
                                                                          1,368,907               (486,562)                584,373
                                                                   ----------------       ----------------       -----------------

DEFERRED CREDITS AND OTHER LIABILITIES
    Other postretirement benefits obligation                                 96,388                 31,083                       -
    Deferred income taxes, net                                              730,988                (82,457)                      -
    Deferred investment tax credits                                          74,431                      -                       -
    Regulatory liability for New Jersey income tax benefit                   49,262                      -                       -
    Above-market purchased energy contracts
         and other electric restructuring liabilities                       119,704                (42,646)                      -
    Deferred gain on termination of purchased energy contract                70,849                 70,849                       -
    Minority Interest Liability                                                   -                 (8,174)                      -
    Long-term capital lease obligation                                       30,395                      -                       -
    Other                                                                    47,447                                              -
                                                                   ----------------       ----------------       -----------------
                                                                          1,219,464                (31,345)                      -
                                                                   ----------------       ----------------       -----------------

CAPITALIZATION
    Common stock: $0.01 per share par value
      150,000,000 shares authorized; shares outstanding - -
       86,173,169 in 1999, and 100,516,768 in 1998                              863                (54,981)                   863
    Class A common stock, $0.01 par value;
      10,000,000 shares authorized; shares outstanding - -
      5,742,315 in 1999, 6,560,612 in 1998                                       57                      -                     57
    Additional paid-in capital - - common stock                           1,085,060             (1,235,897)             1,085,060
    Additional paid-in capital - - Class A common stock                      93,738                                        93,738
    Retained (deficit) earnings                                             (36,472)              (200,202)               (36,472)
                                                                    ---------------       ----------------       -----------------
                                                                          1,143,246             (1,491,080)              1,143,246
    Treasury shares, at cost:
          167,513 shares in 1999; 185,030 shares in 1998                     (3,446)                     -                  (3,446)
    Unearned compensation                                                    (1,627)                     -                  (1,627)
                                                                    ---------------       ----------------       -----------------
      Total common stockholders' equity                                   1,138,173             (1,491,080)              1,138,173
    Preferred stock of subsidiaries:
      Not subject to mandatory redemption                                    95,933                (23,950)                      -
      Subject to mandatory redemption                                       188,950                 23,950                       -
    Long-term debt                                                        2,124,898                 (1,317)                250,000
                                                                    ---------------       ----------------       -----------------
                                                                          3,547,954             (1,492,398)              1,388,173
                                                                    ---------------       ----------------       -----------------

                                                                    ---------------       ----------------       -----------------
TOTAL CAPITALIZATION AND LIABILITIES                                      6,136,325             (2,010,304)              1,972,546
                                                                    ===============       ================       =================




                                                                                 DPL                   ACE
                                                                            Consolidated          Consolidated
                                                                          ---------------       ----------------
CURRENT LIABILITIES
    Short-term debt                                                                    -                  30,000
    Long-term debt due within one year                                             1,545                  46,075
    Variable rate demand bonds                                                   104,830                  22,600
    Intercompany Loan Payable (Money Pool)                                             -                       -
    Accounts payable                                                             207,073                  61,188
    Taxes accrued                                                                 31,621                       -
    Interest accrued                                                              20,160                  20,182
    Dividends payable                                                              7,027                  19,052
    Deferred energy supply costs                                                       -                   3,728
    Current capital lease obligation                                              12,495                  15,480
    Above-market purchased energy contracts
         and other electric restructuring liabilities                             33,109                   7,992
    Other                                                                         26,226                  29,845
                                                                          ---------------       ----------------
                                                                                 444,086                 256,142
                                                                          ---------------       ----------------

DEFERRED CREDITS AND OTHER LIABILITIES
    Other postretirement benefits obligation                                           -                  62,484
    Deferred income taxes, net                                                   341,748                 389,594
    Deferred investment tax credits                                               34,823                  39,608
    Regulatory liability for New Jersey income tax benefit                             -                  49,262
    Above-market purchased energy contracts
         and other electric restructuring liabilities                            102,781                  59,568
    Deferred gain on termination of purchased energy contract                          -                       -
    Minority Interest Liability                                                        -                       -
    Long-term capital lease obligation                                            14,175                  14,911
    Other                                                                         14,079                  22,381
                                                                          ---------------       ----------------
                                                                                 507,606                 637,809
                                                                          ---------------       ----------------

CAPITALIZATION
    Common stock: $0.01 per share par value
      150,000,000 shares authorized; shares outstanding - -
       86,173,169 in 1999, and 100,516,768 in 1998                                    2                   54,963
    Class A common stock, $0.01 par value;
      10,000,000 shares authorized; shares outstanding - -
      5,742,315 in 1999, 6,560,612 in 1998                                            -                        -
    Additional paid-in capital - - common stock                                 528,893                  493,007
    Additional paid-in capital - - Class A common stock                               -                        -
    Retained (deficit) earnings                                                 147,288                  129,981
                                                                          ---------------       ----------------
                                                                                 676,183                 677,951
    Treasury shares, at cost:
          167,513 shares in 1999; 185,030 shares in 1998                               -                       -
    Unearned compensation                                                              -                       -
                                                                          ---------------       ----------------
      Total common stockholders' equity                                          676,183                 677,951
    Preferred stock of subsidiaries:
      Not subject to mandatory redemption                                         89,703                  30,181
      Subject to mandatory redemption                                             70,000                  95,000
    Long-term debt                                                               917,207                 954,752
                                                                          ---------------       ----------------
                                                                               1,753,093               1,757,884
                                                                          ---------------       ----------------

                                                                          ---------------       ----------------
TOTAL CAPITALIZATION AND LIABILITIES                                           2,704,785               2,651,834
                                                                          ===============       ================

 *CONFIDENTIAL TREATMENT REQUESTED


                               F - 2A Page 4 of 6

                            Conectiv and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)





                                                                       DCI *                  CES*
                                                                   Consolidated           Consolidated                ASP*
                                                                  ----------------       ----------------       ----------------
Current Liabilities
    Short-term debt
    Long-term debt due within one year
    Variable rate demand bonds
    Intercompany Loan Payable (Money Pool)
    Accounts payable
    Taxes accrued
    Interest accrued
    Dividends payable
    Deferred energy supply costs
    Current capital lease obligation
    Above-market purchased energy contracts
         and other electric restructuring liabilities
    Other
                                                                  ----------------       ----------------       ----------------

                                                                  ----------------       ----------------       ----------------

Deferred Credits and Other Liabilities
    Other postretirement benefits obligation
    Deferred income taxes, net
    Deferred investment tax credits
    Regulatory liability for New Jersey income tax benefit
    Above-market purchased energy contracts
         and other electric restructuring liabilities
    Deferred gain on termination of purchased energy contract
    Minority Interest Liability
    Long-term capital lease obligation
    Other
                                                                  ----------------       ----------------       ----------------

                                                                  ----------------       ----------------       ----------------

Capitalization
    Common stock: $0.01 per share par value
      150,000,000 shares authorized; shares outstanding --
       86,173,169 in 1999, and 100,516,768 in 1998
    Class A common stock, $0.01 par value;
      10,000,000 shares authorized; shares outstanding --
      5,742,315 in 1999, 6,560,612 in 1998
    Additional paid-in capital -- common stock
    Additional paid-in capital -- Class A common stock
    Retained (deficit) earnings
                                                                  ----------------       ----------------       ----------------

    Treasury shares, at cost:
          167,513 shares in 1999; 185,030 shares in 1998
    Unearned compensation
                                                                  ----------------       ----------------       ----------------
      Total common stockholders' equity
    Preferred stock of subsidiaires:
      Not subject to mandatory redemption
      Subject to mandatory redemption
    Long-term debt
                                                                  ----------------       ----------------       ----------------

                                                                  ----------------       ----------------       ----------------

                                                                  ----------------       ----------------       ----------------
Total Capitalization and Liabilities
                                                                  ================       ================       ================



                                                                                             CSI *
                                                                         DSC*            Consolidated
                                                                  ----------------      ----------------
Current Liabilities
    Short-term debt                                                              -
    Long-term debt due within one year                                           -
    Variable rate demand bonds                                                   -
    Intercompany Loan Payable (Money Pool)                                       -
    Accounts payable                                                             1
    Taxes accrued                                                              (99)
    Interest accrued                                                             -
    Dividends payable
    Deferred energy supply costs                                                 -
    Current capital lease obligation                                             -
    Above-market purchased energy contracts
         and other electric restructuring liabilities                            -
    Other                                                                        -
                                                                  ----------------      ----------------
                                                                               (98)
                                                                  ----------------      ----------------

Deferred Credits and Other Liabilities
    Other postretirement benefits obligation                                     -
    Deferred income taxes, net                                               2,724
    Deferred investment tax credits                                              -
    Regulatory liability for New Jersey income tax benefit                       -
    Above-market purchased energy contracts
         and other electric restructuring liabilities                            -
    Deferred gain on termination of purchased energy contract                    -
    Minority Interest Liability                                                  -
    Long-term capital lease obligation                                           -
    Other                                                                        -
                                                                  ----------------      ----------------
                                                                             2,724
                                                                  ----------------      ----------------

Capitalization
    Common stock: $0.01 per share par value
      150,000,000 shares authorized; shares outstanding - -
       86,173,169 in 1999, and 100,516,768 in 1998                               1
    Class A common stock, $0.01 par value;
      10,000,000 shares authorized; shares outstanding - -
      5,742,315 in 1999, 6,560,612 in 1998                                       -
    Additional paid-in capital - - common stock                              5,097
    Additional paid-in capital - - Class A common stock                          -
    Retained (deficit) earnings                                              3,451
                                                                  ----------------      ----------------
                                                                             8,549
    Treasury shares, at cost:
          167,513 shares in 1999; 185,030 shares in 1998                         -
    Unearned compensation                                                        -
                                                                  ----------------      ----------------
      Total common stockholders' equity                                      8,549
    Preferred stock of subsidiaires:
      Not subject to mandatory redemption                                        -
      Subject to mandatory redemption                                            -
    Long-term debt                                                           3,437
                                                                  ----------------      ----------------
                                                                             3,437
                                                                  ----------------      ----------------

                                                                  ----------------      ----------------
Total Capitalization and Liabilities                                        14,611
                                                                  ================      ================

 *CONFIDENTIAL TREATMENT REQUESTED


                               F - 2A Page 5 of 6

                            Conectiv and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)





                                                                                           Solutions*
                                                                         CCI*             Consolidated               CRP*
                                                                    ---------------       ---------------       ---------------
Current Liabilities
    Short-term debt                                                                                                           -
    Long-term debt due within one year
    Variable rate demand bonds
    Intercompany Loan Payable (Money Pool)                                                                               85,030
    Accounts payable                                                                                                     15,180
    Taxes accrued                                                                                                        (4,668)
    Interest accrued                                                                                                      1,253
    Dividends payable
    Deferred energy supply costs                                                                                              -
    Current capital lease obligation                                                                                          -
    Above-market purchased energy contracts
         and other electric restructuring
         liabilities                                                                                                          -
    Other                                                                                                                15,914
                                                                    ---------------       ---------------       ---------------
                                                                                                                        112,709
                                                                    ---------------       ---------------       ---------------

Deferred Credits and Other Liabilities
    Other postretirement benefits obligation                                                                              2,496
    Deferred income taxes, net                                                                                            7,695
    Deferred investment tax credits                                                                                           -
    Regulatory liability for New Jersey income
     tax benefit                                                                                                              -
    Above-market purchased energy contracts
         and other electric restructuring
          liabilities                                                                                                         -
    Deferred gain on termination of purchased
      energy contract                                                                                                         -
    Minority Interest Liability                                                                                               -
    Long-term capital lease obligation                                                                                        -
    Other                                                                                                                    37
                                                                    ---------------       ---------------       ---------------
                                                                                                                         10,228
                                                                    ---------------       ---------------       ---------------

Capitalization
    Common stock: $0.01 per share par value
      150,000,000 shares authorized; shares
       outstanding -- 86,173,169 in 1999, and
       100,516,768 in 1998                                                                                                    1
    Class A common stock, $0.01 par value;
      10,000,000 shares authorized; shares
       outstanding -- 5,742,315 in 1999,
       6,560,612 in 1998                                                                                                      -
    Additional paid-in capital -- common stock                                                                                -
    Additional paid-in capital -- Class A common
      stock                                                                                                                   -
    Retained (deficit) earnings                                                                                            (131)
                                                                    ---------------       ---------------       ---------------
                                                                                                                           (130)
    Treasury shares, at cost: 167,513 shares in 1999;
           185,030 shares in 1998                                                                                             -
    Unearned compensation                                                                                                     -
                                                                    ---------------       ---------------       ---------------
      Total common stockholders' equity                                                                                    (130)
    Preferred stock of subsidiaires:
      Not subject to mandatory redemption                                                                                     -
      Subject to mandatory redemption                                                                                         -
    Long-term debt                                                                                                            -
                                                                    ---------------       ---------------       ---------------
                                                                                                                              -
                                                                    ---------------       ---------------       ---------------

                                                                    ---------------       ---------------       ---------------
Total Capitalization and Liabilities                                                                                    122,807
                                                                    ===============       ===============       ===============



                                                                         AGI *                Conectiv *
                                                                      Consolidated             Energy
                                                                     ---------------       ---------------
Current Liabilities
    Short-term debt
    Long-term debt due within one year
    Variable rate demand bonds
    Intercompany Loan Payable (Money Pool)
    Accounts payable
    Taxes accrued
    Interest accrued
    Dividends payable
    Deferred energy supply costs
    Current capital lease obligation
    Above-market purchased energy contracts
         and other electric restructuring liabilities
    Other
                                                                     ---------------       ---------------

                                                                     ---------------       ---------------

Deferred Credits and Other Liabilities
    Other postretirement benefits obligation
    Deferred income taxes, net
    Deferred investment tax credits
    Regulatory liability for New Jersey income tax benefit
    Above-market purchased energy contracts
         and other electric restructuring liabilities
    Deferred gain on termination of purchased energy contract
    Minority Interest Liability
    Long-term capital lease obligation
    Other
                                                                     ---------------       ---------------

                                                                     ---------------       ---------------

Capitalization
    Common stock: $0.01 per share par value
      150,000,000 shares authorized; shares outstanding --
       86,173,169 in 1999, and 100,516,768 in 1998
    Class A common stock, $0.01 par value;
      10,000,000 shares authorized; shares outstanding --
      5,742,315 in 1999, 6,560,612 in 1998
    Additional paid-in capital -- common stock
    Additional paid-in capital -- Class A common stock
    Retained (deficit) earnings
                                                                     ---------------       ---------------

    Treasury shares, at cost:
          167,513 shares in 1999; 185,030 shares in 1998
    Unearned compensation
                                                                     ---------------       ---------------
      Total common stockholders' equity
    Preferred stock of subsidiaires:
      Not subject to mandatory redemption
      Subject to mandatory redemption
    Long-term debt
                                                                     ---------------       ---------------

                                                                     ---------------       ---------------

                                                                     ---------------       ---------------
Total Capitalization and Liabilities
                                                                     ===============       ===============

 *CONFIDENTIAL TREATMENT REQUESTED



                               F - 2A Page 6 0f 6

                   Delmarva Power and Light and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)



                                                                          Eliminations,
                                                          Total DPL         Reclasses &            DPL               DPL
                                                         Consolidated     Consol. Entries         Parent          Financing
                                                         ------------     ---------------         ------          ---------
ASSETS

CURRENT ASSETS
    Cash and cash equivalents                                    648                 --                648                 --
    Accounts receivable                                      315,169                 --            315,169                 --
    Allowance for Doubtful Accounts                           (6,479)                --             (6,479)                --
    Intercompany Loan Receivable (Money Pool)                 13,473                 --             13,473                 --
    Inventories, at average cost
      Fuel (coal, oil and gas)                                45,686                 --             45,686                 --
      Materials and supplies                                  31,855                 --             31,855                 --
    Prepaid New Jersey sales and excise taxes                     --                 --                 --                 --
    Deferred energy supply costs                               8,612                 --              8,612                 --
    Other prepayments                                         14,152                 --             14,152                 --
    Taxes Receivable                                              --                 --                 --                 --
    Deferred income taxes, net                                18,935                 --             18,935                 --
                                                          ----------         ----------         ----------         ----------
                                                             442,050                 --            442,050                 --
                                                          ----------         ----------         ----------         ----------

INVESTMENTS
    Investment in leveraged leases                                --                 --                 --                 --
    Funds held by trustee                                     67,896                 --             67,896                 --
    Investment in Consolidated Companies                         103            (74,330)             2,268             72,165
    Other investments                                          1,512                 --              1,512                 --
                                                          ----------         ----------         ----------         ----------
                                                              69,510            (74,330)            71,675             72,165
                                                          ----------         ----------         ----------         ----------

PROPERTY, PLANT AND EQUIPMENT
    Electric generation                                    1,314,657                 --          1,314,657                 --
    Electric transmission and distribution                 1,398,574                 --          1,398,574                 --
    Gas transmission and distribution                        265,708                 --            265,708                 --
    Other electric and gas facilities                        202,953                 --            202,953                 --
    Telecommunications, thermal systems, and other
       property, plant, and equipment                          5,469                 --              5,469                 --
                                                          ----------         ----------         ----------         ----------
                                                           3,187,361                 --          3,187,361                 --
    Less: Accumulated depreciation                         1,434,597                 --          1,434,597                 --
                                                          ----------         ----------         ----------         ----------
    Net plant in service                                   1,752,763                 --          1,752,763                 --
                                                          ----------         ----------         ----------         ----------
    Construction work-in-progress                             64,747                 --             64,747                 --
    Leased nuclear fuel, at amortized cost                    25,592                 --             25,592                 --
    Goodwill, net                                             69,850                 --             69,850                 --
                                                          ----------         ----------         ----------         ----------
                                                           1,912,953                 --          1,912,953                 --
                                                          ----------         ----------         ----------         ----------

DEFERRED CHARGES AND OTHER ASSETS
    Recoverable stranded costs                                41,775                 --             41,775                 --
    Deferred recoverable income taxes                         71,986                 --             71,986                 --
    Unrecovered purchased power costs                             --                 --                 --                 --
    Unrecovered New Jersey state excise tax                       --                 --                 --                 --
    Deferred debt refinancing costs                            7,538                 --              7,538                 --
    Deferred other postretirement benefit costs                   --                 --                 --                 --
    Prepaid employee benefits costs                          129,962                 --            129,962                 --
    Unamortized debt expense                                  11,106                 --             11,106                 --
    License fees                                                  --                 --                 --                 --
    Other                                                     17,904                 --             17,904                 --
                                                          ----------         ----------         ----------         ----------
                                                             280,272                 --            280,272                 --
                                                          ----------         ----------         ----------         ----------
TOTAL ASSETS                                               2,704,785            (74,330)         2,706,950             72,165
                                                          ==========         ==========         ==========         ==========


                               F - 2B Page 1 of 2

                   Delmarva Power and Light and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)



                                                                                    Eliminations,
                                                                     Total DPL        Reclasses &            DPL             DPL
                                                                   Consolidated     Consol. Entries         Parent        Financing
                                                                   ------------     ---------------         ------        ---------
CURRENT LIABILITIES
    Short-term debt                                                         --                --                --               --
    Long-term debt due within one year                                   1,545                --             1,545               --
    Variable rate demand bonds                                         104,830                --           104,830               --
    Accounts payable                                                   207,073                --           207,073               --
    Taxes accrued                                                       31,621                --            31,621               --
    Interest accrued                                                    20,160                --            20,160               --
    Dividends payable                                                    7,027                --             7,027               --
    Deferred energy supply costs                                            --                --                --               --
    Current capital lease obligation                                    12,495                --            12,495               --
    Above-market purchased energy contracts
         and other electric restructuring liabilities                   33,109                --            33,109               --
    Other                                                               26,226                --            26,226               --
                                                                    ----------        ----------        ----------       ----------
                                                                       444,086                --           444,086               --
                                                                    ----------        ----------        ----------       ----------

DEFERRED CREDITS AND OTHER LIABILITIES
    Other postretirement benefits obligation                                --                --                --               --
    Deferred income taxes, net                                         341,748                --           341,748               --
    Deferred investment tax credits                                     34,823                --            34,823               --
    Regulatory liability for New Jersey income tax benefit                  --                --                --               --
    Above-market purchased energy contracts
         and other electric restructuring liabilities                  102,781                --           102,781               --
    Deferred gain on termination of purchased energy contract               --                --                --               --
    Minority Interest Liability                                             --                --                --               --
    Long-term capital lease obligation                                  14,175                --            14,175               --
    Other                                                               14,079                --            14,079               --
                                                                    ----------        ----------        ----------       ----------
                                                                       507,606                --           507,606               --
                                                                    ----------        ----------        ----------       ----------

CAPITALIZATION
    Common stock: $0.01 per share par value
      150,000,000 shares authorized; shares outstanding - -
       86,173,169 in 1999, and 100,516,768 in 1998                           2            (2,165)                2            2,165
    Class A common stock, $0.01 par value;
      10,000,000 shares authorized; shares outstanding - -
      5,742,315 in 1999, 6,560,612 in 1998                                  --                --                --               --
    Additional paid-in capital - - common stock                        528,893                --           528,893               --
    Additional paid-in capital - - Class A common stock                     --                --                --               --
    Retained (deficit) earnings                                        147,288                --           147,288               --
                                                                    ----------        ----------        ----------       ----------
                                                                       676,183            (2,165)          676,183            2,165
    Treasury shares, at cost:
          167,513 shares in 1999; 185,030 shares in 1998                    --                --                --               --
    Unearned compensation                                                   --                --                --               --
                                                                    ----------        ----------        ----------       ----------
      Total common stockholders' equity                                676,183            (2,165)          676,183            2,165
    Preferred stock of subsidiaires:
      Not subject to mandatory redemption                               89,703                --            89,703               --
      Subject to mandatory redemption                                   70,000                --                --           70,000
    Advances from Associated Companies                                      --           (72,165)           72,165
    Long-term debt                                                     917,207                --           917,207               --
                                                                    ----------        ----------        ----------       ----------
                                                                     1,076,910           (72,165)        1,079,075           70,000
                                                                    ----------        ----------        ----------       ----------

                                                                    ----------        ----------        ----------       ----------
TOTAL CAPITALIZATION AND LIABILITIES                                 2,704,785           (74,330)        2,706,950           72,165
                                                                    ==========        ==========        ==========       ==========


                               F - 2B Page 2 of 2

                Atlantic City Electric Company and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)


                                                                      Eliminations,
                                                        Total ACE      Reclasses &         ACE             ACE             ACE
                                                      Consolidated    Consol. Entries     Parent        Capital I      Capital II
                                                      ------------    ---------------     ------        ---------      ----------
ASSETS

Current Assets
    Cash and cash equivalents                               7,924              --             7,924              --             --
    Accounts receivable                                   137,379              --           137,379              --             --
    Allowance for Doubtful Accounts                        (3,500)             --            (3,500)             --             --
    Intercompany Loan Receivable (Money Pool)              73,532              --            73,532              --             --
    Inventories, at average cost
      Fuel (coal, oil and gas)                             19,598              --            19,598              --             --
      Materials and supplies                                8,890              --             8,890              --             --
    Prepaid New Jersey sales and excise taxes              (2,048)             --            (2,048)             --             --
    Deferred energy supply costs                               --              --                --              --             --
    Other prepayments                                       2,223              --             2,223              --             --
    Taxes Receivable                                       88,483              --            88,483              --             --
    Deferred income taxes, net                              6,245              --             6,245              --             --
                                                       ----------      ----------        ----------      ----------     ----------
                                                          338,726              --           338,726              --             --
                                                       ----------      ----------        ----------      ----------     ----------

Investments
    Investment in leveraged leases                             --              --                --              --             --
    Funds held by trustee                                 105,268              --           105,268              --             --
    Investment in Consolidated Companies                      103        (100,876)            3,041          72,165         25,773
    Other investments                                           0              --                 0              --             --
                                                       ----------      ----------        ----------      ----------     ----------
                                                          105,371        (100,876)          108,309          72,165         25,773
                                                       ----------      ----------        ----------      ----------     ----------

Property, Plant and Equipment
    Electric generation                                   256,899              --           256,899              --             --
    Electric transmission and distribution              1,224,644              --         1,224,644              --             --
    Gas transmission and distribution                          --              --                --              --             --
    Other electric and gas facilities                     128,388              --           128,388              --             --
    Telecommunications, thermal systems, and other
       property, plant, and equipment                       5,772              --             5,772              --             --
                                                       ----------      ----------        ----------      ----------     ----------
                                                        1,615,703              --         1,615,703              --             --
    Less: Accumulated depreciation                        626,080              --           626,080              --             --
                                                       ----------      ----------        ----------      ----------     ----------
    Net plant in service                                  989,623              --           989,623              --             --
                                                       ----------      ----------        ----------      ----------     ----------
    Construction work-in-progress                          46,025              --            46,025              --             --
    Leased nuclear fuel, at amortized cost                 30,391              --            30,391              --             --
    Goodwill, net                                              --              --                --              --             --
                                                       ----------      ----------        ----------      ----------     ----------
                                                        1,066,039              --         1,066,039              --             --
                                                       ----------      ----------        ----------      ----------     ----------

Deferred Charges and Other Assets
    Recoverable stranded costs                            988,273              --           988,273              --             --
    Deferred recoverable income taxes                      21,867              --            21,867              --             --
    Unrecovered purchased power costs                      28,923              --            28,923              --             --
    Unrecovered New Jersey state excise tax                22,567              --            22,567              --             --
    Deferred debt refinancing costs                        13,574              --            13,574              --             --
    Deferred other postretirement benefit costs            32,479              --            32,479              --             --
    Prepaid employee benefits costs                            --              --                --              --             --
    Unamortized debt expense                               14,197              --            14,197              --             --
    License fees                                               --              --                --              --             --
    Other                                                  19,818              --            19,818              --             --
                                                       ----------      ----------        ----------      ----------     ----------
                                                        1,141,698              --         1,141,698              --             --
                                                       ----------      ----------        ----------      ----------     ----------
Total Assets                                            2,651,834        (100,876)        2,654,772          72,165         25,773
                                                       ==========      ==========        ==========      ==========     ==========

                               F - 2C Page 1 of 2

                Atlantic City Electric Company and Subsidiaries
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)



                                                                      Eliminations,
                                                      Total ACE        Reclasses &        ACE           ACE             ACE
                                                      Consolidated    Consol. Entries    Parent       Capital I      Capital II
                                                      ------------    ---------------    ------       ---------      ----------
Current Liabilities
    Short-term debt                                        30,000              --          30,000             --             --
    Long-term debt due within one year                     46,075              --          46,075             --             --
    Variable rate demand bonds                             22,600              --          22,600             --             --
    Accounts payable                                       61,188              --          61,188             --             --
    Taxes accrued                                              --              --              --             --             --
    Interest accrued                                       20,182              --          20,182             --             --
    Dividends payable                                      19,052              --          19,052             --             --
    Deferred energy supply costs                            3,728              --           3,728             --             --
    Current capital lease obligation                       15,480              --          15,480             --             --
    Above-market purchased energy contracts
         and other electric restructuring
          liabilities                                       7,992              --           7,992             --             --
    Other                                                  29,845              --          29,845             --             --
                                                       ----------      ----------      ----------     ----------     ----------
                                                          256,142              --         256,142             --             --
                                                       ----------      ----------      ----------     ----------     ----------

Deferred Credits and Other Liabilities
    Other postretirement benefits obligation               62,484              --          62,484             --             --
    Deferred income taxes, net                            389,594              --         389,594             --             --
    Deferred investment tax credits                        39,608              --          39,608             --             --
    Regulatory liability for New Jersey income
      tax benefit                                          49,262              --          49,262             --             --
    Above-market purchased energy contracts
         and other electric restructuring
          liabilities                                      59,568              --          59,568             --             --
    Deferred gain on termination of purchased
      energy contract                                          --              --              --             --             --
    Minority Interest Liability                                --              --              --             --             --
    Long-term capital lease obligation                     14,911              --          14,911             --             --
    Other                                                  22,381              --          22,381             --             --
                                                       ----------      ----------      ----------     ----------     ----------
                                                          637,808              --         637,808             --             --
                                                       ----------      ----------      ----------     ----------     ----------

Capitalization
    Common stock: $0.01 per share par value
      150,000,000 shares authorized; shares
        outstanding - - 86,173,169 in 1999,
        and 100,516,768 in 1998                            54,963          (2,938)         54,963          2,165            773
    Class A common stock, $0.01 par value;
      10,000,000 shares authorized; shares
       outstanding - - 5,742,315 in 1999,
       6,560,612 in 1998                                       --              --              --             --             --
    Additional paid-in capital - - common stock           493,007              --         493,007             --             --
    Additional paid-in capital - - Class A common
     stock                                                     --              --              --             --             --
    Retained (deficit) earnings                           129,981              --         129,981             --             --
                                                       ----------      ----------      ----------     ----------     ----------
                                                          677,951          (2,938)        677,951          2,165            773
    Treasury shares, at cost:
          167,513 shares in 1999; 185,030 shares
           in 1998                                             --              --              --             --             --
    Unearned compensation                                      --              --              --             --             --
                                                       ----------      ----------      ----------     ----------     ----------
      Total common stockholders' equity                   677,951          (2,938)        677,951          2,165            773
    Preferred stock of subsidiaires:
      Not subject to mandatory redemption                  30,181              --          30,181             --             --
      Subject to mandatory redemption                      95,000              --              --         70,000         25,000
    Advances from Associated Companies                          0         (97,938)         97,938
    Long-term debt                                        954,752              --         954,752             --             --
                                                       ----------      ----------      ----------     ----------     ----------
                                                        1,079,933         (97,938)      1,082,871         70,000         25,000
                                                       ----------      ----------      ----------     ----------     ----------

                                                       ----------      ----------      ----------     ----------     ----------
Total Capitalization and Liabilities                    2,651,834        (100,876)      2,654,772         72,165         25,773
                                                       ==========      ==========      ==========     ==========     ==========




                               F - 2C Page 2 of 2

              Delmarva Capital Investments, Inc. and Subsidiaries*
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)



                                                                          Eliminations,
                                                      Total DCI            Reclasses &            DCI
                                                    Consolidated          Consol. Entries       Parent
                                                    ------------          --------------        ------
ASSETS

Current Assets
    Cash and cash equivalents
    Accounts receivable
    Allowance for Doubtful Accounts
    Intercompany Loan Receivable
      (Money Pool)
      Inventories, at average cost
      Fuel (coal, oil and gas)
      Materials and supplies
    Prepaid New Jersey sales
      and excise taxes
    Deferred energy supply costs
    Other prepayments
    Taxes Receivable
    Deferred income taxes, net
                                                    -------------        ------------           ------------

                                                    -------------        ------------           ------------

Investments
    Investment in leveraged leases
    Funds held by trustee
    Investment in Consolidated Companies
    Other investments
                                                    -------------        -----------            ------------

                                                    -------------        ------------           ------------

Property, Plant and Equipment
    Electric generation
    Electric transmission and distribution
    Gas transmission and distribution
    Other electric and gas facilities
    Telecommunications, thermal systems,
      and other property, plant, and equipment
                                                    -------------        ------------           ------------
      Less: Accumulated depreciation
                                                    -------------        ------------           ------------
      Net plant in service
                                                    -------------        ------------           ------------
    Construction work-in-progress
    Leased nuclear fuel, at amortized cost
    Goodwill, net
                                                    -------------        ------------           ------------

                                                    -------------        ------------           ------------

Deferred Charges and Other Assets
 Recoverable stranded costs
 Deferred recoverable income taxes
 Unrecovered purchased power costs
 Unrecovered New Jersey state excise tax
 Deferred debt refinancing costs
 Deferred other postretirement benefit costs
 Prepaid employee benefits costs
 Unamortized debt expense
 License fees
 Other
                                                    -------------        ------------           ------------

                                                    -------------        ------------           ------------
Total Assets
                                                    =============        ============           ============



                                                     DCI I             DCI II            Burney
                                                     -----             ------            ------
ASSETS

Current Assets
    Cash and cash equivalents
    Accounts receivable
    Allowance for Doubtful Accounts
    Intercompany Loan Receivable
      (Money Pool)
      Inventories, at average cost
      Fuel (coal, oil and gas)
      Materials and supplies
    Prepaid New Jersey sales
      and excise taxes
    Deferred energy supply costs
    Other prepayments
    Taxes Receivable
    Deferred income taxes, net
                                                     ------------      ------------      -----------

                                                     ------------      ------------      ------------

Investments
    Investment in leveraged leases
    Funds held by trustee
    Investment in Consolidated Companies
    Other investments
                                                     ------------      ------------      ------------

                                                     ------------      ------------      ------------

Property, Plant and Equipment
    Electric generation
    Electric transmission and distribution
    Gas transmission and distribution
    Other electric and gas facilities
    Telecommunications, thermal systems,
      and other property, plant, and equipment
                                                     ------------      ------------      ------------
      Less: Accumulated depreciation
                                                     ------------      ------------      ------------
      Net plant in service
                                                     ------------      ------------      ------------
    Construction work-in-progress
    Leased nuclear fuel, at amortized cost
    Goodwill, net
                                                     ------------      ------------      ------------

                                                     ------------      ------------      ------------

Deferred Charges and Other Assets
 Recoverable stranded costs
 Deferred recoverable income taxes
 Unrecovered purchased power costs
 Unrecovered New Jersey state excise tax
 Deferred debt refinancing costs
 Deferred other postretirement benefit costs
 Prepaid employee benefits costs
 Unamortized debt expense
 License fees
 Other
                                                     ------------      ------------      ------------

                                                     ------------      ------------      ------------
Total Assets
                                                     ============      ============      ============



                               F - 2D Page 1 of 2

              Delmarva Capital Investments, Inc. and Subsidiaries'
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)


                                                                                Eliminations,
                                                                 Total DCI       Reclasses &      DCI
                                                                Consolidated   Consol. Entries   Parent   DCI I   DCI II   Burney
                                                                ------------   ---------------   ------   -----   ------   ------
CURRENT LIABILITIES
    Short-term debt
    Long-term debt due within one year
    Variable rate demand bonds
    Intercompany Loan Payable (Money Pool)
    Accounts payable
    Taxes accrued
    Interest accrued
    Dividends payable
    Deferred energy supply costs
    Current capital lease obligation
    Above-market purchased energy contracts
         and other electric restructuring liabilities
    Other
                                                                ------------   ---------------   ------   -----   ------   ------

                                                                ------------   ---------------   ------   -----   ------   ------

DEFERRED CREDITS AND OTHER LIABILITIES
    Other postretirement benefits obligation
    Deferred income taxes, net
    Deferred investment tax credits
    Regulatory liability for New Jersey income tax benefit
    Above-market purchased energy contracts
         and other electric restructuring liabilities
    Deferred gain on termination of purchased energy contract
    Minority Interest Liability
    Long-term capital lease obligation
    Other
                                                                ------------   ---------------   ------   -----   ------   ------

                                                                ------------   ---------------   ------   -----   ------   ------

CAPITALIZATION
    Common stock: $0.01 per share par value
      150,000,000 shares authorized; shares outstanding - -
      86,173,169 in 1999, and 100,516,768 in 1998
    Class A common stock, $0.01 par value;
      10,000,000 shares authorized; shares outstanding - -
      5,742,315 in 1999, 6,560,612 in 1998
    Additional paid-in capital - - common stock
    Additional paid-in capital - - Class A common stock
    Retained (deficit) earnings
                                                                ------------   ---------------   ------   -----   ------   ------

    Treasury shares, at cost:
          167,513 shares in 1999; 185,030 shares in 1998
    Unearned compensation
                                                                ------------   ---------------   ------   -----   ------   ------
      Total common stockholders' equity
    Preferred stock of subsidiaries:
      Not subject to mandatory redemption
      Subject to mandatory redemption
    Advances from Associated Companies
    Long-term debt
                                                                ------------   ---------------   ------   -----   ------   ------

                                                                ------------   ---------------   ------   -----   ------   ------

                                                                ------------   ---------------   ------   -----   ------   ------
TOTAL CAPITALIZATION AND LIABILITIES
                                                                ============   ===============   ======   =====   ======   ======

*CONFIDENTIAL TREATMENT REQUESTED

                                F-2D Page 2 Of 2

                 Conectiv Energy Supply, Inc. and Subsidiaries*
                          Consolidating Balance Sheets
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)


                                                                                  Eliminations,       Conectiv
                                                                  Total CES        Reclasses &         Energy
                                                                 Consolidated    Consol. Entries       Parent             COSC
                                                                --------------   ---------------   ---------------   ---------------
ASSETS

CURRENT ASSETS
    Cash and cash equivalents
    Accounts receivable
    Allowance for Doubtful Accounts
    Intercompany Loan Receivable (Money Pool)
    Inventories, at average cost
      Fuel (coal, oil and gas)
      Materials and supplies
    Prepaid New Jersey sales and excise taxes
    Deferred energy supply costs
    Other prepayments
    Taxes Receivable
    Deferred income taxes, net
                                                                --------------   ---------------   ---------------   ---------------

                                                                --------------   ---------------   ---------------   ---------------

INVESTMENTS
    Investment in leveraged leases
    Funds held by trustee
    Investment in Consolidated Companies
    Other investments
                                                                --------------   ---------------   ---------------   ---------------

                                                                --------------   ---------------   ---------------   ---------------

PROPERTY, PLANT AND EQUIPMENT
    Electric generation
    Electric transmission and distribution
    Gas transmission and distribution
    Other electric and gas facilities
    Telecommunications, thermal systems, and other
       property, plant, and equipment
                                                                --------------   ---------------   ---------------   ---------------

    Less: Accumulated depreciation
                                                                --------------   ---------------   ---------------   ---------------
    Net plant in service
                                                                --------------   ---------------   ---------------   ---------------
    Construction work-in-progress
    Leased nuclear fuel, at amortized cost
    Goodwill, net
                                                                --------------   ---------------   ---------------   ---------------

                                                                --------------   ---------------   ---------------   ---------------

DEFERRED CHARGES AND OTHER ASSETS
    Recoverable stranded costs
    Deferred recoverable income taxes
    Unrecovered purchased power costs
    Unrecovered New Jersey state excise tax
    Deferred debt refinancing costs
    Deferred other postretirement benefit costs
    Prepaid employee benefits costs
    Unamortized debt expense
    License fees
    Other
                                                                --------------   ---------------   ---------------   ---------------

                                                                --------------   ---------------   ---------------   ---------------
TOTAL ASSETS
                                                                ==============   ===============   ===============   ===============


                                F-2E Page 1 Of 2

                 Conectiv Energy Supply, Inc. and Subsidiaries*
                          Consolidating Balance Sheets
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)


                                                                                  Eliminations,       Conectiv
                                                                  Total CES        Reclasses &         Energy
                                                                 Consolidated    Consol. Entries       Parent             COSC
                                                                --------------   ---------------   ---------------   ---------------

CURRENT LIABILITIES
    Short-term debt
    Long-term debt due within one year
    Variable rate demand bonds
    Intercompany Loan Payable (Money Pool)
    Accounts payable Taxes accrued
    Interest accrued
    Dividends payable
    Deferred energy supply costs
    Current capital lease obligation
    Above-market purchased energy contracts
         and other electric restructuring liabilities
    Other
                                                                --------------   ---------------   ---------------   ---------------

                                                                --------------   ---------------   ---------------   ---------------

DEFERRED CREDITS AND OTHER LIABILITIES
    Other postretirement benefits obligation
    Deferred income taxes, net
    Deferred investment tax credits
    Regulatory liability for New Jersey income tax benefit
    Above-market purchased energy contracts
         and other electric restructuring liabilities
    Deferred gain on termination of purchased energy contract
    Minority Interest Liability
    Long-term capital lease obligation
    Other
                                                                --------------   ---------------   ---------------   ---------------

                                                                --------------   ---------------   ---------------   ---------------

CAPITALIZATION
    Common stock: $0.01 per share par value
      150,000,000 shares authorized; shares outstanding - -
       86,173,169 in 1999, and 100,516,768 in 1998
    Class A common stock, $0.01 par value;
      10,000,000 shares authorized; shares outstanding - -
      5,742,315 in 1999, 6,560,612 in 1998
    Additional paid-in capital - - common stock
    Additional paid-in capital - - Class A common stock
    Retained (deficit) earnings
                                                                --------------   ---------------   ---------------   ---------------

    Treasury shares, at cost:
          167,513 shares in 1999; 185,030 shares in 1998
    Unearned compensation
                                                                --------------   ---------------   ---------------   ---------------
      Total common stockholders' equity
    Preferred stock of subsidiaires:
      Not subject to mandatory redemption
      Subject to mandatory redemption
    Advances from Associated Companies
    Long-term debt
                                                                --------------   ---------------   ---------------   ---------------

                                                                --------------   ---------------   ---------------   ---------------

                                                                --------------   ---------------   ---------------   ---------------
TOTAL CAPITALIZATION AND LIABILITIES
                                                                ==============   ===============   ===============   ===============

*CONFIDENTIAL TREATMENT REQUESTED


                                F-2E Page 2 Of 2

                   Conectiv Services, Inc. and Subsidiaries*
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)


                                                                        Eliminations,
                                                         Total CSI       Reclasses &                             CTS
                                                       Consolidated    Consol. Entries    CSI    Plumbing    Consolidated    ENERVAL
                                                       ------------    ---------------    ---    --------    ------------    -------
ASSETS

CURRENT ASSETS
     Cash and cash equivalents
     Accounts receivable
     Allowance for Doubtful Accounts
     Intercompany Loan Receivable (Money Pool)
     Inventories, at average cost
         Fuel (coal, oil and gas)
         Materials and supplies
     Prepaid New Jersey sales and excise taxes
     Deferred energy supply costs
     Other prepayments
     Taxes Receivable
     Deferred income taxes, net
                                                       ------------    ---------------    ---    --------    ------------    -------

                                                       ------------    ---------------    ---    --------    ------------    -------

INVESTMENTS
     Investment in leveraged leases
     Funds held by trustee
     Investment in Consolidated Companies
     Other investments
                                                       ------------    ---------------    ---    --------    ------------    -------

                                                       ------------    ---------------    ---    --------    ------------    -------

PROPERTY, PLANT AND EQUIPMENT
     Electric generation
     Electric transmission and distribution
     Gas transmission and distribution
     Other electric and gas facilities
     Telecommunications, thermal systems, and other
          property, plant, and equipment
                                                       ------------    ---------------    ---    --------    ------------    -------

     Less: Accumulated depreciation
                                                       ------------    ---------------    ---    --------    ------------    -------
     Net plant in service
                                                       ------------    ---------------    ---    --------    ------------    -------
     Construction work-in-progress
     Leased nuclear fuel, at amortized cost
     Goodwill, net
                                                       ------------    ---------------    ---    --------    ------------    -------

                                                       ------------    ---------------    ---    --------    ------------    -------

DEFERRED CHARGES AND OTHER ASSETS
     Recoverable stranded costs
     Deferred recoverable income taxes
     Unrecovered purchased power costs
     Unrecovered New Jersey state excise tax
     Deferred debt refinancing costs
     Deferred other postretirement benefit costs
     Prepaid employee benefits costs
     Unamortized debt expense
     License fees
     Other
                                                       ------------    ---------------    ---    --------    ------------    -------

                                                       ------------    ---------------    ---    --------    ------------    -------
TOTAL ASSETS
                                                       ============    ===============    ===    ========    ============    =======


                                F-2F Page 1 Of 2

                   Conectiv Services, Inc. and Subsidiaries*
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)


                                                                        Eliminations,
                                                         Total CSI       Reclasses &                             CTS
                                                       Consolidated    Consol. Entries    CSI    Plumbing    Consolidated    ENERVAL
                                                       ------------    ---------------    ---    --------    ------------    -------

CURRENT LIABILITIES
     Short-term debt
     Long-term debt due within one year
     Variable rate demand bonds
     Intercompany Loan Payable (Money Pool)
     Accounts payable
     Taxes accrued
     Interest accrued
     Dividends payable
     Deferred energy supply costs
     Current capital lease obligation
     Above-market purchased energy contracts and
          other electric restructuring
          liabilities
     Other
                                                       ------------    ---------------    ---    --------    ------------    -------

                                                       ------------    ---------------    ---    --------    ------------    -------

DEFERRED CREDITS AND OTHER LIABILITIES
     Other postretirement benefits obligation
     Deferred income taxes, net
     Deferred investment tax credits
     Regulatory liability for New Jersey income tax
          benefit
     Above-market purchased energy contracts and
          other electric restructuring liabilities
     Deferred gain on termination of purchased
          energy contract
     Minority Interest Liability
     Long-term capital lease obligation
     Other
                                                       ------------    ---------------    ---    --------    ------------    -------

                                                       ------------    ---------------    ---    --------    ------------    -------

CAPITALIZATION
     Common stock: $0.01 per share par value
          150,000,000 shares authorized; shares
          outstanding - - 86,173,169 in 1999, and
          100,516,768 in 1998
     Class A common stock, $0.01 par value;
          10,000,000 shares authorized; shares
          outstanding - - 5,742,315 in 1999,
          6,560,612 in 1998
     Additional paid-in capital - - common stock
     Additional paid-in capital - - Class A
          common stock
     Retained (deficit) earnings
                                                       ------------    ---------------    ---    --------    ------------    -------

     Treasury shares, at cost:
          167,513 shares in 1999; 185,030 shares
          in 1998
     Unearned compensation
                                                       ------------    ---------------    ---    --------    ------------    -------
         Total common stockholders' equity
     Preferred stock of subsidiaries:
         Not subject to mandatory redemption
         Subject to mandatory redemption
     Advances from Associated Companies
     Long-term debt
                                                       ------------    ---------------    ---    --------    ------------    -------

                                                       ------------    ---------------    ---    --------    ------------    -------

                                                       ------------    ---------------    ---    --------    ------------    -------
TOTAL CAPITALIZATION AND LIABILITIES
                                                       ============    ===============    ===    ========    ============    =======

*CONFIDENTIAL TREATMENT REQUESTED


                                F-2F Page 2 Of 2

                Conectiv Thermal Systems, Inc. and Subsidiaries*
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)


                                                                       Eliminations,
                                                        Total CTS       Reclasses &        CTS         ATS
                                                       Consolidated   Consol. Entries     Parent    Operations    AJTS     TELP
                                                       ------------   ---------------    --------   ----------   ------   ------
ASSETS

CURRENT ASSETS
    Cash and cash equivalents
    Accounts receivable
    Allowance for Doubtful Accounts
    Intercompany Loan Receivable (Money Pool)
    Inventories, at average cost
      Fuel (coal, oil and gas)
      Materials and supplies
    Prepaid New Jersey sales and excise taxes
    Deferred energy supply costs
    Other prepayments
    Taxes Receivable
    Deferred income taxes, net
                                                       ------------   ---------------    --------   ----------   ------   ------

                                                       ------------   ---------------    --------   ----------   ------   ------

INVESTMENTS
    Investment in leveraged leases
    Funds held by trustee
    Investment in Consolidated Companies
    Other investments
                                                       ------------   ---------------    --------   ----------   ------   ------

                                                       ------------   ---------------    --------   ----------   ------   ------

PROPERTY, PLANT AND EQUIPMENT
    Electric generation
    Electric transmission and distribution
    Gas transmission and distribution
    Other electric and gas facilities
    Telecommunications, thermal systems, and
       other property, plant, and equipment
                                                       ------------   ---------------    --------   ----------   ------   ------
    Less: Accumulated depreciation
                                                       ------------   ---------------    --------   ----------   ------   ------
    Net plant in service
                                                       ------------   ---------------    --------   ----------   ------   ------
    Construction work-in-progress
    Leased nuclear fuel, at amortized cost
    Goodwill, net
                                                       ------------   ---------------    --------   ----------   ------   ------

                                                       ------------   ---------------    --------   ----------   ------   ------

DEFERRED CHARGES AND OTHER ASSETS
    Recoverable stranded costs
    Deferred recoverable income taxes
    Unrecovered purchased power costs
    Unrecovered New Jersey state excise tax
    Deferred debt refinancing costs
    Deferred other postretirement benefit costs
    Prepaid employee benefits costs
    Unamortized debt expense
    License fees
    Other
                                                       ------------   ---------------    --------   ----------   ------   ------

                                                       ------------   ---------------    --------   ----------   ------   ------

TOTAL ASSETS
                                                       ============   ===============    ========   ==========   ======   ======


                                F-2G Page 1 Of 2

                Conectiv Thermal Systems, Inc. and Subsidiaries*
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)


                                                                       Eliminations,
                                                        Total CTS       Reclasses &        CTS         ATS
                                                       Consolidated   Consol. Entries     Parent    Operations    AJTS     TELP
                                                       ------------   ---------------    --------   ----------   ------   ------
CURRENT LIABILITIES
    Short-term debt
    Long-term debt due within one year
    Variable rate demand bonds
    Intercompany Loan Payable (Money Pool)
    Accounts payable
    Taxes accrued
    Interest accrued
    Dividends payable
    Deferred energy supply costs
    Current capital lease obligation
    Above-market purchased energy contracts
         and other electric restructuring
         liabilities
    Other
                                                       ------------   ---------------    --------   ----------   ------   ------

                                                       ------------   ---------------    --------   ----------   ------   ------

DEFERRED CREDITS AND OTHER LIABILITIES
    Other postretirement benefits obligation
    Deferred income taxes, net
    Deferred investment tax credits
    Regulatory liability for New Jersey income
         tax benefit
    Above-market purchased energy contracts
         and other electric restructuring
         liabilities
    Deferred gain on termination of purchased
         energy contract
    Minority Interest Liability
    Long-term capital lease obligation
    Other
                                                       ------------   ---------------    --------   ----------   ------   ------

                                                       ------------   ---------------    --------   ----------   ------   ------

CAPITALIZATION
    Common stock: $0.01 per share par value
      150,000,000 shares authorized; shares
      outstanding - - 86,173,169 in 1999, and
      100,516,768 in 1998
    Class A common stock, $0.01 par value;
      10,000,000 shares authorized; shares
      outstanding - - 5,742,315 in 1999, 6,560,612
      in 1998
    Additional paid-in capital - - common stock
    Additional paid-in capital - - Class A common
      stock
    Retained (deficit) earnings
                                                       ------------   ---------------    --------   ----------   ------   ------

    Treasury shares, at cost:
          167,513 shares in 1999; 185,030 shares
          in 1998
    Unearned compensation
                                                       ------------   ---------------    --------   ----------   ------   ------
      Total common stockholders' equity
    Preferred stock of subsidiaries:
      Not subject to mandatory redemption
      Subject to mandatory redemption
    Advances from Associated Companies
    Long-term debt
                                                       ------------   ---------------    --------   ----------   ------   ------

                                                       ------------   ---------------    --------   ----------   ------   ------

                                                       ------------   ---------------    --------   ----------   ------   ------
TOTAL CAPITALIZATION AND LIABILITIES
                                                       ============   ===============    ========   ==========   ======   ======

*CONFIDENTIAL TREATMENT REQUESTED


                                F-2G Page 2 Of 2

                  Conectiv Solutions, Inc. and Subsidiaries*
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)


                                                          Eliminations,
                                       Total Solutions     Reclasses &     Solutions       ATE               King St.   Elimination
                                        Consolidated     Consol. Entries    Parent     Consolidated   ATE   Assurance   ATE/King St.
                                       ---------------   ---------------   ---------   ------------   ---   ---------   ------------

ASSETS

CURRENT ASSETS
  Cash and cash equivalents
  Accounts receivable
  Allowance for Doubtful Accounts
  Intercompany Loan Receivable
    (Money Pool)
  Inventories, at average cost
    Fuel (coal, oil and gas)
    Materials and supplies
  Prepaid New Jersey sales and
    excise taxes
  Deferred energy supply costs
  Other prepayments
  Taxes Receivable
  Deferred income taxes, net
                                       ---------------   ---------------   ---------   ------------   ---   ---------   ------------

                                       ---------------   ---------------   ---------   ------------   ---   ---------   ------------

INVESTMENTS
  Investment in leveraged leases
  Funds held by trustee
  Investment in Consolidated
    Companies
  Other investments
                                       ---------------   ---------------   ---------   ------------   ---   ---------   ------------

                                       ---------------   ---------------   ---------   ------------   ---   ---------   ------------

PROPERTY, PLANT AND EQUIPMENT
  Electric generation
  Electric transmission and
    distribution
  Gas transmission and distribution
  Other electric and gas facilities
  Telecommunications, thermal
    systems, and other property,
    plant, and equipment
                                       ---------------   ---------------   ---------   ------------   ---   ---------   ------------
  Less: Accumulated depreciation
                                       ---------------   ---------------   ---------   ------------   ---   ---------   ------------
  Net plant in service
                                       ---------------   ---------------   ---------   ------------   ---   ---------   ------------
  Construction work-in-progress
  Leased nuclear fuel, at amortized
    cost
  Goodwill, net
                                       ---------------   ---------------   ---------   ------------   ---   ---------   ------------

                                       ---------------   ---------------   ---------   ------------   ---   ---------   ------------

DEFERRED CHARGES AND OTHER ASSETS
  Recoverable stranded costs
  Deferred recoverable income taxes
  Unrecovered purchased power costs
  Unrecovered New Jersey state
    excise tax
  Deferred debt refinancing costs
  Deferred other postretirement
    benefit costs
  Prepaid employee benefits costs
  Unamortized debt expense
  License fees
  Other
                                       ---------------   ---------------   ---------   ------------   ---   ---------   ------------

                                       ---------------   ---------------   ---------   ------------   ---   ---------   ------------
TOTAL ASSETS
                                       ===============   ===============   =========   ============   ===   =========   ============



                                F-2H Page 1 Of 2

                  Conectiv Solutions, Inc. and Subsidiaries*
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)


                                                          Eliminations,
                                       Total Solutions     Reclasses &     Solutions       ATE               King St.   Elimination
                                        Consolidated     Consol. Entries    Parent     Consolidated   ATE   Assurance   ATE/King St.
                                       ---------------   ---------------   ---------   ------------   ---   ---------   ------------

CURRENT LIABILITIES
  Short-term debt
  Long-term debt due within one year
  Variable rate demand bonds
  Intercompany Loan Payable
    (Money Pool)
  Accounts payable
  Taxes accrued
  Interest accrued
  Dividends payable
  Deferred energy supply costs
  Current capital lease obligation
  Above-market purchased energy
    contracts and other electric
    restructuring liabilities
  Other
                                       ---------------   ---------------   ---------   ------------   ---   ---------   ------------

                                       ---------------   ---------------   ---------   ------------   ---   ---------   ------------

DEFERRED CREDITS AND
  OTHER LIABILITIES
  Other postretirement benefits
    obligation
  Deferred income taxes, net
  Deferred investment tax credits
  Regulatory liability for New
    Jersey income tax benefit
  Above-market purchased energy
    contracts and other electric
    restructuring liabilities
  Deferred gain on termination of
    purchased energy contract
  Minority Interest Liability
  Long-term capital lease obligation
  Other
                                       ---------------   ---------------   ---------   ------------   ---   ---------   ------------

                                       ---------------   ---------------   ---------   ------------   ---   ---------   ------------

CAPITALIZATION
  Common stock: $0.01 per share par
    value 150,000,000 shares
    authorized; shares outstanding -
    - 86,173,169 in 1999, and
    100,516,768 in 1998
  Class A common stock, $0.01 par
    value; 10,000,000 shares
    authorized; shares outstanding -
    - 5,742,315 in 1999, 6,560,612
    in 1998
  Additional paid-in capital -
    - common stock
  Additional paid-in capital -
    - Class A common stock
  Retained (deficit) earnings
                                       ---------------   ---------------   ---------   ------------   ---   ---------   ------------

  Treasury shares, at cost:
    167,513 shares in 1999;
    185,030 shares in 1998
  Unearned compensation
                                       ---------------   ---------------   ---------   ------------   ---   ---------   ------------
    Total common stockholders'
      equity
  Preferred stock of subsidiaries:
    Not subject to mandatory
      redemption
    Subject to mandatory
      redemption
  Advances from Associated
    Companies
  Long-term debt
                                       ---------------   ---------------   ---------   ------------   ---   ---------   ------------

                                       ---------------   ---------------   ---------   ------------   ---   ---------   ------------

                                       ---------------   ---------------   ---------   ------------   ---   ---------   ------------
TOTAL CAPITALIZATION AND LIABILITIES
                                       ===============   ===============   =========   ============   ===   =========   ============

*CONFIDENTIAL TREATMENT REQUESTED


                                F-2H Page 2 Of 2

                  Atlantic Generation, Inc. and Subsidiaries*
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)



                                                                                Eliminations,
                                                               Total AGI         Reclasses &        AGI
                                                              Consolidated     Consol. Entries     Parent      Vin LTD
                                                             --------------    ---------------    --------    ---------

ASSETS

CURRENT ASSETS
    Cash and cash equivalents
    Accounts receivable
    Allowance for Doubtful Accounts
    Intercompany Loan Receivable (Money Pool)
    Inventories, at average cost
      Fuel (coal, oil and gas)
      Materials and supplies
    Prepaid New Jersey sales and excise taxes
    Deferred energy supply costs
    Other prepayments
    Taxes Receivable
    Deferred income taxes, net
                                                             --------------    ---------------    --------    ---------

                                                             --------------    ---------------    --------    ---------

INVESTMENTS
    Investment in leveraged leases
    Funds held by trustee
    Investment in Consolidated Companies
    Other investments
                                                             --------------    ---------------    --------    ---------

                                                             --------------    ---------------    --------    ---------

PROPERTY, PLANT AND EQUIPMENT
    Electric generation
    Electric transmission and distribution
    Gas transmission and distribution
    Other electric and gas facilities
    Telecommunications, thermal systems, and other
       property, plant, and equipment
                                                             --------------    ---------------    --------    ---------

    Less: Accumulated depreciation
                                                             --------------    ---------------    --------    ---------
    Net plant in service
                                                             --------------    ---------------    --------    ---------
    Construction work-in-progress
    Leased nuclear fuel, at amortized cost
    Goodwill, net
                                                             --------------    ---------------    --------    ---------

                                                             --------------    ---------------    --------    ---------

DEFERRED CHARGES AND OTHER ASSETS
    Recoverable stranded costs
    Deferred recoverable income taxes
    Unrecovered purchased power costs
    Unrecovered New Jersey state excise tax
    Deferred debt refinancing costs
    Deferred other postretirement benefit costs
    Prepaid employee benefits costs
    Unamortized debt expense
    License fees
    Other
                                                             --------------    ---------------    --------    ---------

                                                             --------------    ---------------    --------    ---------
TOTAL ASSETS
                                                             ==============    ===============    ========    =========


                                F-2I Page 1 Of 4

                  Atlantic Generation, Inc. and Subsidiaries*
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)


                                                               Vin Gen        Bing LTD        Bing Gen        Ped Gen
                                                             -----------    ------------    ------------    ------------

ASSETS

CURRENT ASSETS
    Cash and cash equivalents
    Accounts receivable
    Allowance for Doubtful Accounts
    Intercompany Loan Receivable (Money Pool)
    Inventories, at average cost
      Fuel (coal, oil and gas)
      Materials and supplies
    Prepaid New Jersey sales and excise taxes
    Deferred energy supply costs
    Other prepayments
    Taxes Receivable
    Deferred income taxes, net
                                                             -----------    ------------    ------------    ------------

                                                             -----------    ------------    ------------    ------------

INVESTMENTS
    Investment in leveraged leases
    Funds held by trustee
    Investment in Consolidated Companies
    Other investments
                                                             -----------    ------------    ------------    ------------

                                                             -----------    ------------    ------------    ------------

PROPERTY, PLANT AND EQUIPMENT
    Electric generation
    Electric transmission and distribution
    Gas transmission and distribution
    Other electric and gas facilities
    Telecommunications, thermal systems, and other
       property, plant, and equipment
                                                             -----------    ------------    ------------    ------------

    Less: Accumulated depreciation
                                                             -----------    ------------    ------------    ------------
    Net plant in service
                                                             -----------    ------------    ------------    ------------
    Construction work-in-progress
    Leased nuclear fuel, at amortized cost
    Goodwill, net
                                                             -----------    ------------    ------------    ------------

                                                             -----------    ------------    ------------    ------------

DEFERRED CHARGES AND OTHER ASSETS
    Recoverable stranded costs
    Deferred recoverable income taxes
    Unrecovered purchased power costs
    Unrecovered New Jersey state excise tax
    Deferred debt refinancing costs
    Deferred other postretirement benefit costs
    Prepaid employee benefits costs
    Unamortized debt expense
    License fees
    Other
                                                             -----------    ------------    ------------    ------------

                                                             -----------    ------------    ------------    ------------

TOTAL ASSETS
                                                             ===========    ============    ============    ============


                                F-2I Page 2 Of 4

                  Atlantic Generation, Inc. and Subsidiaries*
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)


                                                                                     Eliminations,
                                                                    Total AGI         Reclasses &        AGI
                                                                   Consolidated     Consol. Entries     Parent      Vin LTD
                                                                  --------------    ---------------    --------    ---------

CURRENT LIABILITIES
    Short-term debt
    Long-term debt due within one year
    Variable rate demand bonds
    Intercompany Loan Payable (Money Pool)
    Accounts payable Taxes accrued
    Interest accrued
    Dividends payable
    Deferred energy supply costs
    Current capital lease obligation
    Above-market purchased energy contracts
         and other electric restructuring liabilities
    Other
                                                                  --------------    ---------------    --------    ---------

                                                                  --------------    ---------------    --------    ---------

DEFERRED CREDITS AND OTHER LIABILITIES
    Other postretirement benefits obligation
    Deferred income taxes, net
    Deferred investment tax credits
    Regulatory liability for New Jersey income tax benefit
    Above-market purchased energy contracts
         and other electric restructuring liabilities
    Deferred gain on termination of purchased energy contract
    Minority Interest Liability
    Long-term capital lease obligation
    Other
                                                                  --------------    ---------------    --------    ---------

                                                                  --------------    ---------------    --------    ---------

CAPITALIZATION
    Common stock: $0.01 per share par value
      150,000,000 shares authorized; shares outstanding - -
      86,173,169 in 1999, and 100,516,768 in 1998
    Class A common stock, $0.01 par value;
      10,000,000 shares authorized; shares outstanding - -
      5,742,315 in 1999, 6,560,612 in 1998
    Additional paid-in capital - - common stock
    Additional paid-in capital - - Class A common stock
    Retained (deficit) earnings
                                                                  --------------    ---------------    --------    ---------

    Treasury shares, at cost:
          167,513 shares in 1999; 185,030 shares in 1998
    Unearned compensation
                                                                  --------------    ---------------    --------    ---------
      Total common stockholders' equity
    Preferred stock of subsidiaries:
      Not subject to mandatory redemption
      Subject to mandatory redemption
    Advances from Associated Companies
    Long-term debt
                                                                  --------------    ---------------    --------    ---------

                                                                  --------------    ---------------    --------    ---------

                                                                  --------------    ---------------    --------    ---------
TOTAL CAPITALIZATION AND LIABILITIES
                                                                  ==============    ===============    ========    =========

*CONFIDENTIAL TREATMENT REQUESTED


                                F-2I Page 3 Of 4

                  Atlantic Generation, Inc. and Subsidiaries*
                          Consolidating Balance Sheet
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)


                                                                     Vin Gen        Bing LTD        Bing Gen        Ped Gen
                                                                   -----------    ------------    ------------    ------------

CURRENT LIABILITIES
    Short-term debt
    Long-term debt due within one year
    Variable rate demand bonds
    Intercompany Loan Payable (Money Pool)
    Accounts payable Taxes accrued
    Interest accrued
    Dividends payable
    Deferred energy supply costs
    Current capital lease obligation
    Above-market purchased energy contracts
         and other electric restructuring liabilities
    Other
                                                                   -----------    ------------    ------------    ------------

                                                                   -----------    ------------    ------------    ------------

DEFERRED CREDITS AND OTHER LIABILITIES
    Other postretirement benefits obligation
    Deferred income taxes, net
    Deferred investment tax credits
    Regulatory liability for New Jersey income tax benefit
    Above-market purchased energy contracts
         and other electric restructuring liabilities
    Deferred gain on termination of purchased energy contract
    Minority Interest Liability
    Long-term capital lease obligation
    Other
                                                                   -----------    ------------    ------------    ------------

                                                                   -----------    ------------    ------------    ------------

CAPITALIZATION
    Common stock: $0.01 per share par value
      150,000,000 shares authorized; shares outstanding - -
      86,173,169 in 1999, and 100,516,768 in 1998
    Class A common stock, $0.01 par value;
      10,000,000 shares authorized; shares outstanding - -
      5,742,315 in 1999, 6,560,612 in 1998
    Additional paid-in capital - - common stock
    Additional paid-in capital - - Class A common stock
    Retained (deficit) earnings
                                                                   -----------    ------------    ------------    ------------

    Treasury shares, at cost:
          167,513 shares in 1999; 185,030 shares in 1998
    Unearned compensation
                                                                   -----------    ------------    ------------    ------------
      Total common stockholders' equity
    Preferred stock of subsidiaries:
      Not subject to mandatory redemption
      Subject to mandatory redemption
    Advances from Associated Companies
    Long-term debt
                                                                   -----------    ------------    ------------    ------------

                                                                   -----------    ------------    ------------    ------------

                                                                   -----------    ------------    ------------    ------------
TOTAL CAPITALIZATION AND LIABILITIES
                                                                   ===========    ============    ============    ============

*CONFIDENTIAL TREATMENT REQUESTED


                                F-2I Page 4 Of 4

                           Conectiv and Subsidiaries
                     Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)





                                                                                  ELIMINATIONS
                                                                       TOTAL      RECLASSES &        CONECTIV          DPL
                                                                     CONECTIV    CONSOLIDATIONS       PARENT       CONSOLIDATED
                                                                    ---------       ---------       ---------       ---------



CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                                 ($198,140)      $ 141,758       ($198,140)      ($111,443)
  Adjustments to reconcile net income (loss) to
     net cash provided by operating activities
       Deferred recoverable purchased power contract
         termination payment                                         (228,500)           --
       Distribution from partnership in excess of
         recognized earnings                                           70,849          70,849            --              --
       Equity in loss / (earnings) of subsidiaries                       --          (182,506)        182,506
       Extraordinary item (net of tax)                                311,718            --              --           253,622
       Special charges                                                105,648            --              --            10,504
       Depreciation and amortization                                  294,902          12,252            --           139,337
       Allowance for equity funds used during construction             (2,461)           (784)           --            (1,677)
       Investment tax credit adjustments, net                          (5,094)           --              --            (2,559)
       Deferred income taxes, net                                      44,752         (21,839)           --            32,079
       Deferred energy supply costs                                      --           (23,844)           --              --
       Unrecovered state excise tax                                      --           (13,027)           --              --
       Net change in:                                                    --              --              --
         Accounts receivable                                          (92,952)         92,609           9,742         (50,266)
         Inventories                                                  (14,753)              2            --            (2,480)
         Prepaid New Jersey sales and excise taxes                     22,216            --              --              --
         Accounts payable                                              61,561          10,626            --            27,686
         Taxes payable                                                   --            69,454          (4,476)           --
         Other current assets & liabilities(1)                        (57,366)        (53,495)         (2,992)         (4,262)
         Dividends received from subsidiaries                            --          (135,691)        135,691            --
       Other, net                                                      (2,211)         14,534           2,383         (43,711)
                                                                    ---------       ---------       ---------       ---------
Net cash provided by operating activities                           $ 310,169       ($ 19,102)      $ 124,714       $ 246,830
                                                                    ---------       ---------       ---------       ---------

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of businesses, net of cash acquired                     (17,138)         (1,939)           --              --
  Intercompany loan receivable/payable                                   --           (98,413)        (31,678)        (13,473)
  Capital expenditures                                               (320,395)        (17,112)           --           (87,903)
  Investments in partnerships                                         (23,570)            (53)           --
  Deposits to nuclear decommissioning trust funds                      (5,880)           --              --            (2,667)
  Decrease in bond proceeds held in trust funds                        12,449           1,120            --              --
  Decrease in investment in leveraged leases                            8,242           1,816            --              --
  Other, net                                                            1,826          (5,151)            142             283

                                                                    ---------       ---------       ---------       ---------
Net cash used by investing activities                                (344,465)       (119,733)        (31,536)       (103,760)
                                                                    ---------       ---------       ---------       ---------

CASH FLOWS FROM FINANCING ACTIVITIES
  Common dividends paid                                              (135,134)        135,691        (135,134)        (76,369)
  Preferred dividends paid                                               --             6,908            --            (4,087)
  Capital contributions                                                  --              --           (39,017)           --
  Common stock issued                                                      68            --                68            --
  Common stock redeemed                                              (390,397)           --          (390,397)           --
  Preferred securities issued                                            --              --              --              --
  Preferred securities redeemed                                          --              --              --              --
  Long-term debt issued                                               478,500            --           250,000            --
  Long-term debt redeemed                                            (133,218)            (75)           --           (64,617)
  Variable rate demand bonds issued                                    33,330            --              --            33,330
  Variable rate demand bonds redeemed                                    --              --              --              --
  Principal portion of capital lease payments                         (23,554)           --              --           (10,410)
  Net change in short-term debt                                       203,627            --           210,685         (21,700)
  Cost of issuances and refinancings                                   (8,571)         (3,904)         (4,114)           (330)
                                                                    ---------       ---------       ---------       ---------
Net cash used by financing activities                                  24,652         138,620        (107,909)       (144,183)
                                                                    ---------       ---------       ---------       ---------
Net change in cash and cash equivalents                                (9,645)           (215)        (14,731)         (1,113)
Beginning of year cash and cash equivalents                         $  65,884             215       $  18,691       $   1,761
                                                                    ---------       ---------       ---------       ---------
End of year cash and cash equivalents                                  56,239            --             3,960             648
                                                                    =========       =========       =========       =========


(1) Other than debt and deferred income taxes classified as current.

*CONFIDENTIAL TREATMENT REQUESTED

                               F - 3A Page 1 Of 3




                                                                         ACE
                                                                     CONSOLIDATED
--------------------------------------------------------------        ---------



CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                                   $   5,835
  Adjustments to reconcile net income (loss) to
     net cash provided by operating activities
       Deferred recoverable purchased power contract
         termination payment                                           (228,500)
       Distribution from partnership in excess of
         recognized earnings
       Equity in loss / (earnings) of subsidiaries
       Extraordinary item (net of tax)                                   58,095
       Special charges                                                   12,301
       Depreciation and amortization                                    126,857
       Allowance for equity funds used during construction                 --
       Investment tax credit adjustments, net                            (2,534)
       Deferred income taxes, net                                        71,897
       Deferred energy supply costs                                      23,844
       Unrecovered state excise tax                                      13,027
       Net change in:
         Accounts receivable                                            (22,644)
         Inventories                                                     (7,949)
         Prepaid New Jersey sales and excise taxes                       22,216
         Accounts payable                                                 7,921
         Taxes payable                                                 (111,399)
         Other current assets & liabilities(1)                           (3,796)
         Dividends received from subsidiaries                              --
       Other, net                                                         1,500
                                                                      ---------
Net cash provided by operating activities                             ($ 33,329)
                                                                      ---------

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of businesses, net of cash acquired
  Intercompany loan receivable/payable                                  (73,532)
  Capital expenditures                                                  (48,931)
  Investments in partnerships
  Deposits to nuclear decommissioning trust funds                        (3,213)
  Decrease in bond proceeds held in trust funds                            --
  Decrease in investment in leveraged leases                               --
  Other, net                                                              4,070

                                                                      ---------
Net cash used by investing activities                                  (121,606)
                                                                      ---------

CASH FLOWS FROM FINANCING ACTIVITIES
  Common dividends paid                                                 (59,321)
  Preferred dividends paid                                               (2,821)
  Capital contributions                                                    --
  Common stock issued                                                      --
  Common stock redeemed                                                    --
  Preferred securities issued                                              --
  Preferred securities redeemed                                            --
  Long-term debt issued                                                 228,500
  Long-term debt redeemed                                               (48,900)
  Variable rate demand bonds issued                                        --
  Variable rate demand bonds redeemed                                      --
  Principal portion of capital lease payments                           (13,143)
  Net change in short-term debt                                          30,000
  Cost of issuances and refinancings                                       (223)
                                                                      ---------
Net cash used by financing activities                                   134,091
                                                                      ---------
Net change in cash and cash equivalents                                 (20,843)
Beginning of year cash and cash equivalents                           $  28,767
                                                                      ---------
End of year cash and cash equivalents                                     7,924
                                                                      =========


(1) Other than debt and deferred income taxes classified as current.

*CONFIDENTIAL TREATMENT REQUESTED

                               F - 3A Page 1 Of 3

                           Conectiv and Subsidiaries
                     Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)



                                                                        DCI *            CES*
                                                                     CONSOLIDATED     CONSOLIDATED           ASP*          DSC*
                                                                       ---------       ---------        ------------- --------------



CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                                                                                     $     798
  Adjustments to reconcile net income (loss) to
     net cash provided by operating activities
       Deferred recoverable purchased power contract
         termination payment
       Distribution from partnership in excess of
         recognized earnings
       Equity in loss / (earnings) of subsidiaries
       Extraordinary item (net of tax)
       Special charges
       Depreciation and amortization                                                                                          394
       Allowance for equity funds used during construction
       Investment tax credit adjustments, net
       Deferred income taxes, net                                                                                             125
       Deferred energy supply costs
       Unrecovered state excise tax
       Net change in:
         Accounts receivable                                                                                                 (234)
         Inventories                                                                                                           --
         Prepaid New Jersey sales and excise taxes                                                                             --
         Accounts payable                                                                                                      --
         Taxes payable                                                                                                         17
         Other current assets & liabilities(1)                                                                                 --
         Dividends received from subsidiaries                                                                                  --
       Other, net                                                                                                             (22)
                                                                       ---------       ---------       ------------- ---------------
Net cash provided by operating activities                                                                               $   1,078
                                                                       ---------       ---------       ------------- ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of businesses, net of cash acquired
  Intercompany loan receivable/payable                                                                                        (75)
  Capital expenditures                                                                                                         --
  Investments in partnerships
  Deposits to nuclear decommissioning trust funds                                                                              --
  Decrease in bond proceeds held in trust funds                                                                                --
  Decrease in investment in leveraged leases                                                                                   --
  Other, net                                                                                                                   --
                                                                                                       ------------- ---------------
                                                                       ---------       ---------       ------------- ---------------
Net cash used by investing activities                                                                                         (75)
                                                                       ---------       ---------       ------------- ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Common dividends paid                                                                                                        --
  Preferred dividends paid                                                                                                     --
  Capital contributions                                                                                                        --
  Common stock issued                                                                                                          --
  Common stock redeemed                                                                                                        --
  Preferred securities issued                                                                                                  --
  Preferred securities redeemed                                                                                                --
  Long-term debt issued                                                                                                        --
  Long-term debt redeemed                                                                                                  (1,004)
  Variable rate demand bonds issued                                                                                            --
  Variable rate demand bonds redeemed                                                                                          --
  Principal portion of capital lease payments                                                                                  --
  Net change in short-term debt                                                                                                --
  Cost of issuances and refinancings                                                                                           --
                                                                       ---------       ---------       ------------- ---------------
Net cash used by financing activities                                                                                      (1,004)
                                                                       ---------       ---------       ------------- ---------------
Net change in cash and cash equivalents                                                                                         0
Beginning of year cash and cash equivalents                                                                             $       0
                                                                       ---------       ---------       ------------- ---------------
End of year cash and cash equivalents                                                                                           0
                                                                       =========       =========       ============= ===============





                                                                           CSI *
                                                                       CONSOLIDATED
                                                                      ----------------



CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)
  Adjustments to reconcile net income (loss) to
     net cash provided by operating activities
       Deferred recoverable purchased power contract
         termination payment
       Distribution from partnership in excess of
         recognized earnings
       Equity in loss / (earnings) of subsidiaries
       Extraordinary item (net of tax)
       Special charges
       Depreciation and amortization
       Allowance for equity funds used during construction
       Investment tax credit adjustments, net
       Deferred income taxes, net
       Deferred energy supply costs
       Unrecovered state excise tax
       Net change in:
         Accounts receivable
         Inventories
         Prepaid New Jersey sales and excise taxes
         Accounts payable
         Taxes payable
         Other current assets & liabilities(1)
         Dividends received from subsidiaries
       Other, net
                                                                     ----------------
Net cash provided by operating activities
                                                                     ----------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of businesses, net of cash acquired
  Intercompany loan receivable/payable
  Capital expenditures
  Investments in partnerships
  Deposits to nuclear decommissioning trust funds
  Decrease in bond proceeds held in trust funds
  Decrease in investment in leveraged leases
  Other, net
                                                                     ----------------
                                                                     ----------------
Net cash used by investing activities
                                                                     ----------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Common dividends paid
  Preferred dividends paid
  Capital contributions
  Common stock issued
  Common stock redeemed
  Preferred securities issued
  Preferred securities redeemed
  Long-term debt issued
  Long-term debt redeemed
  Variable rate demand bonds issued
  Variable rate demand bonds redeemed
  Principal portion of capital lease payments
  Net change in short-term debt
  Cost of issuances and refinancings
                                                                     ----------------
Net cash used by financing activities
                                                                     ----------------
Net change in cash and cash equivalents
Beginning of year cash and cash equivalents
                                                                     ----------------
End of year cash and cash equivalents
                                                                     ================


(1) Other than debt and deferred income taxes classified as current.

*CONFIDENTIAL TREATMENT REQUESTED

                               F - 3A Page 2 Of 3

                           Conective and Subsidiaries
                     Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)




                                                                                           SOLUTIONS*                      AGI *
                                                                            CCI*          CONSOLIDATED       CRP*      CONSOLIDATED
                                                                       ----------------   ------------      --------   -------------



CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                                                                            ($105)
  Adjustments to reconcile net income (loss) to
     net cash provided by operating activities
       Deferred recoverable purchased power contract
         termination payment
       Distribution from partnership in excess of
         recognized earnings
       Equity in loss / (earnings) of subsidiaries
       Extraordinary item (net of tax)
       Special charges
       Depreciation and amortization                                                                           5,926
       Allowance for equity funds used during construction
       Investment tax credit adjustments, net
       Deferred income taxes, net                                                                              6,350
       Deferred energy supply costs
       Unrecovered state excise tax
       Net change in:
         Accounts receivable                                                                                  (4,834)
         Inventories                                                                                              --
         Prepaid New Jersey sales and excise taxes                                                                --
         Accounts payable                                                                                     (7,686)
         Taxes payable
         Other current assets & liabilities(1)                                                                 5,060
         Dividends received from subsidiaries                                                                     --
       Other, net                                                                                              7,006
                                                                      ----------------    ------------      --------   -------------
Net cash provided by operating activities                                                                    $27,089
                                                                      ----------------    ------------      --------   -------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of businesses, net of cash acquired
  Intercompany loan receivable/payable                                                                        47,886
  Capital expenditures                                                                                       (74,455)
  Investments in partnerships
  Deposits to nuclear decommissioning trust funds                                                                 --
  Decrease in bond proceeds held in trust funds                                                                   --
  Decrease in investment in leveraged leases                                                                      --
  Other, net                                                                                                      --
                                                                      ----------------    ------------      --------   -------------
Net cash used by investing activities                                                                        (26,567)
                                                                      ----------------    ------------      --------   -------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Common dividends paid                                                                                           --
  Preferred dividends paid                                                                                        --
  Capital contributions                                                                                           --
  Common stock issued                                                                                             --
  Common stock redeemed                                                                                           --
  Preferred securities issued                                                                                     --
  Preferred securities redeemed                                                                                   --
  Long-term debt issued                                                                                           --
  Long-term debt redeemed                                                                                         --
  Variable rate demand bonds issued                                                                               --
  Variable rate demand bonds redeemed                                                                             --
  Principal portion of capital lease payments                                                                     --
  Net change in short-term debt                                                                                   --
  Cost of issuances and refinancings                                                                              --
                                                                      ----------------    ------------      --------   -------------
Net cash used by financing activities                                                                             --
                                                                      ----------------    ------------      --------   -------------
Net change in cash and cash equivalents                                                                          522
Beginning of year cash and cash equivalents                                                                    ($114)
                                                                      ----------------    ------------      --------   -------------
End of year cash and cash equivalents                                                                            407
                                                                      ===============    ============      ========    =============




                                                                     CONECTIV *
                                                                     ENERGY
                                                                     ---------



CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)
  Adjustments to reconcile net income (loss) to
     net cash provided by operating activities
       Deferred recoverable purchased power contract
         termination payment
       Distribution from partnership in excess of
         recognized earnings
       Equity in loss / (earnings) of subsidiaries
       Extraordinary item (net of tax)
       Special charges
       Depreciation and amortization
       Allowance for equity funds used during construction
       Investment tax credit adjustments, net
       Deferred income taxes, net
       Deferred energy supply costs
       Unrecovered state excise tax
       Net change in:
         Accounts receivable
         Inventories
         Prepaid New Jersey sales and excise taxes
         Accounts payable
         Taxes payable
         Other current assets & liabilities(1)
         Dividends received from subsidiaries
       Other, net
                                                                    -------------
Net cash provided by operating activities
                                                                    -------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of businesses, net of cash acquired
  Intercompany loan receivable/payable
  Capital expenditures
  Investments in partnerships
  Deposits to nuclear decommissioning trust funds
  Decrease in bond proceeds held in trust funds
  Decrease in investment in leveraged leases
  Other, net
                                                                     -------------
Net cash used by investing activities
                                                                     -------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Common dividends paid
  Preferred dividends paid
  Capital contributions
  Common stock issued
  Common stock redeemed
  Preferred securities issued
  Preferred securities redeemed
  Long-term debt issued
  Long-term debt redeemed
  Variable rate demand bonds issued
  Variable rate demand bonds redeemed
  Principal portion of capital lease payments
  Net change in short-term debt
  Cost of issuances and refinancings
                                                                     -------------
Net cash used by financing activities
                                                                     -------------
Net change in cash and cash equivalents
Beginning of year cash and cash equivalents
                                                                     -------------
End of year cash and cash equivalents
                                                                     ==============


(1) Other than debt and deferred income taxes classified as current.

*CONFIDENTIAL TREATMENT REQUESTED

                               F - 3A Page 3 Of 3

                           Conective and Subsidiaries
                     Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)

                                                                                           Eliminations,
                                                                                            Reclasses &
                                                                             Total DPL         Consol.         DPL          DPL
                                                                             Consolidated      Entries        Parent      Financing
                                                                          ---------------- -------------  ------------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income (loss)                                                          ($111,443)           $0     ($111,443)          $0
     Adjustments to reconcile net income (loss) to
        net cash provided by operating activities
           Deferred recoverable purchased power contract
               termination payment                                                      -             -             -            -
           Distribution from partnership in excess of
               recognized earnings                                                      -             -             -            -
           Equity in loss / (earnings) of subsidiaries                                                -                          -
           Extraordinary item (net of tax)                                        253,622             -       253,622            -
           Special charges                                                         10,504             -        10,504            -
           Depreciation and amortization                                          139,337             -       139,337            -
           Allowance for equity funds used during construction                     (1,677)            -        (1,677)           -
           Investment tax credit adjustments, net                                  (2,559)            -        (2,559)           -
           Deferred income taxes, net                                              32,079             -        32,079            -
           Deferred energy supply costs                                                 -             -             -            -
           Unrecovered state excise tax                                                 -             -             -            -
           Net change in:                                                               -             -             -            -
               Accounts receivable                                                (50,266)            -       (50,266)           -
               Inventories                                                         (2,480)            -        (2,480)           -
               Prepaid New Jersey sales and excise taxes                                -             -             -            -
               Accounts payable                                                    27,686             -        27,686            -
               Taxes payable                                                            -             -             -            -
               Other current assets & liabilities (1)                              (4,262)            -        (4,262)           -
               Dividends received from subsidiaries                                     -             -             -            -
           Other, net                                                             (43,711)            -       (43,711)           -
                                                                          ---------------- -------------  ------------   ----------
Net cash provided by operating activities                                        $246,830            $0      $246,830           $0
                                                                          ---------------- -------------  ------------   ----------

CASH FLOWS FROM INVESTING ACTIVITIES
     Acquisition of businesses, net of cash acquired                                    -             -             -            -
     Intercompany loan receivable/payable                                         (13,473)            -       (13,473)           -
     Capital expenditures                                                         (87,903)            -       (87,903)           -
     Investments in partnerships                                                                      -                          -
     Deposits to nuclear decommissioning trust funds                               (2,667)            -        (2,667)           -
     Decrease in bond proceeds held in trust funds                                      -             -             -            -
     Decrease in investment in leveraged leases                                         -             -             -            -
     Other, net                                                                       283             -           283            -
                                                                          ---------------- -------------  ------------   ----------
Net cash used by investing activities                                            (103,760)            -      (103,760)           -
                                                                          ---------------- -------------  ------------   ----------

CASH FLOWS FROM FINANCING ACTIVITIES
     Common dividends paid                                                        (76,369)            -       (76,369)           -
     Preferred dividends paid                                                      (4,087)            -        (4,087)           -
     Capital contributions                                                              -             -             -            -
     Common stock issued                                                                -             -             -            -
     Common stock redeemed                                                              -             -             -            -
     Preferred securities issued                                                        -             -             -            -
     Preferred securities redeemed                                                      -             -             -            -
     Long-term debt issued                                                              -             -             -            -
     Long-term debt redeemed                                                      (64,617)            -       (64,617)           -
     Variable rate demand bonds issued                                             33,330             -        33,330            -
     Variable rate demand bonds redeemed                                                -             -             -            -
     Principal portion of capital lease payments                                  (10,410)            -       (10,410)           -
     Net change in short-term debt                                                (21,700)            -       (21,700)           -
     Cost of issuances and refinancings                                              (330)            -          (330)           -
                                                                          ---------------- -------------  ------------   ----------
Net cash used by financing activities                                            (144,183)            -      (144,183)           -
                                                                          ---------------- -------------  ------------   ----------
Net change in cash and cash equivalents                                            (1,113)            -        (1,113)           -
Beginning of year cash and cash equivalents                                        $1,761            $0        $1,761           $0
                                                                          ---------------- -------------  ------------   ----------
End of year cash and cash equivalents                                                 648             -           648            -
                                                                          ================ =============  ============   ==========

(1) Other than debt and deferred income taxes classified as current.

                                      F-3B

                Atlantic City Electric Company and Subsidiaries
                     Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)

                                                                                 Eliminations,
                                                                                  Reclasses &
                                                                    Total ACE       Consol.        ACE           ACE          ACE
                                                                   Consolidated     Entries       Parent      Capital I   Capital II
                                                                     ---------     ---------    ---------     ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income (loss)                                                $   5,835     $       0    $   5,835     $       0    $       0
    Adjustments to reconcile net income (loss) to
      net cash provided by operating activities
        Deferred recoverable purchased power contract
            termination payment                                       (228,500)         --       (228,500)         --           --
        Distribution from partnership in excess of
            recognized earnings                                           --            --           --            --           --
        Equity in loss / (earnings) of subsidiaries                       --            --           --
        Extraordinary item (net of tax)                                 58,095          --         58,095          --           --
        Special charges                                                 12,301          --         12,301          --           --
        Depreciation and amortization                                  126,857          --        126,857          --           --
        Allowance for equity funds used during construction               --            --           --            --           --
        Investment tax credit adjustments, net                          (2,534)         --         (2,534)         --           --
        Deferred income taxes, net                                      71,897          --         71,897          --           --
        Deferred energy supply costs                                    23,844          --         23,844          --           --
        Unrecovered state excise tax                                    13,027          --         13,027          --           --
        Net change in:                                                    --            --           --            --           --
            Accounts receivable                                        (22,644)         --        (22,644)         --           --
            Inventories                                                 (7,949)         --         (7,949)         --           --
            Prepaid New Jersey sales and excise taxes                   22,216          --         22,216          --           --
            Accounts payable                                             7,921          --          7,921          --           --
            Taxes payable                                             (111,399)         --       (111,399)         --           --
            Other current assets & liabilities(1)                       (3,796)         --         (3,796)         --           --
            Dividends received from subsidiaries                          --            --           --            --           --
        Other, net                                                       1,500          --          1,500          --           --
                                                                     ---------     ---------    ---------     ---------    ---------
Net cash provided by operating activities                            ($ 33,329)    $       0    ($ 33,329)    $       0    $       0
                                                                     ---------     ---------    ---------     ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES
    Acquisition of businesses, net of cash acquired                       --            --           --
    Intercompany loan receivable/payable                               (73,532)         --        (73,532)         --           --
    Capital expenditures                                               (48,931)         --        (48,931)         --           --
    Investments in partnerships                                           --            --           --
    Deposits to nuclear decommissioning trust funds                     (3,213)         --         (3,213)         --           --
    Decrease in bond proceeds held in trust funds                         --            --           --            --           --
    Decrease in investment in leveraged leases                            --            --           --            --           --
    Other, net                                                           4,070          --          4,070          --           --
                                                                     ---------     ---------    ---------     ---------    ---------
Net cash used by investing activities                                 (121,606)         --       (121,606)         --           --
                                                                     ---------     ---------    ---------     ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES
    Common dividends paid                                              (59,321)         --        (59,321)         --           --
    Preferred dividends paid                                            (2,821)         --         (2,821)         --           --
    Capital contributions                                                 --            --           --            --           --
    Common stock issued                                                   --            --           --            --           --
    Common stock redeemed                                                 --            --           --            --           --
    Preferred securities issued                                           --            --           --            --           --
    Preferred securities redeemed                                         --            --           --            --           --
    Long-term debt issued                                              228,500          --        228,500          --           --
    Long-term debt redeemed                                            (48,900)         --        (48,900)         --           --
    Variable rate demand bonds issued                                     --            --           --            --           --
    Variable rate demand bonds redeemed                                   --            --           --            --           --
    Principal portion of capital lease payments                        (13,143)         --        (13,143)         --           --
    Net change in short-term debt                                       30,000          --         30,000          --           --
    Cost of issuances and refinancings                                    (223)         --           (223)         --           --
                                                                     ---------     ---------    ---------     ---------    ---------
Net cash used by financing activities                                  134,091          --        134,091          --           --
                                                                     ---------     ---------    ---------     ---------    ---------
Net change in cash and cash equivalents                                (20,843)         --        (20,843)         --           --
Beginning of year cash and cash equivalents                          $  28,767     $       0    $  28,767     $       0    $       0
                                                                     ---------     ---------    ---------     ---------    ---------
End of year cash and cash equivalents                                    7,924          --          7,924          --           --
                                                                     =========     =========    =========     =========    =========

(1)Other than debt and deferred income taxes classified as current

                                      F-3C

              Delmarva Capital Investments, Inc. and Subsidiaries*
                     Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)

                                                                                         Eliminations,
                                                                                          Reclasses &
                                                                         Total DCI           Consol.             DCI
                                                                       Consolidated          Entries            Parent
                                                                      ---------------    ---------------    ---------------
Cash Flows From Operating Activities
    Net income (loss)
    Adjustments to reconcile net income (loss) to
      net cash provided by operating activities
        Deferred recoverable purchased power contract
            termination payment
        Distribution from partnership in excess of
            recognized earnings
        Equity in loss / (earnings) of subsidiaries
        Extraordinary item (net of tax)
        Special charges
        Depreciation and amortization
        Allowance for equity funds used during construction
        Investment tax credit adjustments, net
        Deferred income taxes, net
        Deferred energy supply costs
        Unrecovered state excise tax
        Net change in:
            Accounts receivable
            Inventories
            Prepaid New Jersey sales and excise taxes
            Accounts payable
            Taxes payable
            Other current assets & liabilities(1)
            Dividends received from subsidiaries
        Other, net
                                                                      ---------------    ---------------    ---------------
Net cash provided by operating activities
                                                                      ---------------    ---------------    ---------------

Cash Flows From Investing Activities
    Acquisition of businesses, net of cash acquired
    Intercompany loan receivable/payable
    Capital expenditures
    Investments in partnerships
    Deposits to nuclear decommissioning trust funds
    Decrease in bond proceeds held in trust funds
    Decrease in investment in leveraged leases
    Other, net
                                                                      ---------------    ---------------    ---------------
Net cash used by investing activities
                                                                      ---------------    ---------------    ---------------

Cash Flows From Financing Activities
    Common dividends paid
    Preferred dividends paid
    Capital contributions
    Common stock issued
    Common stock redeemed
    Preferred securities issued
    Preferred securities redeemed
    Long-term debt issued
    Long-term debt redeemed
    Variable rate demand bonds issued
    Variable rate demand bonds redeemed
    Principal portion of capital lease payments
    Net change in short-term debt
    Cost of issuances and refinancings
                                                                      ---------------    ---------------    ---------------
Net cash used by financing activities
                                                                      ---------------    ---------------    ---------------
Net change in cash and cash equivalents
Beginning of year cash and cash equivalents
                                                                      ---------------    ---------------    ---------------
End of year cash and cash equivalents
                                                                      ===============    ===============    ===============

                                                                          DCI I              DCI II             Burney
                                                                      ---------------    ---------------    ---------------
Cash Flows From Operating Activities
    Net income (loss)
    Adjustments to reconcile net income (loss) to
      net cash provided by operating activities
        Deferred recoverable purchased power contract
            termination payment
        Distribution from partnership in excess of
            recognized earnings
        Equity in loss / (earnings) of subsidiaries
        Extraordinary item (net of tax)
        Special charges
        Depreciation and amortization
        Allowance for equity funds used during construction
        Investment tax credit adjustments, net
        Deferred income taxes, net
        Deferred energy supply costs
        Unrecovered state excise tax
        Net change in:
            Accounts receivable
            Inventories
            Prepaid New Jersey sales and excise taxes
            Accounts payable
            Taxes payable
            Other current assets & liabilities(1)
            Dividends received from subsidiaries
        Other, net
                                                                      ---------------    ---------------    ---------------
Net cash provided by operating activities
                                                                      ---------------    ---------------    ---------------

Cash Flows From Investing Activities
    Acquisition of businesses, net of cash acquired
    Intercompany loan receivable/payable
    Capital expenditures
    Investments in partnerships
    Deposits to nuclear decommissioning trust funds
    Decrease in bond proceeds held in trust funds
    Decrease in investment in leveraged leases
    Other, net
                                                                      ---------------    ---------------    ---------------
Net cash used by investing activities
                                                                      ---------------    ---------------    ---------------

Cash Flows From Financing Activities
    Common dividends paid
    Preferred dividends paid
    Capital contributions
    Common stock issued
    Common stock redeemed
    Preferred securities issued
    Preferred securities redeemed
    Long-term debt issued
    Long-term debt redeemed
    Variable rate demand bonds issued
    Variable rate demand bonds redeemed
    Principal portion of capital lease payments
    Net change in short-term debt
    Cost of issuances and refinancings
                                                                      ---------------    ---------------    ---------------
Net cash used by financing activities
                                                                      ---------------    ---------------    ---------------
Net change in cash and cash equivalents
Beginning of year cash and cash equivalents
                                                                      ---------------    ---------------    ---------------
End of year cash and cash equivalents
                                                                      ===============    ===============    ===============

(1) Other than debt and deferred income taxes classified as current. *CONFIDENTIAL TREATMENT REQUESTED

                                      F-3D

                 Conectiv Energy Supply, Inc. and Subsidiaries*
                     Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)

                                                                                Eliminations,      Conectiv
                                                                 Total CES       Reclasses &        Energy
                                                               Consolidated    Consol. Entries      Parent            COSC
                                                              ---------------  ---------------  ---------------  ---------------
Cash Flows From Operating Activities
    Net income (loss)
    Adjustments to reconcile net income (loss) to
      net cash provided by operating activities
         Deferred recoverable purchased power contract
            termination payment
         Distribution from partnership in excess of
            recognized earnings
         Equity in loss / (earnings) of subsidiaries
         Extraordinary item (net of tax)
         Special charges
         Depreciation and amortization
         Allowance for equity funds used during construction
         Investment tax credit adjustments, net
         Deferred income taxes, net
         Deferred energy supply costs
         Unrecovered state excise tax
         Net change in:
            Accounts receivable
            Inventories
            Prepaid New Jersey sales and excise taxes
            Accounts payable
            Taxes payable
            Other current assets & liabilities(1)
            Dividends received from subsidiaries
         Other, net
                                                              ---------------  ---------------  ---------------  ---------------
Net cash provided by operating activities
                                                              ---------------  ---------------  ---------------  ---------------

Cash Flows From Investing Activities
    Acquisition of businesses, net of cash acquired
    Intercompany loan receivable/payable
    Capital expenditures
    Investments in partnerships
    Deposits to nuclear decommissioning trust funds
    Decrease in bond proceeds held in trust funds
    Decrease in investment in leveraged leases
    Other, net
                                                              ---------------  ---------------  ---------------  ---------------
Net cash used by investing activities
                                                              ---------------  ---------------  ---------------  ---------------

Cash Flows From Financing Activities
    Common dividends paid
    Preferred dividends paid
    Capital contributions
    Common stock issued
    Common stock redeemed
    Preferred securities issued
    Preferred securities redeemed
    Long-term debt issued
    Long-term debt redeemed
    Variable rate demand bonds issued
    Variable rate demand bonds redeemed
    Principal portion of capital lease payments
    Net change in short-term debt
    Cost of issuances and refinancings
                                                              ---------------  ---------------  ---------------  ---------------
Net cash used by financing activities
                                                              ---------------  ---------------  ---------------  ---------------
Net change in cash and cash equivalents
Beginning of year cash and cash equivalents
                                                              ---------------  ---------------  ---------------  ---------------
End of year cash and cash equivalents
                                                              ===============  ===============  ===============  ===============

(1) Other than debt and deferred income taxes classified as current. *CONFIDENTIAL TREATMENT REQUESTED

                                     F - 3E

                    Conectiv Services, Inc. and Subsidiaries*
                     Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)

                                                                                         Eliminations,
                                                                        Total CSI         Reclasses &
                                                                       Consolidated      Consol. Entries          CSI
                                                                      ---------------    ---------------    ---------------
Cash Flows From Operating Activities
    Net income (loss)
    Adjustments to reconcile net income (loss) to
      net cash provided by operating activities
        Deferred recoverable purchased power contract
            termination payment
        Distribution from partnership in excess of
            recognized earnings
        Equity in loss / (earnings) of subsidiaries
        Extraordinary item (net of tax)
        Special charges
        Depreciation and amortization
        Allowance for equity funds used during construction
        Investment tax credit adjustments, net
        Deferred income taxes, net
        Deferred energy supply costs
        Unrecovered state excise tax
        Net change in:
            Accounts receivable
            Inventories
            Prepaid New Jersey sales and excise taxes
            Accounts payable
            Taxes payable
            Other current assets & liabilities(1)
            Dividends received from subsidiaries
        Other, net
                                                                      ---------------    ---------------    ---------------
Net cash provided by operating activities
                                                                      ---------------    ---------------    ---------------

Cash Flows From Investing Activities
    Acquisition of businesses, net of cash acquired
    Intercompany loan receivable/payable
    Capital expenditures
    Investments in partnerships
    Deposits to nuclear decommissioning trust funds
    Decrease in bond proceeds held in trust funds
    Decrease in investment in leveraged leases
    Other, net
                                                                      ---------------    ---------------    ---------------
Net cash used by investing activities
                                                                      ---------------    ---------------    ---------------

Cash Flows From Financing Activities
    Common dividends paid
    Preferred dividends paid
    Capital contributions
    Common stock issued
    Common stock redeemed
    Preferred securities issued
    Preferred securities redeemed
    Long-term debt issued
    Long-term debt redeemed
    Variable rate demand bonds issued
    Variable rate demand bonds redeemed
    Principal portion of capital lease payments
    Net change in short-term debt
    Cost of issuances and refinancings
                                                                      ---------------    ---------------    ---------------
Net cash used by financing activities
                                                                      ---------------    ---------------    ---------------
Net change in cash and cash equivalents
Beginning of year cash and cash equivalents
                                                                      ---------------    ---------------    ---------------
End of year cash and cash equivalents
                                                                      ===============    ===============    ===============


                                                                                              CTS
                                                                         Plumbing         Consolidated          ENERVAL
                                                                      ---------------    ---------------    ---------------
Cash Flows From Operating Activities
    Net income (loss)
    Adjustments to reconcile net income (loss) to
      net cash provided by operating activities
        Deferred recoverable purchased power contract
            termination payment
        Distribution from partnership in excess of
            recognized earnings
        Equity in loss / (earnings) of subsidiaries
        Extraordinary item (net of tax)
        Special charges
        Depreciation and amortization
        Allowance for equity funds used during construction
        Investment tax credit adjustments, net
        Deferred income taxes, net
        Deferred energy supply costs
        Unrecovered state excise tax
        Net change in:
            Accounts receivable
            Inventories
            Prepaid New Jersey sales and excise taxes
            Accounts payable
            Taxes payable
            Other current assets & liabilities(1)
            Dividends received from subsidiaries
        Other, net
                                                                      ---------------    ---------------    ---------------
Net cash provided by operating activities
                                                                      ---------------    ---------------    ---------------

Cash Flows From Investing Activities
    Acquisition of businesses, net of cash acquired
    Intercompany loan receivable/payable
    Capital expenditures
    Investments in partnerships
    Deposits to nuclear decommissioning trust funds
    Decrease in bond proceeds held in trust funds
    Decrease in investment in leveraged leases
    Other, net
                                                                      ---------------    ---------------    ---------------
Net cash used by investing activities
                                                                      ---------------    ---------------    ---------------

Cash Flows From Financing Activities
    Common dividends paid
    Preferred dividends paid
    Capital contributions
    Common stock issued
    Common stock redeemed
    Preferred securities issued
    Preferred securities redeemed
    Long-term debt issued
    Long-term debt redeemed
    Variable rate demand bonds issued
    Variable rate demand bonds redeemed
    Principal portion of capital lease payments
    Net change in short-term debt
    Cost of issuances and refinancings
                                                                      ---------------    ---------------    ---------------
Net cash used by financing activities
                                                                      ---------------    ---------------    ---------------
Net change in cash and cash equivalents
Beginning of year cash and cash equivalents
                                                                      ---------------    ---------------    ---------------
End of year cash and cash equivalents
                                                                      ===============    ===============    ===============

(1) Other than debt and deferred income taxes classified as current. *CONFIDENTIAL TREATMENT REQUESTED

                                      F-3F

                Conectiv Thermal Systems, Inc. and Subsidiaries*
                     Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)

                                                                                         Eliminations,
                                                                        Total CTS         Reclasses &            CTS
                                                                       Consolidated      Consol. Entries        Parent
                                                                      ---------------    ---------------    ---------------
Cash Flows From Operating Activities
    Net income (loss)
    Adjustments to reconcile net income (loss) to
      net cash provided by operating activities
        Deferred recoverable purchased power contract
            termination payment
        Distribution from partnership in excess of
            recognized earnings
        Equity in loss / (earnings) of subsidiaries
        Extraordinary item (net of tax)
        Special charges
        Depreciation and amortization
        Allowance for equity funds used during construction
        Investment tax credit adjustments, net
        Deferred income taxes, net
        Deferred energy supply costs
        Unrecovered state excise tax
        Net change in:
            Accounts receivable
            Inventories
            Prepaid New Jersey sales and excise taxes
            Accounts payable
            Taxes payable
            Other current assets & liabilities(1)
            Dividends received from subsidiaries
        Other, net
                                                                      ---------------    ---------------    ---------------
Net cash provided by operating activities
                                                                      ---------------    ---------------    ---------------

Cash Flows From Investing Activities
    Acquisition of businesses, net of cash acquired
    Intercompany loan receivable/payable
    Capital expenditures
    Investments in partnerships
    Deposits to nuclear decommissioning trust funds
    Decrease in bond proceeds held in trust funds
    Decrease in investment in leveraged leases
    Other, net
                                                                      ---------------    ---------------    ---------------
Net cash used by investing activities
                                                                      ---------------    ---------------    ---------------
Cash Flows From Financing Activities
    Common dividends paid
    Preferred dividends paid
    Capital contributions
    Common stock issued
    Common stock redeemed
    Preferred securities issued
    Preferred securities redeemed
    Long-term debt issued
    Long-term debt redeemed
    Variable rate demand bonds issued
    Variable rate demand bonds redeemed
    Principal portion of capital lease payments
    Net change in short-term debt
    Cost of issuances and refinancings
                                                                      ---------------    ---------------    ---------------
Net cash used by financing activities
                                                                      ---------------    ---------------    ---------------
Net change in cash and cash equivalents
Beginning of year cash and cash equivalents
                                                                      ---------------    ---------------    ---------------
End of year cash and cash equivalents
                                                                      ===============    ===============    ===============


                                                                           ATS
                                                                        Operations           AJTS                TELP
                                                                      ---------------    ---------------    ---------------
Cash Flows From Operating Activities
    Net income (loss)
    Adjustments to reconcile net income (loss) to
      net cash provided by operating activities
        Deferred recoverable purchased power contract
            termination payment
        Distribution from partnership in excess of
            recognized earnings
        Equity in loss / (earnings) of subsidiaries
        Extraordinary item (net of tax)
        Special charges
        Depreciation and amortization
        Allowance for equity funds used during construction
        Investment tax credit adjustments, net
        Deferred income taxes, net
        Deferred energy supply costs
        Unrecovered state excise tax
        Net change in:
            Accounts receivable
            Inventories
            Prepaid New Jersey sales and excise taxes
            Accounts payable
            Taxes payable
            Other current assets & liabilities(1)
            Dividends received from subsidiaries
        Other, net
                                                                      ---------------    ---------------    ---------------
Net cash provided by operating activities
                                                                      ---------------    ---------------    ---------------

Cash Flows From Investing Activities
    Acquisition of businesses, net of cash acquired
    Intercompany loan receivable/payable
    Capital expenditures
    Investments in partnerships
    Deposits to nuclear decommissioning trust funds
    Decrease in bond proceeds held in trust funds
    Decrease in investment in leveraged leases
    Other, net
                                                                      ---------------    ---------------    ---------------
Net cash used by investing activities
                                                                      ---------------    ---------------    ---------------
Cash Flows From Financing Activities
    Common dividends paid
    Preferred dividends paid
    Capital contributions
    Common stock issued
    Common stock redeemed
    Preferred securities issued
    Preferred securities redeemed
    Long-term debt issued
    Long-term debt redeemed
    Variable rate demand bonds issued
    Variable rate demand bonds redeemed
    Principal portion of capital lease payments
    Net change in short-term debt
    Cost of issuances and refinancings
                                                                      ---------------    ---------------    ---------------
Net cash used by financing activities
                                                                      ---------------    ---------------    ---------------
Net change in cash and cash equivalents
Beginning of year cash and cash equivalents
                                                                      ---------------    ---------------    ---------------
End of year cash and cash equivalents
                                                                      ===============    ===============    ===============

(1) Other than debt and deferred income taxes classified as current. *CONFIDENTIAL TREATMENT REQUESTED

                                     F - 3G

                   Conectiv Solutions, Inc. and Subsidiaries*
                     Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)

                                                                                          Eliminations,
                                                                      Total Solutions      Reclasses &         Solutions
                                                                       Consolidated      Consol. Entries         Parent
                                                                      ---------------    ---------------    ---------------
Cash Flows From Operating Activities
    Net income (loss)
    Adjustments to reconcile net income (loss) to
      net cash provided by operating activities
        Deferred recoverable purchased power contract
            termination payment
        Distribution from partnership in excess of
            recognized earnings
        Equity in loss / (earnings) of subsidiaries
        Extraordinary item (net of tax)
        Special charges
        Depreciation and amortization
        Allowance for equity funds used during construction
        Investment tax credit adjustments, net
        Deferred income taxes, net
        Deferred energy supply costs
        Unrecovered state excise tax
        Net change in:
            Accounts receivable
            Inventories
            Prepaid New Jersey sales and excise taxes
            Accounts payable
            Taxes payable
            Other current assets & liabilities(1)
            Dividends received from subsidiaries
        Other, net
                                                                      ---------------    ---------------    ---------------
Net cash provided by operating activities
                                                                      ---------------    ---------------    ---------------

Cash Flows From Investing Activities
    Acquisition of businesses, net of cash acquired
    Intercompany loan receivable/payable
    Capital expenditures
    Investments in partnerships
    Deposits to nuclear decommissioning trust funds
    Decrease in bond proceeds held in trust funds
    Decrease in investment in leveraged leases
    Other, net
                                                                      ---------------    ---------------    ---------------
Net cash used by investing activities
                                                                      ---------------    ---------------    ---------------
Cash Flows From Financing Activities
    Common dividends paid
    Preferred dividends paid
    Capital contributions
    Common stock issued
    Common stock redeemed
    Preferred securities issued
    Preferred securities redeemed
    Long-term debt issued
    Long-term debt redeemed
    Variable rate demand bonds issued
    Variable rate demand bonds redeemed
    Principal portion of capital lease payments
    Net change in short-term debt
    Cost of issuances and refinancings
                                                                      ---------------    ---------------    ---------------
Net cash used by financing activities
                                                                      ---------------    ---------------    ---------------
Net change in cash and cash equivalents
Beginning of year cash and cash equivalents
                                                                      ---------------    ---------------    ---------------
End of year cash and cash equivalents
                                                                      ===============    ===============    ===============

(1) Other than debt and deferred income taxes classified as current. *CONFIDENTIAL TREATMENT REQUESTED

                               F - 3H Page 1 Of 2

                   Conectiv Solutions, Inc. and Subsidiaries*
                     Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)


                                                                   ATE                               King St.         Elimination
                                                               Consolidated           ATE            Assurance        ATE/King St.
                                                              ---------------   ---------------   ---------------   ---------------
Cash Flows From Operating Activities
    Net income (loss)
    Adjustments to reconcile net income (loss) to
      net cash provided by operating activities
        Deferred recoverable purchased power contract
            termination payment
        Distribution from partnership in excess of
            recognized earnings
        Equity in loss / (earnings) of subsidiaries
        Extraordinary item (net of tax)
        Special charges
        Depreciation and amortization
        Allowance for equity funds used during construction
        Investment tax credit adjustments, net
        Deferred income taxes, net
        Deferred energy supply costs
        Unrecovered state excise tax
        Net change in:
            Accounts receivable
            Inventories
            Prepaid New Jersey sales and excise taxes
            Accounts payable
            Taxes payable
            Other current assets & liabilities(1)
            Dividends received from subsidiaries
        Other, net
                                                              ---------------   ---------------   ---------------   ---------------
Net cash provided by operating activities
                                                              ---------------   ---------------   ---------------   ---------------

Cash Flows From Investing Activities
    Acquisition of businesses, net of cash acquired
    Intercompany loan receivable/payable
    Capital expenditures
    Investments in partnerships
    Deposits to nuclear decommissioning trust funds
    Decrease in bond proceeds held in trust funds
    Decrease in investment in leveraged leases
    Other, net
                                                              ---------------   ---------------   ---------------   ---------------
Net cash used by investing activities
                                                              ---------------   ---------------   ---------------   ---------------
Cash Flows From Financing Activities
    Common dividends paid
    Preferred dividends paid
    Capital contributions
    Common stock issued
    Common stock redeemed
    Preferred securities issued
    Preferred securities redeemed
    Long-term debt issued
    Long-term debt redeemed
    Variable rate demand bonds issued
    Variable rate demand bonds redeemed
    Principal portion of capital lease payments
    Net change in short-term debt
    Cost of issuances and refinancings
                                                              ---------------   ---------------   ---------------   ---------------
Net cash used by financing activities
                                                              ---------------   ---------------   ---------------   ---------------
Net change in cash and cash equivalents
Beginning of year cash and cash equivalents
                                                              ---------------   ---------------   ---------------   ---------------
End of year cash and cash equivalents
                                                              ===============   ===============   ===============   ===============

(1) Other than debt and deferred income taxes classified as current. *CONFIDENTIAL TREATMENT REQUESTED

                               F - 3H Page 2 Of 2

                  Atlantic Generation, Inc. and Subsidiaries*
                     Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)

                                                                                Eliminations,
                                                                 Total AGI       Reclasses &            AGI
                                                               Consolidated     Consol. Entries        Parent           Vin LTD
                                                              ---------------   ---------------   ---------------   ---------------
Cash Flows From Operating Activities
    Net income (loss)
    Adjustments to reconcile net income (loss) to
      net cash provided by operating activities
        Deferred recoverable purchased power contract
            termination payment
        Distribution from partnership in excess of
            recognized earnings
        Equity in loss / (earnings) of subsidiaries
        Extraordinary item (net of tax)
        Special charges
        Depreciation and amortization
        Allowance for equity funds used during construction
        Investment tax credit adjustments, net
        Deferred income taxes, net
        Deferred energy supply costs
        Unrecovered state excise tax
        Net change in:
            Accounts receivable
            Inventories
            Prepaid New Jersey sales and excise taxes
            Accounts payable
            Taxes payable
            Other current assets & liabilities(1)
            Dividends received from subsidiaries
        Other, net
                                                              ---------------   ---------------   ---------------   ---------------
Net cash provided by operating activities
                                                              ---------------   ---------------   ---------------   ---------------
Cash Flows From Investing Activities
    Acquisition of businesses, net of cash acquired
    Intercompany loan receivable/payable
    Capital expenditures
    Investments in partnerships
    Deposits to nuclear decommissioning trust funds
    Decrease in bond proceeds held in trust funds
    Decrease in investment in leveraged leases
    Other, net
                                                              ---------------   ---------------   ---------------   ---------------
Net cash used by investing activities
                                                              ---------------   ---------------   ---------------   ---------------
Cash Flows From Financing Activities
    Common dividends paid
    Preferred dividends paid
    Capital contributions
    Common stock issued
    Common stock redeemed
    Preferred securities issued
    Preferred securities redeemed
    Long-term debt issued
    Long-term debt redeemed
    Variable rate demand bonds issued
    Variable rate demand bonds redeemed
    Principal portion of capital lease payments
    Net change in short-term debt
    Cost of issuances and refinancings
                                                              ---------------   ---------------   ---------------   ---------------
Net cash used by financing activities
                                                              ---------------   ---------------   ---------------   ---------------
Net change in cash and cash equivalents
Beginning of year cash and cash equivalents
                                                              ---------------   ---------------   ---------------   ---------------
End of year cash and cash equivalents
                                                              ===============   ===============   ===============   ===============

(1) Other than debts and deferred income taxes classified as current.
*   CONFIDENTIAL TREATMENT REQUESTED



                               F - 3I Page 1 Of 2

                  Atlantic Generation, Inc. and Subsidiaries*
                     Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)



                                                                  Vin Gen           Bing LTD         Bing Gen           Ped Gen
                                                              ---------------   ---------------   ---------------   ---------------
Cash Flows From Operating Activities
    Net income (loss)
    Adjustments to reconcile net income (loss) to
      net cash provided by operating activities
        Deferred recoverable purchased power contract
            termination payment
        Distribution from partnership in excess of
            recognized earnings
        Equity in loss / (earnings) of subsidiaries
        Extraordinary item (net of tax)
        Special charges
        Depreciation and amortization
        Allowance for equity funds used during construction
        Investment tax credit adjustments, net
        Deferred income taxes, net
        Deferred energy supply costs
        Unrecovered state excise tax
        Net change in:
            Accounts receivable
            Inventories
            Prepaid New Jersey sales and excise taxes
            Accounts payable
            Taxes payable
            Other current assets & liabilities(1)
            Dividends received from subsidiaries
        Other, net
                                                              ---------------   ---------------   ---------------   ---------------
Net cash provided by operating activities
                                                              ---------------   ---------------   ---------------   ---------------
Cash Flows From Investing Activities
    Acquisition of businesses, net of cash acquired
    Intercompany loan receivable/payable
    Capital expenditures
    Investments in partnerships
    Deposits to nuclear decommissioning trust funds
    Decrease in bond proceeds held in trust funds
    Decrease in investment in leveraged leases
    Other, net
                                                              ---------------   ---------------   ---------------   ---------------
Net cash used by investing activities
                                                              ---------------   ---------------   ---------------   ---------------
Cash Flows From Financing Activities
    Common dividends paid
    Preferred dividends paid
    Capital contributions
    Common stock issued
    Common stock redeemed
    Preferred securities issued
    Preferred securities redeemed
    Long-term debt issued
    Long-term debt redeemed
    Variable rate demand bonds issued
    Variable rate demand bonds redeemed
    Principal portion of capital lease payments
    Net change in short-term debt
    Cost of issuances and refinancings
                                                              ---------------   ---------------   ---------------   ---------------
Net cash used by financing activities
                                                              ---------------   ---------------   ---------------   ---------------
Net change in cash and cash equivalents
Beginning of year cash and cash equivalents
                                                              ---------------   ---------------   ---------------   ---------------
End of year cash and cash equivalents
                                                              ===============   ===============   ===============   ===============

(1) Other than debt and deferred income taxes classified as current.

*CONFIDENTIAL TREATMENT REQUESTED

                               F - 3I Page 2 Of 2

                            Conectiv and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)

                                                                Eliminations
                                                 Total          Reclasses &         Conectiv            DPL               ACE
                                                Conectiv       Consolidations        Parent         Consolidated      Consolidated
                                             ---------------   ---------------   ---------------   ---------------   ---------------
Retained Earnings
      Balance as of December  31, 1998          276,939           (457,271)          276,939           322,599            182,123
            Transfer of AEE parent into
               Conectiv                            --              (16,628)             --                --                 --
            Transfer of AET into DCI               --                5,803              --                --                 --
            Transfer of AEI into DCI               --                 --                --                --                 --
            Transfer DOCS into CES                 --                 --                --                --                 --
            Transfer of CTS into CSI               --                1,354              --                --                 --
            Transfer of CI into CCI                --                 (147)             --                --                 --
            Transfer of ATE into Solutions         --                 --                --                --                 --
            ASP parent set-up from AEE             --                6,544              --                --                 --
            AGI parent set-up from AEE             --               (3,457)             --                --                 --
            Transfer of PED Ltd. Into ATE          --                 --                --                --                 --
            Merge into Parent                      --                 --                --                --                 --

         Net Income                            (198,140)           141,758          (198,140)         (111,443)             5,835
         Common stock dividends                 (96,242)           115,272           (96,242)          (59,428)           (55,845)
         Class A common stock dividends         (19,030)              --             (19,030)             --                 --
         Preferred dividends                       --                6,572              --              (4,440)            (2,132)
         Redemption of preferred stock             --                 --                --                --                 --

                                             ---------------   ---------------   ---------------   ---------------   ---------------
      Balance as of December 31, 1999           (36,472)          (200,201)          (36,472)          147,288            129,981
                                             ===============   ===============   ===============   ===============   ===============

*CONFIDENTIAL TREATMENT REQUESTED

                               F - 4A Page 1 Of 3

                            Conectiv and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)

                                                  DCI *             CES*                                                  CSI *
                                              Consolidated      Consolidated           ASP*              DSC*         Consolidated
                                             ---------------   ---------------   ---------------   ---------------   ---------------
Retained Earnings
      Balance as of December  31, 1998                                                                    2,652
            Transfer of AEE parent into
               Conectiv                                                                                    --
            Transfer of AET into DCI                                                                       --
            Transfer of AEI into DCI                                                                       --
            Transfer DOCS into CES                                                                         --
            Transfer of CTS into CSI                                                                       --
            Transfer of CI into CCI                                                                        --
            Transfer of ATE into Solutions                                                                 --
            ASP parent set-up from AEE                                                                     --
            AGI parent set-up from AEE                                                                     --
            Transfer of PED Ltd. Into ATE                                                                  --
            Merge into Parent                                                                              --

         Net Income                                                                                         798
         Common stock dividends                                                                            --
         Class A common stock dividends                                                                    --
         Preferred dividends                                                                               --
         Redemption of preferred stock                                                                     --

                                             ----------------   ---------------   ---------------   ---------------   --------------
      Balance as of December 31, 1999                                                                     3,451
                                             ================   ===============   ===============   ===============   ==============

*CONFIDENTIAL TREATMENT REQUESTED

                               F - 4A Page 2 Of 3

                            Conectiv and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)

                                                                  Solutions*                            AGI *          Conectiv *
                                                  CCI*           Consolidated         CRP*          Consolidated         Energy
                                             ---------------   ---------------   ---------------   ---------------   ---------------
Retained Earnings
      Balance as of December  31, 1998                                                 (26)
            Transfer of AEE parent into
               Conectiv                                                               --
            Transfer of AET into DCI                                                  --
            Transfer of AEI into DCI                                                  --
            Transfer DOCS into CES                                                    --
            Transfer of CTS into CSI                                                  --
            Transfer of CI into CCI                                                   --
            Transfer of ATE into Solutions                                            --
            ASP parent set-up from AEE                                                --
            AGI parent set-up from AEE                                                --
            Transfer of PED Ltd. Into ATE                                             --
            Merge into Parent                                                         --

         Net Income                                                                   (105)
         Common stock dividends                                                       --
         Class A common stock dividends                                               --
         Preferred dividends                                                          --
         Redemption of preferred stock                                                --

                                             ---------------   ---------------   ---------------   ---------------   ---------------
      Balance as of December 31, 1999                                                 (131)
                                             ===============   ===============   ===============   ===============   ===============

*CONFIDENTIAL TREATMENT REQUESTED

                               F - 4A Page 3 Of 3

                Delmarva Power and Light Company and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)

                                                                      Eliminations,
                                                     Total DPL         Reclasses &           DPL                DPL
                                                    Consolidated     Consol. Entries        Parent           Financing
                                                     ---------          ---------         ---------          ---------
Retained Earnings
  Balance as of December  31, 1998                    322,599              --               322,599              --
     Transfer of AEE parent into Conectiv
     Transfer of AET into DCI                            --                --                  --                --
     Transfer of AEI into DCI                            --                --                  --                --
     Transfer DOCS into CES                              --                --                  --                --
     Transfer of CTS into CSI                            --                --                  --                --
     Transfer of CI into CCI                             --                --                  --                --
     Transfer of ATE into Solutions                      --                --                  --                --
     ASP parent set-up from AEE                          --                --                  --                --
     AGI parent set-up from AEE                          --                --                  --                --
     Transfer of PED Ltd. Into ATE                       --                --                  --                --
     Merge into Parent                                   --                --                  --                --

  Net Income                                         (111,443)             --              (111,443)             --
  Common stock dividends                              (59,428)             --               (59,428)             --
  Class A common stock dividends                         --                --                  --                --
  Preferred dividends                                  (4,440)             --                (4,440)             --
  Redemption of preferred stock                          --                --                  --                --
                                                     ---------          ---------         ---------          ---------
Balance as of December 31, 1999                       147,288              --               147,288              --
                                                     =========          =========         =========          =========

                                     F - 4B

                 Atlantic City Electric Company and Subsidiaries
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)

                                                                 Eliminations,
                                               Total ACE          Reclasses &             ACE               ACE            ACE
                                             Consolidated       Consol. Entries          Parent          Capital I      Capital II
                                           -----------------  -----------------  -----------------  ---------------  ---------------
Retained Earnings
     Balance as of December  31, 1998               182,123                  -           182,123                -             -
           Transfer of AEE parent into
               Conectiv
           Transfer of AET into DCI                       -                  -                 -                -             -
           Transfer of AEI into DCI                       -                  -                 -                -             -
           Transfer DOCS into CES                         -                  -                 -                -             -
           Transfer of CTS into CSI                       -                  -                 -                -             -
           Transfer of CI into CCI                        -                  -                 -                -             -
           Transfer of ATE into Solutions                 -                  -                 -                -             -
           ASP parent set-up from AEE                     -                  -                 -                -             -
           AGI parent set-up from AEE                     -                  -                 -                -             -
           Transfer of PED Ltd. Into ATE                  -                  -                 -                -             -
           Merge into Parent                              -                  -                 -                -             -

       Net Income                                     5,835                  -             5,835                -             -
       Common stock dividends                       (55,845)                 -           (55,845)               -             -
       Class A common stock dividends                     -                  -                 -                -             -
       Preferred dividends                           (2,132)                 -            (2,132)               -             -
       Redemption of preferred stock                      -                  -                 -                -             -

                                           -----------------  -----------------  -----------------  ---------------  ---------------
     Balance as of December 31, 1999                129,981                  -           129,981                -             -
                                           =================  =================  =================  ===============  ===============

                                     F - 4C

               Delmarva Capital Investments, Inc. and Subsidiaries*
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)

                                                                 Eliminations,
                                             Total DCI            Reclasses &          DCI
                                            Consolidated        Consol. Entries       Parent             DCI I
                                        --------------------  -----------------  ----------------  -----------------
Retained Earnings
     Balance as of December  31, 1998
      Transfer of AEE parent into
          Conectiv
      Transfer of AET into DCI
      Transfer of AEI into DCI
      Transfer DOCS into CES
      Transfer of CTS into CSI
      Transfer of CI into CCI
      Transfer of ATE into Solutions
      ASP parent set-up from AEE
      AGI parent set-up from AEE
      Transfer of PED Ltd. Into ATE
      Merge into Parent

  Net Income
  Common stock dividends
  Class A common stock dividends
  Preferred dividends
  Redemption of preferred stock

                                        --------------------  -----------------  ----------------  -----------------
Balance as of December 31, 1999
                                        ====================  =================  ================  =================

*CONFIDENTIAL TREATMENT REQUESTED

                               F - 4D Page 1 Of 2

               Delmarva Capital Investments, Inc. and Subsidiaries*
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)


                                                                  DCTC
                                               DCI II            Burney             CCM              COSC
                                        -----------------  ----------------  ----------------  ---------------
Retained Earnings
     Balance as of December  31, 1998
      Transfer of AEE parent into
          Conectiv
      Transfer of AET into DCI
      Transfer of AEI into DCI
      Transfer DOCS into CES
      Transfer of CTS into CSI
      Transfer of CI into CCI
      Transfer of ATE into Solutions
      ASP parent set-up from AEE
      AGI parent set-up from AEE
      Transfer of PED Ltd. Into ATE
      Merge into Parent

  Net Income
  Common stock dividends
  Class A common stock dividends
  Preferred dividends
  Redemption of preferred stock

                                        -----------------  ----------------  ----------------  ---------------
Balance as of December 31, 1999
                                        =================  ================  ================  ===============

*CONFIDENTIAL TREATMENT REQUESTED

                               F - 4D Page 2 Of 2

                 Conectiv Energy Supply, Inc. and Subsidiaries*
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)

                                                                                  Eliminations,        Conectiv
                                                               Total CES           Reclasses &          Energy
                                                             Consolidated        Consol. Entries        Parent            COSC
                                                          -------------------  --------------------  ---------------  --------------
Retained Earnings
     Balance as of December  31, 1998
           Transfer of AEE parent into Conectiv
           Transfer of AET into DCI
           Transfer of AEI into DCI
           Transfer DOCS into CES
           Transfer of CTS into CSI
           Transfer of CI into CCI
           Transfer of ATE into Solutions
           ASP parent set-up from AEE
           AGI parent set-up from AEE
           Transfer of PED Ltd. Into ATE
           Merge into Parent

       Net Income
       Common stock dividends
       Class A common stock dividends
       Preferred dividends
       Redemption of preferred stock
                                                          -------------------  --------------------  ---------------  --------------
     Balance as of December 31, 1999
                                                          ===================  ====================  ===============  ==============

*CONFIDENTIAL TREATMENT REQUESTED

                                     F - 4E

                     Conectiv Services, Inc. and Subsidiary*
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)

                                                                    Eliminations,
                                                Total CSI            Reclasses &
                                               Consolidated         Consol. Entries          CSI
                                            --------------------  -------------------- ---------------
Retained Earnings
     Balance as of December  31, 1998
           Transfer of AEE parent into
               Conectiv
           Transfer of AET into DCI
           Transfer of AEI into DCI
           Transfer DOCS into CES
           Transfer of CTS into CSI
           Transfer of CI into CCI
           Transfer of ATE into
               Solutions
           ASP parent set-up from AEE
           AGI parent set-up from AEE
           Transfer of PED Ltd. Into ATE
           Merge into Parent

       Net Income
       Common stock dividends
       Class A common stock dividends
       Preferred dividends
       Redemption of preferred stock

                                            --------------------  -------------------- ---------------
     Balance as of December 31, 1999
                                            ====================  ==================== ===============


                                                                 CTS
                                               Plumbing      Consolidated      ENERVAL
                                            --------------  --------------  --------------
Retained Earnings
     Balance as of December  31, 1998
           Transfer of AEE parent into
               Conectiv
           Transfer of AET into DCI
           Transfer of AEI into DCI
           Transfer DOCS into CES
           Transfer of CTS into CSI
           Transfer of CI into CCI
           Transfer of ATE into
               Solutions
           ASP parent set-up from AEE
           AGI parent set-up from AEE
           Transfer of PED Ltd. Into ATE
           Merge into Parent

       Net Income
       Common stock dividends
       Class A common stock dividends
       Preferred dividends
       Redemption of preferred stock

                                            --------------  --------------  --------------
     Balance as of December 31, 1999
                                            ==============  ==============  ==============

*CONFIDENTIAL TREATMENT REQUESTED

                                     F - 4F

                Conectiv Thermal Systems, Inc. and Subsidiaries*
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)

                                                                                  Eliminations,
                                                               Total CTS           Reclasses &              CTS
                                                              Consolidated        Consol. Entries          Parent
                                                          --------------------  --------------------   ---------------
Retained Earnings
     Balance as of December  31, 1998
           Transfer of AEE parent into Conectiv
           Transfer of AET into DCI
           Transfer of AEI into DCI
           Transfer DOCS into CES
           Transfer of CTS into CSI
           Transfer of CI into CCI
           Transfer of ATE into Solutions
           ASP parent set-up from AEE
           AGI parent set-up from AEE
           Transfer of PED Ltd. Into ATE
           Merge into Parent

       Net Income
       Common stock dividends
       Class A common stock dividends
       Preferred dividends
       Redemption of preferred stock

                                                          --------------------  --------------------   ---------------
     Balance as of December 31, 1999
                                                          ====================  ====================   ===============



                                                               ATS
                                                            Operations          AJTS             TELP
                                                          ---------------  ---------------  --------------
Retained Earnings
     Balance as of December  31, 1998
           Transfer of AEE parent into Conectiv
           Transfer of AET into DCI
           Transfer of AEI into DCI
           Transfer DOCS into CES
           Transfer of CTS into CSI
           Transfer of CI into CCI
           Transfer of ATE into Solutions
           ASP parent set-up from AEE
           AGI parent set-up from AEE
           Transfer of PED Ltd. Into ATE
           Merge into Parent

       Net Income
       Common stock dividends
       Class A common stock dividends
       Preferred dividends
       Redemption of preferred stock

                                                          ---------------  ---------------  --------------
     Balance as of December 31, 1999
                                                          ===============  ===============  ==============

*CONFIDENTIAL TREATMENT REQUESTED

                                     F - 4G

                   Conectiv Solutions, Inc. and Subsidiaries*
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)

                                                                                  Eliminations,
                                                            Total Solutions        Reclasses &           Solutions
                                                              Consolidated        Consol. Entries          Parent
                                                          --------------------  --------------------  -----------------
Retained Earnings
     Balance as of December  31, 1998
           Transfer of AEE parent into Conectiv
           Transfer of AET into DCI
           Transfer of AEI into DCI
           Transfer DOCS into CES
           Transfer of CTS into CSI
           Transfer of CI into CCI
           Transfer of ATE into Solutions
           ASP parent set-up from AEE
           AGI parent set-up from AEE
           Transfer of PED Ltd. Into ATE
           Merge into Parent

       Net Income
       Common stock dividends
       Class A common stock dividends
       Preferred dividends
       Redemption of preferred stock

                                                          --------------------  --------------------  -----------------
     Balance as of December 31, 1999
                                                          ====================  ====================  =================

*CONFIDENTIAL TREATMENT REQUESTED

                               F - 4H Page 1 Of 2

                   Conectiv Solutions, Inc. and Subsidiaries*
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)


                                                               ATE                                King St.        Elimination
                                                            Consolidated          ATE            Assurance        ATE/King St.
                                                          ----------------  ----------------  ----------------  ----------------
Retained Earnings
     Balance as of December  31, 1998
           Transfer of AEE parent into Conectiv
           Transfer of AET into DCI
           Transfer of AEI into DCI
           Transfer DOCS into CES
           Transfer of CTS into CSI
           Transfer of CI into CCI
           Transfer of ATE into Solutions
           ASP parent set-up from AEE
           AGI parent set-up from AEE
           Transfer of PED Ltd. Into ATE
           Merge into Parent

       Net Income
       Common stock dividends
       Class A common stock dividends
       Preferred dividends
       Redemption of preferred stock

                                                          ----------------  ----------------  ----------------  ----------------
     Balance as of December 31, 1999
                                                          ================  ================  ================  ================

*CONFIDENTIAL TREATMENT REQUESTED

                               F - 4H Page 2 Of 2

                   Atlantic Generation, Inc. and Subsidiaries*
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)

                                                                                  Eliminations,
                                                               Total AGI           Reclasses &             AGI
                                                              Consolidated       Consol. Entries         Parent          Vin LTD
                                                           ------------------  --------------------  ---------------  --------------
Retained Earnings
     Balance as of December  31, 1998
           Transfer of AEE parent into Conectiv
           Transfer of AET into DCI
           Transfer of AEI into DCI
           Transfer DOCS into CES
           Transfer of CTS into CSI
           Transfer of CI into CCI
           Transfer of ATE into Solutions
           ASP parent set-up from AEE
           AGI parent set-up from AEE
           Transfer of PED Ltd. Into ATE
           Merge into Parent

       Net Income
       Common stock dividends
       Class A common stock dividends
       Preferred dividends
       Redemption of preferred stock

                                                           ------------------  --------------------  ---------------  --------------
     Balance as of December 31, 1999
                                                           ==================  ====================  ===============  ==============

*CONFIDENTIAL TREATMENT REQUESTED

                               F - 4I Page 1 Of 2

                   Atlantic Generation, Inc. and Subsidiaries*
                  Consolidating Statement of Retained Earnings
                      For the Year Ended December 31, 1999
                             (Dollars in Thousands)

                                                     Vin Gen         Bing LTD        Bing Gen         Ped LTD         Ped Gen
                                                  --------------  ---------------  ---------------  ---------------  --------------
Retained Earnings
     Balance as of December  31, 1998
           Transfer of AEE parent into Conectiv
           Transfer of AET into DCI
           Transfer of AEI into DCI
           Transfer DOCS into CES
           Transfer of CTS into CSI
           Transfer of CI into CCI
           Transfer of ATE into Solutions
           ASP parent set-up from AEE
           AGI parent set-up from AEE
           Transfer of PED Ltd. Into ATE
           Merge into Parent

       Net Income
       Common stock dividends
       Class A common stock dividends
       Preferred dividends
       Redemption of preferred stock

                                                  --------------  ---------------  ---------------  ---------------  --------------
     Balance as of December 31, 1999
                                                  ==============  ===============  ===============  ===============  ==============

*CONFIDENTIAL TREATMENT REQUESTED

                               F - 4I Page 2 Of 2

                                    SIGNATURE

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the Registrant has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                  CONECTIV

                                                 /s/ James P. Lavin
                                          -------------------------------
                                              James P. Lavin
                                                  Controller

Date:  April 27, 2000


                                      (32)

EXHIBIT A

Conectiv's Proxy Statement and 1999 Annual Report to Shareholders, which was filed with the Commission on February 22, 2000 (File No. 1-13895), is incorporated herein by reference.

EXHIBIT B

   CONECTIV

    B.1.1 Restated Certificate of Incorporation filed March 2, 1998 in the office of the Delaware Secretary of State (filed with Conectiv's Current Report on Form 8-K dated March 6, 1998)

    B.1.2*        Amended and Restated Bylaws as amended October 26, 1999

   DELMARVA POWER & LIGHT COMPANY

    B.2.1 Restated Certificate filed April 9, 1990 with the office of the Delaware Secretary of State (filed with Registration Statement No. 33-50453)

    B.2.2 Certificate of Designation filed July 29, 1992 with the office of the Delaware Secretary of State (filed with Registration Statement No. 33-50453)

    B.2.3 Certificate of Designation filed October 29, 1993 with the office of the Delaware Secretary of State (filed with Registration Statement No. 33-53855)


    B.2.4 Certificate of Amendment filed June 7, 1996 with the office of the Delaware Secretary of State (filed with Registration Statement No. 333-07281)

    B.2.5 Certificate of Amendment filed March 2, 1998 with the office of the Delaware Secretary of State (filed with Delmarva Power & Light's Current Report on Form 8-K dated March 4, 1998)

    B.2.6 Certificate of Merger of DS Sub, Inc., a Delaware Corporation, with and into Delmarva Power & Light Co., filed with the Delaware Secretary of State, effective as of March 1, 1998 (filed with Delmarva Power & Light's Current Report on Form 8-K dated March 4, 1998)

    B.2.7 Bylaws (filed with Delmarva Power & Light's Current Report on Form 8-K dated March 4, 1998)

   DPL REIT HOLDING, INC.

    B.3.1* Certificate of Incorporation filed March 12, 1998 in the office of the Delaware Secretary of State

    B.3.2*        Amended and Restated Bylaws as amended December 31, 1999

   DPL REIT, INC.

    B.4.1* Certificate of Incorporation filed March 12, 1998 in the office of the Delaware Secretary of State

    B.4.2*        Amended and Restated Bylaws as amended December 31, 1999

   ATLANTIC CITY ELECTRIC COMPANY

    B.5.1 Agreement of Merger Between Atlantic City Electric Company and South Jersey Power & Light Company filed June 30, 1949 and Amendments through May 3, 1991 (filed with Atlantic City Electric Company's Reports on Form 10-Q for the quarters ended June 30, 1982, March 31, 1985, March 31, 1987 and September 30, 1991, with Atlantic City Electric Company's Form 8-K dated October 12, 1988 and with Atlantic City Electric Company's Form 10-K for the fiscal year ended December 31, 1990)

   B.5.2*         Amended and Restated Bylaws as amended December 31, 1999
1
* Filed herewith

   ACE REIT HOLDING, INC.

    B.6.1* Certificate of Incorporation filed March 12, 1998 in the office of the Delaware Secretary of State

    B.6.2*        Amended and Restated Bylaws as amended December 31, 1999

   ACE REIT, INC.

    B.7.1* Certificate of Incorporation filed March 12, 1998 in the office of the Delaware Secretary of State

    B.7.2*        Amended and Restated Bylaws as amended December 31, 1999

   CONECTIV RESOURCE PARTNERS, INC.

    B.8.1 Certificate of Incorporation filed January 16, 1998 with the office of the Delaware Secretary of State (filed with 1998 Form U5S)

    B.8.2*        Amended and Restated Bylaws as amended December 31, 1999

   DELMARVA SERVICES COMPANY

    B.9.1 Certificate of Incorporation of Delmarva Services Company filed October 31, 1986 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

    B.9.2*        Amended and Restated Bylaws as amended December 31 1999

   CONECTIV COMMUNICATIONS, INC. (f/k/a Delmarva Telecommunications, Inc.)

    B.10.1 Certificate of Incorporation of Delmarva Telecommunications, Inc. filed October 21, 1996 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

    B.10.2 Certificate of Amendment of Certificate of Incorporation of Delmarva Telecommunications, Inc. changing the name to Conectiv Communications, Inc. filed February 26, 1997 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

    B.10.3*       Amended and Restated Bylaws as amended December 31, 1999

   CONECTIV COMMUNICATIONS OF VIRGINIA, INC.

    B.11.1* Certificate of Incorporation filed November 2, 1999 in the office of the Commonwealth of Virginia State Corporation Commission

    B.11.2*       Bylaws

   CONECTIV ENERGY, INC.

    B.12.1 Certificate of Incorporation of Conectiv Energy, Inc. filed February 18, 1998 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

   B.12.2*        Bylaws

   CONECTIV SERVICES, INC. (f/k/a Service Confidence, Inc.)

    B.13.1 Certificate of Incorporation filed June 26, 1996 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

    B.13.2 Certificate of Amendment of Certificate of Incorporation of Service Confidence, Inc. changing the name to Conectiv Services, Inc. filed March 6, 1997 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

    B.13.3*       Amended and Restated Bylaws as amended December 31, 1999

2
* Filed herewith

   CONECTIV PLUMBING, L.L.C.

    B.14.1 Certificate of Formation of Conectiv Plumbing, L.L.C. filed January 15, 1998 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

    B.14.2 Operating Agreement of Conectiv Plumbing, L.L.C. (confidential treatment requested) (filed with 1998 Form U5S)

   CONECTIV ENERGY SUPPLY, INC. (f/k/a Delmarva Energy Company)

    B.15.1 Certificate of Incorporation of Delmarva Energy Company filed July 3, 1975 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

    B.15.2 Certificate of Amendment of Certificate of Incorporation of Delmarva Energy Company adding Article 12th filed August 19, 1987 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

    B.15.3 Certificate of Amendment of Certificate of Incorporation of Delmarva Energy Company changing the name to Conectiv Energy Supply, Inc. filed April 9, 1998 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

    B.15.4*       Amended and Restated Bylaws as amended December 31, 1999

   DELMARVA CAPITAL INVESTMENTS, INC.


    B.16.1 Certificate of Incorporation filed February 27, 1985 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

    B.16.2 Certificate of Amendment of Certificate of Incorporation amending Article 8th filed August 19, 1987 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

    B.16.3*       Amended and Restated Bylaws as amended December 31, 1999

   DCI I, INC.

    B.17.1 Certificate of Incorporation filed February 27, 1985 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

    B.17.2 Certificate of Amendment of Certificate of Incorporation amending Article 8th filed August 19, 1987 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

    B.17.3*       Amended and Restated Bylaws as amended December 31, 1999

   DCI II, INC.

    B.18.1 Articles of Incorporation of DCI II, Inc. filed November 15, 1985 in the office of the Lieutenant Governor of the Virgin Islands of the U.S. (filed with 1998 Form U5S)

    B.18.2        Bylaws (filed with 1998 Form U5S)

   DCTC-BURNEY, INC. (f/k/a DCTC-Redding, Inc.)

    B.19.1 Certificate of Incorporation filed June 26, 1987 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

    B.19.2*       Amended and Restated Bylaws as amended December 31, 1999

3
* Filed herewith

 CONECTIV OPERATING SERVICES COMPANY (f/k/a Delmarva Operating Services Company)

    B.20.1 Certificate of Incorporation filed May 8, 1987 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

    B.20.2 Certificate of Amendment of Certificate of Incorporation of Delmarva Operating Services Company changing name to Conectiv Operating Services Company filed December 9, 1998 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

    B.20.3*       Amended and Restated Bylaws as amended December 31, 1999

   CONECTIV SOLUTIONS LLC

    B.21.1 Certificate of Formation of Conectiv Solutions LLC filed October 20, 1997 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

    B.21.2 Limited Liability Company Agreement for Conectiv Solutions LLC dated October 17, 1997 (confidential treatment requested) (filed with 1998 Form U5S)

   MILLENIUM ACCOUNT SERVICES, LLC

    B.22.1* Certificate of Formation of Millenium Account Services, LLC January 1, 1999 in the office of the Delaware Secretary of State

    B.22.2* Limited Liability Company Operating Agreement of Millenium Account Services LLC dated January 4, 1999 (confidential treatment requested)

   ENERVAL, L.L.C. (f/k/a Atlantic CNRG Services, L.L.C.)

    B.23.1        Certificate of Formation of Atlantic CNRG Services, L.L.C.
                  filed March 17, 1995 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

    B.23.2        Certificate of Amendment of Atlantic CNRG Services, L.L.C.
                  changing the name to Enerval, L.L.C. filed April 15, 1996 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

    B.23.3 Operating Agreement of Atlantic CNRG Services, L.L.C. dated March 17, 1995 (confidential treatment requested) (filed with 1998 Form U5S)

    B.23.4 First Amendment to Operating Agreement of Operating Agreement of Atlantic CNRG Services, L.L.C. dated April ___, 1996 (confidential treatment requested) (filed with 1998 Form U5S)

    B.23.5        Second Amendment to Operating Agreement of Enerval, L.L.C.
                  dated June 17, 1998 (confidential treatment requested) (filed with 1998 Form U5S)

   ATLANTIC SOUTHERN PROPERTIES, INC. (f/k/a Atlantic Housing, Inc.)

    B.24.1 Certificate of Incorporation filed June 24, 1970 in the office of the New Jersey Secretary of State (filed with 1998 Form
                  U5S)

    B.24.2 Certificate of Amendment to Certificate of Incorporation of Atlantic Housing, Inc. changing the name to Atlantic Southern Properties, Inc. filed January 4, 1989 in the office of the New Jersey Secretary of State (filed with 1998 Form U5S)

    B.24.3*       Amended and Restated Bylaws as amended December 31,1999

   ATE INVESTMENT, INC.

    B.25.1 Certificate of Incorporation of ATE Investment, Inc. filed October 9, 1986 in the office of the New Jersey Secretary of State (filed with 1998 Form U5S)

    B.25.2*       Amended and Restated Bylaws as amended December 31, 1999

4
* Filed herewith

   KING STREET ASSURANCE, LTD.

    B.26.1* Certificate of Incorporation filed August 9, 1999 in the office of the Bermuda Registrar of Companies

    B.26.2*       Bye-Laws

   CONECTIV THERMAL SYSTEMS, INC. (f/k/a Atlantic Thermal Systems, Inc.)

    B.27.1        Certificate of Incorporation of Atlantic Thermal Systems, Inc.
                  filed May 5, 1994 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

    B.27.2 Certificate of Amendment of Certificate of Incorporation changing the name to Conectiv Thermal Systems, Inc. filed March 2, 1998 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

    B.27.3*       Amended and Restated Bylaws as amended December 31, 1999

   ATS OPERATING SERVICES, INC.

    B.28.1        Certificate of Incorporation of ATS Operating Services, Inc.
                  filed March 31, 1995 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

    B.28.2 Certificate for Renewal and Revival of Certificate of Incorporation filed December 10, 1998 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

    B.28.3*       Amended and Restated Bylaws as amended December 31, 1999

   ATLANTIC JERSEY THERMAL SYSTEMS, INC.

    B.29.1 Certificate of Incorporation of Atlantic Jersey Thermal Systems, Inc. filed May 20, 1994 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

    B.29.2*       Amended and Restated Bylaws as amended December 31, 1999

   ATLANTIC-PACIFIC GLENDALE, L.L.C.

    B.30.1 Certificate of Limited Liability Company filed August 22, 1997 with the office of the Delaware Secretary of State (filed with 1998 Form U5S)

    B.30.2 Operating Agreement (confidential treatment requested) (filed with 1998 Form U5S)

   ATLANTIC-PACIFIC LAS VEGAS, L.L.C.

    B.31.1 Certificate of Limited Liability Company filed October 29, 1997 with the office of the Delaware Secretary of State (filed with 1998 Form U5S)

    B.31.2 Certificate of Amendment filed November 5, 1997 with the office of the Delaware Secretary of State (filed with 1998 Form U5S)

    B.31.2 Operating Agreement (confidential treatment requested) (filed with 1998 Form U5S)


   ATLANTIC GENERATION, INC.

    B.32.1 Certificate of Incorporation Atlantic Generation, Inc. filed October 9, 1986 in the office of the New Jersey Secretary of State (filed with 1998 Form U5S)

    B.32.2*       Amended and Restated Bylaws as amended December 31, 1999

   BINGHAMTON GENERAL, INC.

    B.33.1 Certificate of Incorporation of Binghamton General, Inc. filed May 3, 1990 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

    B.33.2*       Amended and Restated Bylaws as amended December 31, 1999

   BINGHAMTON LIMITED, INC.

    B.34.1 Certificate of Incorporation of Binghamton Limited, Inc. filed May 2, 1990 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

    B.34.2*       Amended and Restated Bylaws as amended December 31, 1999

5
* Filed herewith

   VINELAND GENERAL, INC.

    B.35.1 Certificate of Incorporation of Vineland General, Inc. filed August 28, 1990 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

    B.35.2*       Amended and Restated Bylaws as amended December 31, 1999


   VINELAND LTD., INC.

    B.36.1 Certificate of Incorporation of Vineland Ltd., Inc. filed August 28, 1990 in the office of the Delaware Secretary of State (filed with 1998 Form U5S)

    B.36.2*       Amended and Restated Bylaws as amended December 31, 1999

   PEDRICK GEN., INC.

    B.37.1 Certificate of Incorporation of Pedrick Gen., Inc. filed July 28, 1989 in the office of the New Jersey Secretary of State (filed with 1998 Form U5S)

    B.37.2*       Amended and Restated Bylaws as amended December 31, 1999

6
* Filed herewith

EXHIBIT C


(a) * Reference is made to Delmarva Power & Light Company's 1999 Form 10-K, page IV-2 through IV-3, filed with the Commission on March 29, 2000 (File No. 1-1405) and to Atlantic City Electric Company's 1999 Form 10-K, pages IV-2 through IV-3, filed with the Commission on March 29, 2000; for the indentures and other fundamental documents defining the rights of security holders. * Reference is made to Exhibit 4(a) to Conectiv's Registration Statement on Form S-3 (File No. 333-72251) for the indenture defining the rights of security holders.

(b) Not applicable.

EXHIBIT D


         A copy of the current System Tax Allocation Agreement was filed as Exhibit D to the 1998 Form U-5S and is incorporated by reference herein.

EXHIBIT E


         Copies of other documents prescribed by rule or order.

         None.

EXHIBIT F


                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors
Conectiv
Wilmington, Delaware


In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, changes of common stockholders' equity, and of cash flows present fairly, in all material respects, the financial position of Conectiv and subsidiary companies as of December 31, 1999 and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States. Such consolidated financial statements are included in the consolidated financial statements listed in Item 10 of this Form U5S. These financial statements are the responsibility of the Conectiv's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The supplementary consolidating information and the financial statement exhibits of the individual companies listed in Item 10 of this Form U5S are presented for purposes of additional analysis rather than to present the financial position, results of operations, and cash flows of the individual companies, and are not a required part of the consolidated financial statements. The supplementary consolidating information and the financial statement exhibits have been subjected to the auditing procedures applied in the audit of the consolidated financial statements and, in our opinion, are fairly stated, in all material respects, in relation to the consolidated financial statements taken as a whole.




PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 7, 2000

                                                                    EXHIBIT G

     Financial Data Tables are filed herewith as Exhibit 27 for Conective, ACE, DPL, CRP and DCS. Confidential treatment is requested for the Financial Data Schedules for all other companies.

EXHIBIT H


         See Item 1 for an organizational chart showing the relationship of each EWG in which the system holds an interest to other system companies.

EXHIBIT I


         See Item 10 for the financial statements of Conectiv Energy, which is an EWG.